  As filed with the Securities and Exchange Commission on August 8, 2000
                                                     Registration No. 333-32796

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                             Evolve Software, Inc.
            (Exact name of Registrant as specified in its charter)

                                ---------------

             Delaware                            7372                          94-3219745
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)         Identification Number)

        1400 65th Street, Suite 100 Emeryville, CA 94608 (510) 428-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                                John Bantleman
                      President & Chief Executive Officer
                             Evolve Software, Inc.
        1400 65th Street, Suite 100 Emeryville, CA 94608 (510) 428-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:

             Barry E. Taylor, Esq.                            Marc M. Rossell, Esq.
               Ramsey Hanna, Esq.                              Shearman & Sterling
           Michael H. Domesick, Esq.                           599 Lexington Avenue
        Wilson Sonsini Goodrich & Rosati                        New York, NY 10022
            Professional Corporation                              (212) 848-4000
               650 Page Mill Road
              Palo Alto, CA 94304
                 (650) 493-9300

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

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

                             EVOLVE SOFTWARE, INC.

                             CROSS-REFERENCE SHEET

                 Showing Location in Prospectus of Information
                         Required by Items of Form S-1

     Form S-1 Registration
     Statement Heading                   Heading or Location in Prospectus
     ---------------------               ---------------------------------
  1. Forepart of the Registration
      Statement and Outside Front   Forepart of the Registration Statement;
      Cover Page of Prospectus...    Outside Front Cover Page of Prospectus

  2. Inside Front and Outside
      Back Cover Pages of           Inside Front Cover Page; Outside Back Cover
      Prospectus.................    Page

  3. Summary Information, Risk
      Factors and Ratio of
      Earnings to Fixed Charges..   Prospectus Summary; Risk Factors

  4. Use of Proceeds.............   Prospectus Summary; Use of Proceeds

  5. Determination of Offering
      Price......................   Underwriting

  6. Dilution....................   Dilution

  7. Selling Security Holders....   Not Applicable

  8. Plan of Distribution........   Underwriting

  9. Description of Securities to   Outside Front Cover Page; Prospectus
      be Registered..............    Summary; Capitalization; Description of
                                     Capital Stock

 10. Interests of Named Experts
      and Counsel................   Legal Matters

 11. Information with Respect to    Inside and Outside Cover Pages; Prospectus
      the Registrant.............    Summary; Risk Factors; Use of Proceeds;
                                     Dividend Policy; Capitalization; Dilution;
                                     Selected Financial Data; Management's
                                     Discussion and Analysis of Financial
                                     Condition and Results of Operations;
                                     Business; Management; Certain
                                     Transactions; Principal Stockholders;
                                     Description of Capital Stock; Shares
                                     Eligible for Future Sale; Consolidated
                                     Financial Statements

 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 2, 2000

                                5,000,000 Shares


                                 [EVOLVE LOGO]
                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $8.00 and $10.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "EVLV."

  The underwriters have an option to purchase a maximum of 750,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on Page 6.

                                                          Underwriting
                                              Price to    Discounts and  Proceeds to
                                               Public      Commissions     Evolve
                                            ------------- ------------- -------------
Per Share..................................      $             $             $
Total...................................... $             $             $

  Delivery of the shares of common stock will be made on or about       , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                             Deutsche Banc Alex. Brown

                                 Wit SoundView

                  The date of this prospectus is       , 2000.

[Description of inside front cover graphic]

The title "Connecting the Service Chain" spans both pages of the front gatefold cover. The top left corner of the left-hand page contains the Evolve logo in a black circle further enclosed within a light square. Underneath the logo is a sidebar containing the following text "Our solution combines the efficiency gains of automating business processes with the benefits of inter-company collaboration, creating an ePlatform for the professional services industry."
                           ---------

In the center of the page are a set of overlapping colored circular lines. The left-hand circle contains the words "ServiceSphere" and "Service Acquirer" at its center. The right-hand circle contains the words "ServiceSphere" and "Service Provider" at its center. The left-hand and right-hand circles incorporate three smaller circles labeled "O", "R" and "D" with additional overlapping colored circular lines connecting each one of the smaller circles. The right-hand and the left-hand circles each intersect and overlap with the center circle. Inside the intersection of the large circles is the word "sXML" enclosed in an oval.

On the top and the bottom perimeters of the center circle are the words "Collaborative Commerce".

Below this graphic is a legend entitled "ePlatform": The first legend item is a circle containing the letter "O" followed by the text "Opportunity Manager." The second legend item is a circle containing the letter "R" followed by the text "Resource Manager". The third legend item is a circle containing the letter "D" followed by the text "Delivery Manager".

Under all the graphics is a text box listing all customers of Evolve who have contracted to purchase products and services with a value in excess of $250,000 in alphabetical order. The box also contains the text "Over 40,000 Professionals Managed."

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

Risk Factors.............................................................   6

Special Note Regarding Forward- Looking Information......................  18

Use of Proceeds..........................................................  19

Dividend Policy..........................................................  19

Capitalization...........................................................  20

Dilution.................................................................  21

Selected Consolidated Financial Data.....................................  22

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23

Business.................................................................  34

                                                                            Page
                                                                            ----
Management.................................................................  48

Certain Relationships and Related Transactions.............................  60

Principal Stockholders.....................................................  64

Description of Capital Stock...............................................  66

Shares Eligible for Future Sale............................................  69

Underwriting...............................................................  71

Notice to Canadian Residents...............................................  74

Legal Matters..............................................................  75

Experts....................................................................  75

Where You Can Find More Information........................................  75

Index to Consolidated Financial Statements................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.



                     Dealer Prospectus Delivery Obligation

   Until       , 2000 (25 days after commencement of this offering), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying shares in this offering. You should carefully read the entire prospectus and the risk factors beginning on page 6 before evaluating an investment in our stock.

                             Evolve Software, Inc.

   We are a leading provider of Internet-based end-to-end solutions for automating professional services organizations. Our ServiceSphere software suite integrates and streamlines the core processes that are critical to professional services organizations: managing project opportunities, professional resources and service delivery. Our Services.com online applications portal enables smaller professional services providers to rapidly and cost-effectively access the benefits of our ServiceSphere technology to manage their businesses. Our solution combines the efficiency gains of automating business processes with the benefits of online inter-company collaboration, creating an ePlatform for the professional services industry. As of June 30, 2000, 44 of our customers had contracted to purchase more than $250,000 in products and services from us, and have collectively licensed our solution to manage over 40,000 services professionals. Our customers include Cambridge Technology Partners, marchFIRST (formerly Whittman-Hart), Novell, Xpedior and Zefer, who accounted for 9%, 19%, 13%, 5% and 4% of our revenues for the year ended June 30, 2000. During the fiscal years ended June 30, 1999 and 2000 we had revenues of $517,000 and $10.5 million, and we had net losses of $11.5 million and $69.4 million.

   The U.S. professional services market generated $1.5 trillion in revenues in 1997, according to the U.S. Census Bureau. This market includes the information technology, management consulting, advertising, media, public relations, architecture, construction, engineering, financial services, law, education, tax, audit, and health care sectors. We believe that the unique nature of the professional services industry has created an opportunity for an ePlatform to operate and integrate the businesses of both providers and acquirers of professional services. Unlike product-based businesses, professional services organizations are inherently virtual, collaborative and people-centric. This creates complex operational and management challenges for services organizations both within their enterprise and in dealing with outside providers and customers, which traditional enterprise software applications have not addressed.

   Our ePlatform solution consists of three business process components or "modules" that integrate and automate the core processes that are critical to the operational effectiveness of services organizations. Our Opportunity Manager module assists in identifying, managing, and prioritizing project opportunities across the entire services organization. Our Resource Manager module allows businesses to more effectively match and allocate resources to improve productivity and enhance employee retention. Our Delivery Manager module provides flexible and integrated time and expense tracking, billing and analysis to improve profitability and customer satisfaction. We are extending the capabilities of these modules beyond the internal processes of service organizations to enable automated workflow and collaborative commerce with their customers and service partners.

   Our objective is to become the leading ePlatform provider for the professional services industry. The key elements of our strategy include:

  . focusing on extending our market position among information technology services organizations and into other markets;

  . enhancing our technology leadership;

  . capitalizing on network effects which are generated by our growing customer base;

  . expanding the licensing, deployment, and pricing options we offer to customers;

  . increasing the deployment of our solution throughout our customers' organizations; and

  . expanding into new geographic markets.

   We face a number of risks and uncertainties in executing our strategy. These risks include the challenges inherent to acquiring and retaining new customers and expanding into new market sectors and geographic markets, uncertainty about the future growth of the market for business process automation solutions, uncertain customer acceptance of any new products and services we may introduce, and competition from other enterprise software providers. For a more thorough discussion of the risks we face, please refer to "Risk Factors" beginning on page 6.

   We were incorporated in Delaware in February 1995. Our principal executive offices are located at 1400 65th Street, Suite 100, Emeryville, CA 94608, and our telephone number is (510) 428-6000.

   Evolve, "Evolve. Connect. Thrive.", ServiceSphere, Services.com, "Connecting the Service Chain", sXML and the Evolve Logo are our trademarks. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that own them.

                                  The Offering

 Common stock offered in this offering......  5,000,000 shares

 Common stock outstanding after this          36,555,039 shares (excludes
  offering..................................  2,491,536 shares issuable upon exercise of outstanding options
                                              and warrants)

 Use of proceeds from this offering.........  For general corporate purposes, including working capital, for
                                              repayment of indebtedness and for
                                              potential acquisitions. See "Use
                                              of Proceeds."

 Nasdaq National Market symbol..............  EVLV

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

   The following tables summarize our consolidated financial data. You should read the summary consolidated financial data below in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," beginning on page 23. The pro forma balance sheet data reflect the sale of approximately 2,000,000 shares of our preferred stock in July 2000 and the conversion of our preferred stock to common stock. The pro forma as adjusted balance sheet data also reflect our sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts, commissions and offering expenses.

                                                    Year Ended June 30,
                                                 ----------------------------
                                                   1998      1999      2000
                                                 --------  --------  --------
Consolidated Statement of Operations Data:
Revenues........................................ $    --   $    517  $ 10,543
Gross margin (loss).............................      --       (118)    4,755
Operating expenses..............................    9,225    11,008    65,818
Loss from operations............................   (9,225)  (11,126)  (61,063)
Net loss attributable to common stockholders....  (10,582)  (11,471)  (69,374)
Net loss per common share--basic and diluted.... $  (9.27) $  (7.21) $ (22.83)
Shares used in net loss per common share
 calculation--basic and diluted ................    1,141     1,591     3,039
Pro forma net loss per share--basic and diluted
 ...............................................                     $  (4.06)
Shares used in pro forma net loss per share
 calculation--basic and diluted.................                       17,082

--------
   See Note 2 of Notes to Consolidated Financial Statements for explanation of determination of number of shares used in computing per share data.

                                                        June 30, 2000
                                               --------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma  As Adjusted
                                               --------  --------- ------------
                                                              (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents....................  $ 18,660   $30,613    $ 66,905
Working capital..............................     4,598    16,551      52,843
Restricted cash..............................     2,000     2,000       2,000
Total assets.................................    63,979    75,932     112,224
Long-term debt and capital lease obligations,
 net of current portion......................     4,810     4,810         852
Redeemable convertible preferred stock.......    79,514       --          --
Total stockholders' equity (deficit).........  $(40,632)  $50,835    $ 91,085

                                  RISK FACTORS

   Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before purchasing our common stock. Any of the following risks could materially harm our business, financial condition or operating results, and cause the trading price of our common stock to decline. As a result, you could lose all or part of your investment.

Risks Related to Our Business

Our business is difficult to evaluate because our operating history is limited.

   It is difficult to evaluate our business and our prospects because our revenue and income potential are unproven. We did not begin selling our first products until the fourth quarter of 1998 and commenced recognizing sales revenues in the first quarter of 1999. Because of our limited operating history, there may not be an adequate basis for forecasts of future operating results, and we have only limited insight into the trends that may emerge in our business and affect our financial performance.

We have incurred losses since inception, and we may not be able to achieve profitability.

   We have incurred net losses and losses from operations since our inception in 1995, and we may not be able to achieve profitability in the future. As of June 30, 2000, we had an accumulated deficit of approximately $104.4 million. Since inception, we have funded our business primarily from the sale of our stock and by borrowing funds, not from cash generated by our business. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we expect to experience continued losses and negative cash flows from operations. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

Our future operating results may not follow past trends due to many factors, and any of these could cause our stock price to fall.

   We believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. Although our operating results have generally improved from quarter to quarter in the recent past, our future operating results may not follow past trends. It is likely that in some future quarters our operating results may be below the expectations of public market analysts and investors due to factors beyond our control, and as a result, the price of our common stock may fall.

   Factors that may cause our future operating results to be below expectations and cause our stock price to fall include:

  . the lack of demand for and acceptance of our products, product enhancements and services; for instance, as we expand our target customer focus beyond the information technology sector and into overseas markets, we may encounter increased resistance to adoption of our business process automation solutions;

  . unexpected changes in the development, introduction, timing and competitive pricing of our products and services or those of our competitors; for instance, we anticipate the introduction of a number of online applications portals in the future, some of which may compete with our Services.com offering;

  . any inability to expand our direct sales force and indirect marketing channels both domestically and internationally;

  . difficulties in recruiting and retaining key personnel in a highly competitive recruiting environment;

  . unforeseen reductions or reallocations of our customers' information technology infrastructure budgets;

  . our compensation policies that tend to compensate sales personnel for exceeding annual quotas, typically in the latter half of the fiscal year, which may result in higher costs associated with sales commissions; and

  . any delays or unforseen costs incurred in integrating technologies and businesses we may acquire, including our recent acquisition of InfoWide, Inc.

   We plan to significantly increase our operating expenses to expand our administration, information technology infrastructure, consulting and training, maintenance and technical support, research and development and sales and marketing groups. Our operating expenses are based on our expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations in any quarter and we are not able to quickly reduce our spending in response, our operating results for that quarter would be lower than expected and our stock price may fall.

We may lose existing customers or be unable to attract new customers if we do not develop new products or enhance our existing products.

   If we are not able to maintain and improve our product line and develop new products, we may lose existing customers or be unable to attract new customers. We may not be successful in developing and marketing product enhancements or new products on a timely or cost-effective basis. These products, if developed, may not achieve market acceptance. As an example, we are currently adding service delivery management functions to our ServiceSphere suite and we are building enhanced delivery management functionality in part through integration of the technology of InfoWide, Inc. However, this effort is still in its early stages, and we cannot be certain that any of these enhancements that we achieve will meet the needs or expectations of our customers.

   We have commitments to some of our customers to develop product enhancements that address their specific needs. For instance, we have made commitments to customers to deliver enhanced time and expense management functions in future releases of our software. If we fail to deliver these enhancements on a timely basis, we risk damaging our relationship with these customers. We have experienced delays in the past in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products or to purchase those of our competitors.

If the market for process automation solutions for professional services organizations does not continue to grow, the growth of our business will not be sustainable.

   The future growth and success of our business is contingent on growing acceptance of, and demand for, business process automation solutions for professional services organizations. All of our historical revenues have been attributable to the sale of automation solutions for professional services organizations. This is a relatively new enterprise application solution category, and it is uncertain whether major services organizations will choose to adopt process automation systems. While we have devoted significant resources to promoting market awareness of our products and the problems our products address, we do not know whether these efforts will be sufficient to support significant growth in the market for process automation products. Accordingly, the market for our products may not continue to grow or, even if the market does grow in the immediate term, that growth may not be sustainable.

There are no binding customer commitments to use Services.com, and the online applications portal business model is unproven and may not achieve customer acceptance.

   Our Services.com online applications portal was launched in March 2000 and is not yet fully operational. Market acceptance of Services.com will be a key factor in our ability to extend our potential market to smaller professional service providers. There are no binding customer commitments to use Services.com, and we cannot be certain that any of our current or future customers will choose to use Services.com, or that Services.com will contribute to an expansion of our customer base. Moreover, we cannot predict whether customers will support our economic model for Services.com. We currently anticipate earning recurring monthly subscription fees for use of applications offered on Services.com. In addition, without prior operating history, we cannot be sure that our Services.com website infrastructure will be able to adequately support large numbers of simultaneous users.

If we fail to expand our relationships with third party resellers and integrators, our ability to grow revenues could be harmed.

   In order to grow our business, we must establish, maintain and strengthen relationships with third parties, such as information technology (IT) consultants and systems integrators as implementation partners and hardware and software vendors as marketing partners. If these parties do not provide sufficient, high-quality service or integrate and support our software correctly, our revenues may be harmed. In addition, these parties may offer products of other companies, including products that compete with our products. Our contracts with third parties may not require these parties to devote resources to promoting, selling and supporting our solutions. Therefore we may have little control over these third parties. We cannot assure you that we can generate and maintain relationships that offset the significant time and effort that are necessary to develop these relationships, or that, even if we are able to develop such relationships, these parties will perform adequately.

Our services revenues have a substantially lower margin than our software license revenues, and an increase in services revenues relative to license revenues could harm our gross margins.

   A significant shift in our revenue mix away from license revenues to service revenues would adversely affect our gross margins. Revenues derived from services we provide have substantially lower gross margins than revenues we derive from licensing our software. The relative contribution of services we provide to our overall revenues is subject to significant variation based on the structure and pricing of arrangements we enter into with customers in the future, and the extent to which our partners provide implementation, integration, training and maintenance services required by our customers. An increase in the percentage of total revenues generated by the services we provide could adversely affect our overall gross margins.

Difficulties with third-party services and technologies could disrupt our business, and many of our communication systems do not have backup systems.

   Many of our communications and hosting systems do not have backup systems capable of mitigating the effect of service disruptions. Our success in attracting and retaining customers for our Services.com and ServiceSphere application service provider (ASP) offerings and convincing them to increase their reliance on these solutions depends on our ability to offer customers reliable, secure and continuous service. This requires that we provide continuous and error-free access to our systems and network infrastructure. We rely on third parties to provide key components of our networks and systems. For instance, we rely on third-party Internet service providers to host applications for customers who purchase our solutions on a subscription basis. We also rely on third-party communications services providers for the high-speed connections that link our Web servers and office systems to the Internet. Any Internet or communications systems failure or interruption could result in disruption of our service or loss or compromise of customer orders and data. These failures, especially if they are prolonged or repeated, would make our services less attractive to customers and tarnish our reputation.

Our markets are highly competitive and competition could harm our ability to sell products and services and reduce our market share.

   Competition could seriously harm our ability to sell additional software solutions and subscriptions on prices and terms favorable to us. The markets for our products are intensely competitive and subject to rapidly changing technology. We currently compete against providers of automation solutions for professional services organizations, such as Changepoint and Niku. In addition, we may in the future face competition from providers of enterprise application software or electronic marketplaces. Companies in each of these areas may expand their technologies or acquire companies to support greater professional services automation functionality and capabilities. In addition, "in-house" information technology departments of potential customers have developed or may develop systems that substitute for some of the functionality of our ePlatform.

   Some of our competitors' products may be more effective than our products at performing particular functions or be more customized for particular customer needs. Even if these functions are more limited than those provided by our products, our competitors' software products could discourage potential customers from purchasing our products. A software product that provides some of the functions of our software solutions, but also performs other tasks may be appealing to these vendors' customers because it would reduce the number of different types of software necessary to effectively run their business. Further, many of our competitors may be able to respond more quickly than we can to changes in customer requirements.

   Some of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors have made and may also continue to make strategic acquisitions or establish cooperative relationships among themselves or with other software vendors. They may also establish or strengthen cooperative relationships with our current or future partners, limiting our ability to promote our products through these partners and limiting the number of consultants available to implement our software.

Our lengthy and unpredictable sales cycles for our products and resistance to adoption of our software could cause our operating results to fall below expectations.

   Our operating results for future periods could be adversely affected because of unpredictable increases in our sales cycles. Our products and services have lengthy and unpredictable sales cycles varying from as little as three months to as much as nine months, which could cause our operating results to be below the expectations of analysts and investors. Since we are unable to control many of the factors that will influence our customers' buying decisions, it is difficult for us to forecast the timing and recognition of revenues from sales of our solutions.

   Customers in our target market often take an extended time evaluating our products before purchasing them. Our products may have an even longer sales cycle in international markets. During the evaluation period, a variety of factors, including the introduction of new products or aggressive discounting by competitors and changes in our customers' budgets and purchasing priorities, may lead customers to not purchase or scale down orders for our products.

   As we target industry sectors and types of organizations beyond our core market of information technology (IT) services organizations, we may encounter increased resistance to use of business process automation solutions, which may further increase the length of our sales cycles, increase our marketing costs and reduce our revenues. Because we are pioneering a new solution category, we often must educate our prospective customers on the use and benefit of our solutions, which may cause additional delays during the evaluation and acceptance process. These companies may be reluctant to abandon investments they have made in other systems in favor of our solution. In addition, IT departments of potential customers may resist purchasing our solutions for a variety of other reasons, particularly the potential displacement of their historical role in creating and running software and concerns that packaged software products are not sufficiently customizable for their enterprises.

Our revenues depend on orders from our top customers, and if we fail to complete one or more orders, our revenues will be reduced.

   To date, we have received a significant portion of our revenues from a small number of large orders from our top customers. For the year ended June 30, 1999, our initial customers, Whittman-Hart (now marchFIRST), Netscape (now iPlanet) and Becton Dickinson accounted for 58%, 32% and 10% of our total revenues. For the year ended June 30, 2000, marchFIRST (formerly Whittman-Hart) and Novell accounted for 19% and 13% of our total revenues. Our operating results may be harmed if we are not able to complete one or more substantial product sales in any future period or attract new customers.

We depend on the continued services of our executive officers, and the loss of key personnel or any inability to attract and retain additional personnel could affect our ability to successfully grow our business.

   If we are unable to hire and retain a sufficient number of qualified personnel, particularly in sales, marketing, research and development, service and support, our ability to grow our business could be affected. Competition for qualified personnel in high technology is intense, particularly in the San Francisco Bay Area where our principal offices are located. The loss of the services of our key engineering, sales, service or marketing personnel would harm our operations. For instance, loss of sales and customer service representatives could harm our relationship with the customers they serve, loss of engineers and development personnel could impede the development of product releases and enhancements and decrease our competitiveness, and departure of senior management personnel could result in a loss of confidence in our company by customers, suppliers and partners. None of our key personnel is bound by an employment agreement, and we do not maintain key person insurance on any of our employees. Because we, like many other technology companies, rely on stock options as a component of our employee compensation, if the market price of our common stock increases or decreases substantially, some current or potential employees may perceive our equity incentives as less attractive. In that case, our ability to attract and retain employees may be adversely affected.

   Our future success depends upon the continued service of our executive officers, who are listed in the section entitled "Management," particularly John Bantleman, our President and Chief Executive Officer, who is critical to determining our broad business strategy. None of our executive officers is bound by an employment agreement for any specific term. Our business could be harmed if we lost the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us.

Our executive management team has limited experience working together, which may make it difficult to conduct and grow our business.

   Because many key members have been with us for only a short period of time, there has been little or no opportunity to evaluate the effectiveness of our executive management team as a combined unit. Recent additions to our management team include:

  . our Chief Operating Officer, our Vice President of Marketing and Business
    Development and our Vice President, Marketplace Services, each of whom have been employed with us since November 1999;

  . our Vice President, Worldwide Customer Service, who has been with us since December 1999;

  . our Vice President, Strategy, and Vice President, North American Sales, who have been employed with us since March 2000; and

  . our Chief Financial Officer, who joined us in April 2000.

The failure of executive management to function effectively as a team may have an adverse effect on our ability to develop and market our products, maintain customer relationships, present a cohesive culture and compete effectively.

Our acquisitions could be difficult to integrate, disrupt our business and dilute stockholder value.

   We intend to make investments in or acquire complementary companies, products and technologies. For example, in March 2000, we completed our acquisition of InfoWide, Inc. Our acquisition of InfoWide was our first acquisition of a business. Accordingly, we have limited organizational experience in acquiring and integrating businesses and will need to develop the relevant skills if we are to be successful in realizing the benefits of the InfoWide acquisition and future transactions. We could have difficulty in assimilating the operations of InfoWide or any other company we may buy. In addition, we may be unsuccessful in retaining the key personnel of any acquired company. In particular, because all employees of InfoWide will continue to work in a separate office location, assimilating them into our corporate culture and coordinating development operations across our geographically dispersed offices could prove to be difficult and time consuming. Moreover, we currently do not know and cannot predict the accounting treatment of any future acquisition, in part because we cannot be certain what accounting regulations, conventions or interpretations may prevail in the future. If we acquire complementary technologies or products, we could experience difficulties assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders.

If our products do not stay compatible with widely used software programs, our revenues may be adversely affected.

   Our ePlatform must work with widely used software programs. If these software programs and operating environments do not remain widely used, or we do not update our software to be compatible with newer versions of these programs and systems, we may lose customers.

   In order to operate our software, it must be installed on both a computer server running the Microsoft Windows NT operating system and a computer server running database software from Microsoft or Oracle. In order to increase the flexibility of our solution and expand our client base, we must be able to successfully adapt it to work with other applications and operating systems. In particular, we are in the process of adapting our software to run on the Sun Solaris operating system. Because this development effort is in its early stages, we cannot be certain that we will avoid significant technical difficulties which could delay or prevent completion of the development effort.

   Our software connects to and uses data from a variety of our customers' existing software systems, including systems from Oracle and SAP. If we fail to enhance our software to connect to and use data from new systems of these products, we may lose potential customers.

The cost and difficulties of implementing our products could significantly harm our reputation with customers and harm our future sales.

   If our customers encounter unforeseen difficulties or delays in deploying our products and integrating them with their other systems, they may reverse their decision to use our solutions, which would reduce our future revenues and potentially damage our reputation. Factors which could delay or complicate the process of deploying our solutions include:

  . customers may need to modify significant elements of their existing IT systems in order to effectively integrate them with our solutions;

  . customers may need to purchase and deploy significant additional hardware and software resources and may need to make significant investments in consulting and training services; and

  . customers may rely on third-party systems integrators to perform all or a portion of the deployment and integration work, which reduces the control we have over the implementation process and the quality of customer service provided to the customer.

Our sales are concentrated in the IT services industry, and if our customers in this industry decrease their infrastructure spending, or we fail to penetrate other industries, our revenues may decline.

   We expect to continue to direct our sales and marketing efforts primarily toward companies in the IT services industry. Sales to customers in the IT services industry accounted for substantially all of our revenues in fiscal 1999 and 2000. Given the high degree of competition and the rapidly changing environment in this industry, there is no assurance that we will be able to continue sales in this industry at current levels. Declines in the stock prices of potential customers in the IT services sector may also limit the ability of IT service providers to invest in their infrastructure. In addition, we intend to market our products to professional services organizations in other industries. Customers in these new industries are likely to have different requirements and may require us to change our product design or features, sales methods, support capabilities or pricing policies. If we fail to successfully address the needs of these customers, we may experience decreased sales in future periods.

If we lose key licenses, we may be required to develop or license alternatives which may cause delays or reductions in sales or shipments.

   We rely on software that we have licensed from third parties, including Paradigm Software Technologies, Poet Software and Inprise/Borland, to perform key functions of our ServiceSphere ePlatform, and we rely on these and other third parties to support their products for our development and customer support efforts. These companies could terminate our licenses if we breach our agreements with them, or they could discontinue support of the products we license from them. This could result in delays or reductions of sales or shipments of our ePlatform until alternative software can be developed or licensed.

If our products contain significant defects or our services are not perceived as high quality, we could lose potential customers or be subject to damages.

   Our products are complex and may contain currently unknown errors, defects or failures, particularly since new versions are frequently released. In the past we have discovered software errors in some of our products after introduction. We may not be able to detect and correct errors before releasing our products commercially. If our commercial products contain errors, we may:

  . need to expend significant resources to locate and correct the errors;

  . be required to delay introduction of new products or commercial shipment of products; or

  . experience reduced sales and harm to our reputation from dissatisfied customers.

   Our customers also may encounter system configuration problems that require us to spend additional consulting or support resources to resolve these problems.

   Because our software products are used for critical operational and decision-making processes by our customers, product defects may also give rise to product liability claims. Although our license agreements with customers typically contain provisions designed to limit our exposure, some courts may not enforce all or part of these limitations. Although we have not experienced any product liability claims to date, we may encounter these claims in the future. Product liability claims, whether or not they have merit, could:

  . divert the attention of our management and key personnel from our business;

  . be expensive to defend; and

  . result in large damage awards.

   We do not have product liability insurance, and even if we obtain product liability insurance, it may not be adequate to cover all of the expenses resulting from such a claim. In addition, if our customers do not find our services to be of high quality, they may elect to use other training, consulting and product integration firms rather than contract for our services. If customers are dissatisfied with our services, we may lose revenues.

Our business may suffer if we are not able to protect our intellectual property.

   Our success is dependent on our ability to develop and protect our proprietary technology and intellectual property rights. We seek to protect our software, documentation and other written materials primarily through a combination of patent, trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours.

   We have two patent applications pending in the United States with respect to the "team builder" functionality in our Resource Manager module, and the enablement of dynamically configurable software systems by our ServiceSphere ePlatform server. None of these patents has been issued, and there can be no assurance that any patents will be issued pursuant to these applications or that, if granted, a patent would survive a legal challenge to their validity or provide significant protection to us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. We can offer no assurance that our means of protecting its proprietary rights will be adequate or that our competitors will not reverse engineer or independently develop similar technology.

If others claim that we are infringing their intellectual property, we could incur significant expenses or be prevented from selling our products.

   We cannot provide assurance that others will not claim that we are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We have not conducted a search for existing intellectual property registrations, and we may be unaware of intellectual property rights of others that may cover some of our technology.

   Any litigation regarding intellectual property rights could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements.

   We may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or an injunction against use of our products. A successful claim of patent or other intellectual property infringement against us would have an immediate material adverse effect on our business and financial condition.

We have grown very quickly, and if we fail to manage our growth, our ability to generate new revenues and achieve profitability would be harmed.

   We have grown significantly since our inception and will need to grow quickly in the future. Any failure to manage this growth could impede our ability to increase revenues and achieve profitability. Evolve has increased its number of employees from 58 at December 31, 1998 to 326 employees as of June 30, 2000. In order to manage growth effectively, we must:

  . hire, train and integrate new personnel;

  . continue to augment our management information systems;

  . manage our sales and services operations, which are in several locations;
    and

  . expand and improve our systems and facilities.

We intend to expand operations internationally, but we may encounter a number of problems in doing so which could limit our future growth.

   We may not be able to successfully market, sell, deliver and support our products and services internationally. Any failure to build and manage effective international operations could limit the future growth of our business. Entry into international markets will require significant management attention and financial resources to open international offices and hire international sales and support personnel. Localizing our products is difficult and may take longer than we anticipate due to difficulties in translation and delays we may experience in recruiting and training international staff. We currently have no experience in developing local versions of our products, or marketing, selling and supporting our products and services overseas. Doing business internationally involves greater expense and many additional risks, particularly:

  . unexpected changes in regulatory requirements, taxes, trade laws, tariffs, intellectual property rights and labor regulations;

  . changes in a specific country's or region's political or economic conditions;

  . greater difficulty in establishing, staffing and managing foreign operations; and

  . fluctuating exchange rates.

Security concerns, particularly related to the use of our software on the Internet, may limit the effectiveness of and reduce the demand for our products.

   Despite our efforts to protect confidential and proprietary information of our customers stored on Services.com or our ServiceSphere application service provider (ASP) offering via virtual private networks and other security devices, there is a risk that this information will be disclosed to unintended third party recipients. To the extent our ability to implement secure private networks on our Services.com site or for our ServiceSphere ASP service is impaired by technical problems, or by improper or incomplete procedural diligence by either ourselves or our customers, sensitive information could be exposed to inappropriate third parties such as competitors of our customers, which may in turn expose us to liability and detrimentally impact our customers' confidence in Services.com or our ASP service.

Resistance to online use of personal information regarding employees and consultants may hinder the effectiveness of and reduce demand for our products and services.

   Companies store information on the Services.com site, our application services provider (ASP) offering and on online networks created by our customers, which may include personal information of their employees, including employee backgrounds, skills, and other details. These employees may object to online compilation, transmission and storage of such information, or, despite our efforts to keep such personal information secure, this information may be delivered unintentionally to inappropriate third parties such as recruiters. Enterprise applications like ServiceSphere have always run on secure company intranets. The information contained in ServiceSphere databases will be exposed to the unpredictable security of the Internet, which may create unforeseen liabilities for us. Services.com and ServiceSphere are currently targeted to the North American market, but to the extent that European companies and customers will have access to it (given the global nature of the Internet), and to the extent that our services are utilized by Europeans, legal action grounded in European privacy laws could prevent Services.com and our ASP service from succeeding in the European market.

Potential imposition of governmental regulation or taxation on electronic commerce could limit our growth.

   The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our solutions, increase our cost of doing business or otherwise have a material adverse impact on our business. Few laws or regulations currently directly apply to access to commerce on the Internet. Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals relating to Internet commerce. As a result, a number of laws or regulations may be adopted regarding Internet user privacy, taxation, pricing, quality of products and services, and intellectual property ownership. How existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret and defamation is uncertain. The recent growth of Internet commerce has been attributed by some to the lack of sales and value-added taxes on interstate sales of goods and services over the Internet. Numerous state and local authorities have expressed a desire to impose such taxes on sales to businesses in their jurisdictions. The Internet Tax Freedom Act of 1998 prevents imposition of such taxes through October 2001. If the federal moratorium on state and local taxes on Internet sales is not renewed, or if it is terminated before its expiration, sales of goods and services over the Internet could be subject to multiple overlapping tax schemes, which could substantially hinder the growth of Internet-based commerce, including use of our Services.com offering.

If we need additional financing to maintain and expand our business, financing may not be available on favorable terms, if at all.

   We expect to incur net losses before amortization charges for the foreseeable future. We may need additional funds to expand or meet all of our operating needs. If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all. Further, if we issue additional shares of our capital stock, stockholders will experience additional dilution, which may be substantial. If we need funds and cannot raise them on acceptable terms, we may not be able to continue our operations at the current level or at all.

Risks Associated with this Offering

Our securities have no prior market, and we cannot assure you that our stock price will not decline after the offering.

   Our common stock has never been sold in a public market. The initial public offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of the common stock could fall below the initial public offering price. The initial public offering price will be determined through negotiations between representatives of the underwriters and us and may not be representative of the price of our common stock that will prevail after this offering. In addition, we cannot assure that an active trading market for our common stock will develop or be sustained following completion of the offering. If trading volumes for our common stock are low, it may be difficult for investors holding large positions to sell their securities, and the price of our common stock may experience a high degree of volatility. Additional factors which could cause our common stock to fluctuate significantly after this offering include the following:

  . changes in financial estimates or investment recommendations by securities analysts following our business;

  . quarterly variations in our operating results falling below analysts' or investors' expectations in any given period;

  . general economic and information technology services market conditions;

  . changes in economic and capital market conditions for Internet and other information technology services companies;

  . changes in market valuations of, or earnings and other announcements by, providers of Internet and other information technology services;

  . announcements by us or our competitors of new solutions, service offerings, acquisitions or strategic relationships;

  . changes in business or regulatory conditions; and

  . trading volume of our common stock.

   Our stock price may be adversely affected by developments in the Internet sector or the securities markets over which we have no control.

   Many companies' equity securities, including equity securities of Internet and other technology companies, have experienced extreme price and volume fluctuations in recent years. Often, these fluctuations are unrelated to the companies' operating performance. Elevated levels in market prices for securities, often reached following these companies' initial public offerings, may not be sustainable and many not bear any relationship to operating performance. Our common stock may not trade at the same levels as other Internet stocks, and Internet stocks in general may not sustain their current market prices. In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business.

We have broad discretion to use the offering proceeds and how we invest these proceeds may not yield a favorable return.

   We intend to use the proceeds from the offering for general corporate purposes, including working capital and capital expenditures and may use a portion of the proceeds to acquire other businesses, products or technologies. Our management may spend the proceeds from the offering in ways with which the stockholders may not agree. Pending any such uses, we plan to invest the net proceeds of the offering in investment-grade, interest-bearing securities. We cannot predict that such investments will yield a favorable return.

Shares eligible for future sale after the offering could cause our stock price to fall.

   If our stockholders sell substantial amounts of our common stock in the public market following the offering, the market price of our common stock could fall. Such sales also might make it more difficult for Evolve to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

   Based upon the number of our shares outstanding as of June 30, 2000, and after giving effect to the private placement of our preferred stock in July 2000, upon completion of the offering we will have outstanding 36,555,039 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after June 30, 2000. Of these shares, the 5,000,000 shares sold in the offering will be freely tradable. Approximately 25 million shares of common stock will be available for sale in the public 180 days after the date of this prospectus or afterwards.

   After the offering, the holders of 21,249,160 shares of common stock and warrants to purchase common stock, which represent 58.1% of our outstanding stock after completion of the offering, will be entitled to have the resale of their shares registered under the Securities Act of 1933. If these holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could materially and adversely affect the market price for our common stock. In addition, if we were to include in a registration statement shares held by these holders pursuant to the exercise of their registration rights, such sales may impede our ability to raise needed capital.

Our officers, directors and affiliated entities will have significant control over us and may approve or reject matters contrary to your vote.

   Our executive officers and directors, together with their affiliates, will beneficially own an aggregate of approximately 35.5% of our outstanding common stock following the completion of the offering. These stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions even if other stockholders disagree.

We have implemented anti-takeover provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

   Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  . establishment of a classified board of directors requiring that not all members of the board may be elected at one time;

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . prohibiting cumulative voting in the election of directors, that would otherwise allow less than a majority of stockholders to elect director candidates;

  . limitation on the ability of stockholders to call special meetings of stockholders;

  . prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, Section 203 of the Delaware General Corporations Law and the terms of our stock option plans may discourage, delay or prevent a change in control of our company.

The posting on our Web site of a press release announcing our filing of a registration statement in connection with this offering may give rise to claims of a possible violation of Section 5 of the Securities Act, because the posting included excess information about us and was accompanied by hyperlinks to other documents on our Web site.

   We issued a press release on March 20, 2000 announcing the filing of the registration statement which includes this prospectus with the Securities and Exchange Commission. Shortly thereafter, a copy of the press release was posted on our Web site. The page on our Web site on which the press release was posted included additional information about our company and hyperlinks to our other documents on our Web site. The press release was removed from our Web site on June 22, 2000. Because of the excess information and the hyperlinks, an investor could claim that the Web page containing our press release constituted a prospectus that did not meet the requirements of Section 5 of the Securities Act. We did not intend the posting of the press release on our Web site to constitute a prospectus or an offer to sell any securities, and we urge you to read and base your investment decision only on this preliminary prospectus dated July 14, 2000 and the final prospectus. Nevertheless, purchasers in this offering that accessed the page on our Web site containing the press release, and relied on the excess information not included in this prospectus, may claim they have the right to bring an action for rescission or for damages resulting from their purchase of our common stock. We also cannot assure you that other purchasers may not make such a claim. We do not believe that the inclusion of this excess information or the hyperlinks caused a violation of Section 5, and if any such claim were asserted, we would contest the matter vigorously. Accordingly, we do not believe that our exposure, if any, resulting from the posting of the press release on our Web site would be material to our results of operations or financial condition.

New investors in our common stock will experience immediate and substantial dilution.

   If you purchase shares of our common stock, you will incur immediate and substantial dilution in pro forma net tangible book value. You will pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities. You will contribute 36.4% of the total amount paid to fund us but will own only 13.7% of our outstanding shares. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

   This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" beginning on page 6, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. Except as may be required by law, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual future results.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $9.00 per share will be approximately $40.2 million, after deducting estimated underwriting discounts, commissions and offering expenses. If the underwriters exercise in full their option to purchase an additional 750,000 shares of common stock, we estimate that such net proceeds will be approximately $46.5 million.

   The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, to enhance our ability to acquire other businesses, products or technologies and to facilitate future access to public equity markets.

   We intend to use the net proceeds of this offering, together with our cash on hand and the $30 million from our private placement of preferred stock in June and July 2000 as follows:

  . $4.0 million for repayment of outstanding indebtedness;

  . $16.0 million for sales and marketing, primarily to support increased personnel and promotional activities;

  . $15.0 million for customer services, primarily to support increased personnel;

  . $10.0 million for research and development activities, primarily to support increased personnel for the enhancement of our core technologies; and

  . $4.4 million for general and administrative expenses, primarily to support increased personnel and expansion of our business infrastructure.

   We expect to use the remainder of the net proceeds for working capital purposes, including capital expenditures. The amounts actually expended for such purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, should we determine to employ cash resources for the acquisition of complementary businesses, products or technologies, the amounts available for the purposes cited above may be significantly reduced. Although we regularly evaluate potential acquisitions in the ordinary course of business, we have no specific understandings, commitments or agreements with respect to any acquisition or investment at this time. Pending the uses outlined above, we will invest the net proceeds of this offering in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never paid any cash dividends on our capital stock. We currently intend to retain all of our earnings to finance our operations and do not anticipate paying cash dividends on our capital stock in the foreseeable future. We may incur indebtedness in the future that may prohibit or restrict the payment of dividends.

                                 CAPITALIZATION

   The table below sets forth the following information:

  . our actual capitalization as of June 30, 2000;

  . our pro forma capitalization after giving effect to (1) amendments to our charter to increase the authorized number of shares of common stock; (2) the conversion of all outstanding shares of our preferred stock into shares of common stock; and (3) the sale of 1,992,225 shares of our preferred stock in a private placement in July 2000; and

  . our pro forma as adjusted capitalization after giving effect to the sale by us of 5,000,000 shares of common stock being offered at an estimated initial public offering price of $9.00 per share, less the estimated underwriting discounts and commissions and estimated offering expenses and the use of $4.0 million of these proceeds to repay outstanding indebtedness.

                                                       June 30, 2000
                                               -------------------------------
                                                                     Pro Forma
                                                                        As
                                                Actual    Pro Forma  Adjusted
                                               ---------  ---------  ---------
                                                              (unaudited)
                                                 (in thousands, except per
                                                        share data)
Long-term obligations, net of current
 portion...................................... $   4,810  $   4,810  $     852
                                               ---------  ---------  ---------
Redeemable convertible preferred stock........ $  79,514  $     --   $     --
                                               ---------  ---------  ---------
Stockholders' equity:
  Preferred stock, $.01 par value; shares
   authorized: none actual, 10,000,000
   pro forma and pro forma as adjusted; shares
   outstanding: none actual, pro forma and
   pro forma as adjusted......................       --         --         --
  Common stock: $.01 par value, shares
   authorized: 25,000,000 actual, and
   110,000,000 pro forma and pro forma as
   adjusted; shares outstanding: 10,305,880
   actual, 31,555,039 pro forma and 36,555,039
   pro forma as adjusted .....................       103        315        365
Additional paid-in capital....................   113,117    204,372    244,572
Notes receivable from stockholders............    (9,174)    (9,174)    (9,174)
Unearned stock-based compensation.............   (40,295)   (40,295)   (40,295)
Accumulated deficit...........................  (104,383)  (104,383)  (104,383)
                                               ---------  ---------  ---------
  Total stockholders' equity (deficit)........   (40,632)    50,835     91,085
                                               ---------  ---------  ---------
  Total capitalization........................ $  43,692  $  55,645  $  91,937
                                               =========  =========  =========

   This table excludes the following shares as of June 30, 2000:

  . 2,077,897 shares that we may issue upon the exercise of options at a weighted average exercise price of $4.61 per share;

  . 649,979 shares available for issuance upon the exercise of options that have been or may be granted under our active stock plans; and

  . 413,639 shares of common stock equivalents that we may issue upon the exercise of warrants outstanding at a weighted average exercise price of $3.07 per share.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted by the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Our pro forma net tangible book value at June 30, 2000, was approximately $23.9 million, or $0.76 per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding at June 30, 2000, and assumes the conversion of our currently outstanding shares of preferred stock into common stock upon the closing of this offering and the sale of approximately 2,000,000 shares of preferred stock in a private placement in July 2000. Assuming our sale of 5,000,000 shares of common stock at an assumed initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at June 30, 2000, would have been $64.1 million, or $1.75 per share. This represents an immediate increase in pro forma net tangible book value of $0.99 per share to existing stockholders and an immediate dilution of $7.32 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share................       $9.00
     Pro forma net tangible book value per share at June 30,
      2000........................................................ $0.76
     Increase per share attributable to new investors............. $0.99
                                                                   -----
   Pro forma as adjusted net tangible book value per share after
    the offering..................................................       $1.75
                                                                         -----
   Dilution per share to new investors............................       $7.25
                                                                         =====

   The following table shows, on a pro forma as adjusted basis at June 30, 2000, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering, after adjustment for:

  . the conversion of our currently outstanding shares of preferred stock into common stock;

  . our sale of approximately 2,000,000 shares of preferred stock in a private placement in July 2000; and

  . our sale of 5,000,000 shares of common stock at an assumed initial public offering price of $9.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                             Shares Purchased  Total Consideration
                            ------------------ -------------------- Average Price
                              Number   Percent    Amount    Percent   Per Share
                            ---------- ------- ------------ ------- -------------
   Existing stockholders... 31,555,039   86.3% $ 82,953,000   63.6%     $2.63
   New investors...........  5,000,000   13.7%   45,000,000   36.4%      9.00
                            ----------  -----  ------------  -----      -----
     Total................. 36,555,039  100.0% $127,953,000  100.0%     $3.50
                            ==========  =====  ============  =====      =====

   This discussion assumes no exercise of any stock options or warrants outstanding as of June 30, 2000. At that date, there were 2,077,897 shares that we may issue upon the exercise of outstanding options at a weighted average exercise price of $4.61 per share and 413,639 shares of common stock that we may issue upon the exercise of outstanding warrants at a weighted average exercise price of $3.07 per share. If holders exercise these outstanding options or warrants, there will be further dilution to new investors. Additionally, there were 649,979 shares available for issuance upon the exercise of options that have been or may be granted under our active stock plans after June 30, 2000, and in January 2000, our active stock plans were amended to allow us to issue an additional 4,125,000 shares.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   You should read the following selected consolidated financial data with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 23 and our consolidated financial statements and related notes beginning on page F-1. The statement of operations data for the years ended June 30, 1998, 1999 and 2000 and the balance sheet data at June 30, 1999 and 2000 are derived from the consolidated financial statements and related notes audited by PricewaterhouseCoopers LLP appearing elsewhere in this prospectus. The statement of operations data for the year ended June 30, 1996 and June 30, 1997 are derived from audited financial statements not appearing in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

                                           Year Ended June 30,
                                ----------------------------------------------
                                 1996     1997      1998      1999      2000
                                -------  -------  --------  --------  --------
                                   (in thousands except per share data)
Consolidated Statement of
 Operations Data:
Revenues:
 Solutions....................  $   --   $   --   $    --   $    150  $  7,157
 Subscriptions................      --       --        --        367     3,386
                                -------  -------  --------  --------  --------
   Total revenues.............      --       --        --        517    10,543
Cost of revenues:
 Solutions (excludes stock-
  based charges of $6 and
  $1,382).....................      --       --        --        245     3,868
 Subscriptions................      --       --        --        390     1,920
                                -------  -------  --------  --------  --------
   Total cost of revenues.....      --       --        --        635     5,788
                                -------  -------  --------  --------  --------
   Gross margin (loss)........      --       --        --       (118)    4,755
Operating expenses:
 Research and development
  (excludes stock-based
  charges of $58 and
  $3,301).....................    2,354    4,341     6,138     5,057    10,415
 Sales and marketing
  (excludes stock-based
  charges of $94 and
  $4,999).....................      628    1,194     1,253     3,876    24,007
 General and administrative
  (excludes stock-based
  charges of $60 and
  $9,595).....................    1,445    2,372     1,834     1,857     6,184
 In-process technology write
  off.........................      --       --        --        --      3,126
 Amortization of goodwill and
  other intangible assets.....      --       --        --        --      2,809
 Stock-based charges..........      --       --        --        218    19,277
                                -------  -------  --------  --------  --------
   Total operating expenses...    4,427    7,907     9,225    11,008    65,818
                                -------  -------  --------  --------  --------
Operating loss................   (4,427)  (7,907)   (9,225)  (11,126)  (61,063)
Other income (expense), net...        3     (186)   (1,357)     (345)      712
                                -------  -------  --------  --------  --------
Net loss......................   (4,424)  (8,093)  (10,582)  (11,471)  (60,351)
Beneficial conversion feature
 of Series I redeemable
 convertible preferred stock..      --       --        --        --     (9,023)
                                -------  -------  --------  --------  --------
Net loss attributable to
 common stockholders..........  $(4,424) $(8,093) $(10,582) $(11,471) $(69,374)
                                =======  =======  ========  ========  ========
Basic and diluted net loss per
 common share.................  $(38.81) $(12.12) $  (9.27) $  (7.21) $ (22.83)
Shares used in computing basic
 and diluted net loss per
 common share.................      114      668     1,141     1,591     3,039
Pro forma basic and diluted
 net loss per share...........                                        $  (4.06)
Shares used in computing pro
 forma basic and diluted net
 loss per share...............                                          17,082

                                                June 30,
                               -----------------------------------------------
                                1996      1997      1998      1999      2000
                               -------  --------  --------  --------  --------
                                             (in thousands)
Consolidated Balance Sheet
 Data:
Cash and cash equivalents....  $ 5,881  $ 10,702  $  2,076  $  2,840  $ 18,660
Working capital..............    5,022     9,997     1,180     1,000     4,598
Restricted cash..............      --        --        --        --      2,000
Total assets.................    7,175    12,673     3,075     4,087    63,979
Long-term debt and capital
 lease obligations, net of
 current portion.............      547    13,384    14,235     3,899     4,810
Redeemable convertible
 preferred stock.............   10,522    11,393    11,393    31,579    79,514
Total stockholders' (deficit)
 equity......................   (4,853)  (12,919)  (23,587)  (34,734)  (40,632)

-------
   See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing basic and diluted net loss per common share data.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those discussed in "Risk Factors" starting on page 6 and elsewhere in this prospectus.

Overview

   We are a leading provider of Internet-based end-to-end solutions for automating professional service organizations. We license ServiceSphere, our ePlatform solution, directly to services organizations and provide related implementation, integration, training, maintenance and hosting services.

   Evolve was founded in February 1995. From our inception through December 1998 our activities, funded by the capital we raised, consisted primarily of building our business infrastructure, recruiting personnel and developing our software and service offerings. Our ServiceSphere ePlatform was first made commercially available in March 1999. We recognized our first revenues from our ServiceSphere ePlatform during the quarter ended March 31, 1999. Our revenues increased during each sequential quarter for the remainder of 1999 and 2000. We have incurred substantial losses since inception and we anticipate that we will continue to incur operating losses as we make the investments necessary to expand our business. Our accumulated deficit at June 30, 2000, was $104.4 million.

   Our headcount increased from 58 employees at January 1, 1999, to 326 employees at June 30, 2000, as we continued to invest in developing our technology and building a direct sales force, a marketing group and a professional services organization. Specifically, in the eight months ended June 30, 2000, we expanded the depth of our management team with the addition of a Chief Operating Officer, a Chief Financial Officer, a Vice President of Marketing and Business Development, a Vice President of Marketplace Services, a Vice President of Worldwide Customer Service, a Vice President of Strategy and a Vice President of North American Sales. Our infrastructure expenditures also increased significantly in 1999 and 2000, as we expanded our facilities and enhanced our information systems.

Sources of Revenue and Revenue Recognition

   We generate revenues primarily from the sale of our ServiceSphere ePlatform solutions and subscriptions. We began recognizing revenues from sales of our ePlatform during the quarter ended March 31, 1999. Through June 30, 2000, our ePlatform revenues were primarily derived from sales within the United States through our direct sales force. We classify our ePlatform revenues as either "Solutions revenues" or "Subscriptions revenues" to reflect the way in which we operate our business and the way in which we position our software and services to our customers.

   Solutions revenues consist of fees for licensing our ServiceSphere ePlatform and for providing the implementation, integration, training and consulting services associated with the initial deployment of the ePlatform. Customers pay a one-time license fee for our software based on the number of software modules licensed and the number of professional "resources" (typically employees or contractors of the customer) managed. Customers are charged additional license fees to increase the number of professional resources managed on our ePlatform or to purchase additional software modules. Implementation services included in our Solutions revenues typically consist of evaluating our customers' business practices and organizational structure, converting and integrating legacy databases and information systems, installing the software systems and training our customers' staff. Some customers also request consulting services to develop and install interfaces between our ePlatform and legacy third party enterprise software applications. These services have typically been performed by our internal professional services organization on primarily a fixed fee basis. We intend to extend our service partnerships by encouraging certain customers to purchase some of these services from other professional services organizations with which we have business relationships. We believe this trend will have a positive impact on our gross margins by decreasing the percentage of our professional services revenues compared to our software license revenues.

   Subscriptions revenues consist of fees derived from:

  . Maintenance agreements that entitle customers to software upgrades and technical support over a stated term, generally twelve months. In many cases, maintenance services for an initial term of twelve months or more have been bundled together with fees classified as Solutions revenues. In subsequent years, customers pay separately for maintenance, normally at the beginning of the maintenance period.

  . Application service provider (ASP) agreements, under which we host our ePlatform solutions on behalf of customers on servers we own and maintain. We offer access to the customer via the Internet and charge a monthly fee for this service. We began selling ASP-based services in the quarter ended December 31, 1999, and added more ASP-based services through our acquisition of InfoWide and subsequent launch of the Services.com Delivery Manager. We expect to derive an increasing proportion of our revenues from our ASP offering in the future.

  . Software subscription agreements that involve commitments to deliver additional software releases and enhancements to the customer over the life of the agreement. Revenues generated by software subscription agreements are recognized ratably over the term of each agreement.

   We recognize revenues in accordance with the provisions of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, "Software Revenue Recognition." This was amended by SOP 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2" and SOP 98-9, "Modification of SOP 97-2 With Respect to Certain Transactions." Under SOP 97-2 as amended, we recognize revenues when all of the following conditions are met:

  . we have signed a non-cancelable agreement with the customer;

  . we have delivered the software product to the customer or made it available to the customer on our ASP hosting facilities;

  . the amount of fees to be paid by the customer is fixed or determinable;
    and

  . we believe that collection of these fees is probable.

   We do not have vendor specific objective evidence of fair value for the implementation, integration and training services included in our typical customer license agreements, as these services to date have never been sold separately. Accordingly, our Solutions revenues, including implementation, integration and training services and license fees, are recognized ratably on a straight line basis over the period during which the services are provided, which is generally between six and nine months.

   We have vendor specific objective evidence of fair value for the maintenance services we provide based on the renewal rates for maintenance in future years as specified in most of our customer contracts. As a result, we defer the maintenance revenues at the outset of the customer arrangement and recognize them ratably over the period during which the maintenance is to be provided, which normally commences on the date the software is delivered.

   For application service provider (ASP) software arrangements we do not have vendor specific objective evidence of fair value for the elements of the contracts. Accordingly, fees from such arrangements will be recognized on a monthly basis as the hosting service is provided.

   We account for software subscription arrangements where, as part of the contract with the customer, we agree to deliver to the customer additional software releases in the future, as subscriptions for no extra charge. All software revenues from these customers are recognized ratably over the term of the contract. Additionally, in software arrangements where the amount of fees to be paid by the customer is deemed not to be fixed or determinable, due to extended payment terms, we recognize revenues when the fees become due and payable by the customer.

Cost of Revenues and Operating Expenses

 Cost of Revenues

   Our cost of revenues includes the costs associated with our Solutions and Subscriptions revenues. The cost of our Solutions revenues consists principally of payroll related costs for employees and consultants involved in providing services for implementation, training and consulting. The cost of our Solutions revenues also includes royalties due to third parties for integrated technology, printing costs of product documentation, duplication costs for software media and shipping costs. The cost of our Subscriptions revenues consists primarily of the payroll related costs for employees involved in providing support services to customers under maintenance contracts as well as payroll costs for employees and consultants involved in providing services for implementation, training and consulting for customers under subscription. The gross margin associated with our Solutions revenues may fluctuate based on the ratio of the license fees to service fees in our software arrangements with customers.

 Operating Expenses

   Our operating expenses consist of three general categories: research and development, sales and marketing and general and administrative. In addition, our operating expenses include three non-cash categories: in-process technology write-off, amortization of goodwill and other intangible assets and stock-based charges. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each of these categories includes expenses that are unique to the category type, there are expenditures that are typically included in each of these categories, such as salaries, employee benefits, travel and entertainment expenses and third party professional fees. In addition, certain common costs such as communication, rent, depreciation for office furniture and equipment and facilities costs are allocated to each of the functional areas based on headcount. The sales and marketing category includes expenditures specific to that category such as sales commissions, public relations and advertising, trade shows and marketing collateral materials. Software development costs incurred prior to the establishment of technological feasibility are included in research and development costs as incurred. We expect that all three categories of operating expenses will continue to increase in future quarters as we hire additional employees and make the investments necessary to expand our business

   In connection with the granting of stock options and the sales of restricted stock to our employees and the granting of equity instruments to non-employees for services rendered, we recorded deferred stock-based charges totaling approximately $59.1 million as of June 30, 2000. This amount represents the difference between the exercise or purchase price at which the stock options were granted or the restricted stock was issued, and the deemed fair value of our common stock for accounting purposes on the date of grant or issuance. This amount is included as a component of stockholders' equity and, in accordance with the method described in Financial Accounting Standards Board Interpretation No. 28, is being amortized on an accelerated basis by charges to operations over the vesting period of the options and restricted stock, which is generally four years. This resulted in an expense of $218,000 for the year ended June 30, 1999, and an expense of $18.6 million for the year ended June 30, 2000. We expect the remaining unamortized and unearned stock-based compensation at June 30, 2000 will be amortized as follows: $25.2 million for the year ending June 30, 2001; $10.3 million for the year ending June 30, 2002; $4.3 million for the year ending June 30, 2003; and $532,000 for the year ending June 30, 2004.

   Since June 30, 2000, we have granted options to purchase an additional 2,013,000 shares of our common stock to employees at prices below the deemed accounting fair market value. We expect that these option grants will give rise to an additional stock-based charge of $6.8 million to be recognized over the vesting period of the options.

Acquisition of InfoWide, Inc.

   On March 31, 2000, we acquired InfoWide, Inc., a private software company that has developed an Internet-based solution for recording and billing time and expenses. We issued 1.8 million shares of our common stock to the stockholders of InfoWide as purchase consideration valued at $33.0 million. The acquisition was accounted for as a purchase. We recorded approximately $32.6 million in goodwill, purchased technology, in-process technology and other intangible assets upon this acquisition. The amount allocated to the in-process technology of $3.1 million was determined based on an appraisal completed by an independent third party using established valuation techniques and was expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed.

Beneficial Conversion of Preferred Stock

   We recorded a dividend charge of $9.0 million in respect of a beneficial conversion feature associated with the sale of approximately 3,000,000 shares of our Series I preferred stock in June 2000 at a price of $6.00 per share. The fair value for accounting purposes was deemed to be $9.00 per share. We expect to record an additional dividend charge of $6.0 million in the quarter ending September 30, 2000 associated with the sale of another 2,000,000 shares of our Series I redeemable convertible preferred stock in that quarter.

Quarterly Results of Operations

   The following table sets forth, for the periods presented, certain quarterly financial results for the seven quarters ended June 30, 2000. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal nonrecurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our financial statements and related notes included elsewhere in this prospectus. We have experienced and expect to continue to experience fluctuations in operating results from quarter to quarter. Historical operating results are not necessarily indicative of the results that may be expected for any future period.

                                                   Quarter Ended
                          --------------------------------------------------------------------
                          Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,  June 30,
                            1998      1999      1999      1999      1999      2000      2000
                          --------  --------  --------  --------- --------  --------  --------
                                                    (unaudited)
                                                  (in thousands)
Statements of Operations
 Data
Revenues
  Solutions.............  $   --    $    37   $   113    $   338  $ 1,079   $  2,331  $  3,409
  Subscriptions.........      --        179       188        195      475      1,178     1,538
                          -------   -------   -------    -------  -------   --------  --------
    Total...............      --        216       301        533    1,554      3,509     4,947
Cost of revenues
  Solutions.............      --        140       105        185      459        989     2,235
  Subscriptions.........      --        188       202        461      261        535       663
                          -------   -------   -------    -------  -------   --------  --------
    Total...............      --        328       307        646      720      1,524     2,898
                          -------   -------   -------    -------  -------   --------  --------
    Gross margin
     (loss).............      --       (112)       (6)      (113)     834      1,985     2,049
Operating expenses:
  Research and
   development..........    1,098     1,347     1,527      1,649    1,898      2,701     4,167
  Sales and marketing...      741     1,169     1,454      1,959    2,766      7,357    11,925
  General and
   administrative.......      518       501       539        667      990      1,596     2,931
  In-process technology
   write-off............      --        --        --         --       --       3,126       --
  Amortization of
   goodwill and other
   intangible assets....      --        --        --         --       --         --      2,809
  Stock-based charges...      --         75       143        816    3,056      7,173     8,232
                          -------   -------   -------    -------  -------   --------  --------
    Total operating
     expenses...........    2,357     3,092     3,663      5,091    8,710     21,953    30,064
                          -------   -------   -------    -------  -------   --------  --------
Operating loss..........   (2,357)   (3,204)   (3,669)    (5,204)  (7,876)   (19,968)  (28,015)
  Other income
   (expense), net.......     (360)       42        48        (49)     268        267       226
                          -------   -------   -------    -------  -------   --------  --------
    Net loss............   (2,717)   (3,162)   (3,621)    (5,253)  (7,608)   (19,701)  (27,789)
Beneficial conversion
 feature................      --        --        --         --       --         --     (9,023)
                          -------   -------   -------    -------  -------   --------  --------
Net loss attributable to
 common stockholders....  $(2,717)  $(3,162)  $(3,621)   $(5,253) $(7,608)  $(19,701) $(36,812)
                          =======   =======   =======    =======  =======   ========  ========

 Revenues

   Our total quarterly revenues increased from $301,000 for the quarter ended June 30, 1999 to $4.9 million for the quarter ended June 30, 2000. This revenue growth is attributable to increased sales of our ePlatform. Our initial customer, marchFIRST (formerly Whittman-Hart), accounted for 69%, 50%, 28%, 15%, 23% and 16% of total revenues during the quarters ended March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000. We did not recognize any revenues in the quarter ended December 31, 1998 because our solution was first made commercially available during the quarter ended March 31, 1999.

 Cost of Revenues

   Our total cost of revenues will fluctuate quarter to quarter depending on the number of customer implementations underway, which affects the amount of service and consulting resources assigned to our customers. We began implementing our first customer solutions during the quarter ended March 31, 1999. Cost of Solutions revenues consists primarily of payroll related costs for employees and consultants involved in providing services for implementation, training and consulting and, to a lesser extent, licenses fees paid to third parties under technology license arrangements. We expect future costs of Solutions revenues to fluctuate as we continue to aggressively invest in building our professional services organization.

   Cost of Subscriptions revenues consists primarily of payroll related costs for employees involved in providing support services to customers under maintenance contracts as well as payroll-related costs for employees and consultants involved in providing services for implementation, training and consulting for customers under software subscription agreements. The costs of Subscriptions revenues increased significantly during the quarter ended September 30, 1999, due to the use of third party resources in assisting in their implementation. Subsequent increases were due to an increase in customer base for which we provide service under software subscription agreements.

   During the quarter ended June 30, 2000, our total employee headcount grew from 210 at March 31, 2000, to 326 at June 30, 2000. During this period, we substantially increased the headcount in our professional services organization from 68 to 137. Accordingly, we expect this cost, representing an investment in building our services organization, will reduce our gross margins in the short term as we continue to complete fixed fee engagements for our initial customers. Our gross margin in the quarter ended June 30, 2000 was 41% as compared to the 57% in the quarter ended March 31, 2000.

 Operating Expenses

   Research and Development. Research and development expenses consist primarily of personnel and related costs associated with our product development efforts including fees paid to third parties for consulting services. Research and development expenses increased sequentially on a quarterly basis from $1.1 million for the quarter ended December 31, 1998 to $4.2 million for the quarter ended June 30, 2000. The increase in research and development expenses is attributable to an increase in the number of research and development personnel from 34 at December 31, 1998 to 69 at June 30, 2000, consulting expenses associated with the implementation of several engineering projects and the use of contractors to supplement our staff. We believe that investments in product development are essential to our future success and expect that the absolute dollar amount of research and development expenses will increase in future periods.

   Sales and Marketing. Sales and marketing expenses consist primarily of employee salaries, benefits and commissions, and the costs of advertising, website development, trade shows, seminars, promotional materials and other sales and marketing programs. Sales and marketing expenses increased in each quarter from $741,000 for the quarter ended December 31, 1998 to $11.9 million for the quarter ended June 30, 2000. The increase in sales and marketing expenses was primarily attributable to our building an internal direct sales team and a corresponding sales infrastructure and a significant investment in branding and advertising. Our first

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commercial solution was released during the quarter ended March 31, 1999, and our personnel in sales and marketing increased from 12 employees as of December 31, 1998 to 83 as of June 30, 2000. We expect that the absolute dollar amount of sales and marketing expenses will continue to increase due to the planned growth of our sales force, including the establishment of additional domestic and international sales offices and due to expected additional increases in marketing programs including advertising, public relations, website development and other brand and promotional activities.

   General and Administrative. General and administrative expenses consist primarily of employee salaries and related expenses for executive, finance and administrative personnel including information systems and recruiters. General and administrative expenses increased from $518,000 in the quarter ended December 31, 1998 to $2.9 million in the quarter ended June 30, 2000. The increase in general and administrative expenses was primarily attributable to an increase in the number of executive, finance and administrative employees from 11 as of December 31, 1998 to 37 as of June 30, 2000 as well as investment in our information technology infrastructure. We expect general and administrative expenses to increase in absolute dollars in future periods.

   Stock-Based Charges. Stock-based charges consist of amortization of deferred non-cash charges in connection with stock option grants and sales of restricted stock to our employees at exercise or sales prices below the deemed accounting fair market value of our common stock and compensation related to equity instruments issued to non-employees for services rendered. We have recorded stock-based compensation charges of $75,000 in the quarter ended March 31, 1999, $143,000 in the quarter ended June 30, 1999, $816,000 in the quarter ended September 30, 1999, $3.1 million in the quarter ended December 31, 1999, $7.2 million in the quarter ended March 31, 2000 and $8.2 million in the quarter ended June 30, 2000. Included in the stock-based charges for the quarter ended September 30, 1999, was $651,000 related to the issuance of warrants to a related party.

 Interest Income and Interest Expense

   Interest income fluctuated during the seven quarters shown primarily as a result of changes in our average cash balances. We closed significant preferred financing rounds during the quarters ended December 31, 1998, September 30, 1999 and June 30, 2000. This resulted in higher average cash balances in the following quarters. Interest expense for the seven quarters ended June 30, 2000 is primarily attributable to interest on equipment leases and nonconvertible notes.

 Fluctuations in Quarterly Operating Results

   We believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. Although our operating results have generally improved from quarter to quarter in the recent past, our future operating results may not follow past trends. It is likely that in some future quarters our operating results may be below the expectation of public market analysts and investors due to factors beyond our control, and as a result, the price of our common stock may fall. Factors that may cause our future operating results to be below expectations and cause our stock price to fall include:

  . the demand for and acceptance of our products, product enhancements and services;

  . unexpected changes in the development, introduction, timing and competitive pricing of our products and services and those of our competitors;

  . any inability to expand our direct sales force and indirect marketing channels both domestically and internationally;

  . any failure to attract and retain key personnel, particularly in our development, sales, services and support groups;

  . the budgeting cycles of our customers;

  . our compensation policies that tend to compensate sales personnel more for achieving annual quotas, typically in the latter half of the fiscal year; and

  . the timing and integration of and costs related to technologies and businesses we may acquire in the future.

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

Results of Operations

Years Ended June 30, 2000 and 1999

 Revenues

   Total revenues were $10.5 million for the year ended June 30, 2000, as compared to revenues of $517,000 for the year ended June 30, 1999. The increase in revenues reflects the growth of our sales subsequent to the first commercial sale of our ePlatform during the quarter ending March 31, 1999. For the year ended June 30, 2000, marchFIRST (formerly Whittman-Hart) and Novell accounted for 19% and 13% of total revenues. For the year ended June 30, 1999, marchFIRST, iPlanet (formerly Netscape) and Becton Dickinson represented 58%, 32% and 10% of total revenues.

   For the year ended June 30, 2000, Solutions revenues and Subscriptions revenues were $7.2 million, or 68% of total revenues, and $3.4 million or 32% of total revenues, respectively. For the year ended June 30, 1999, Solutions revenues and Subscriptions revenues were $150,000, or 29% of total revenues, and $367,000 or 71% of total revenues, respectively.

 Cost of Revenues

   Total cost of revenues was $5.8 million for the year ended June 30, 2000. Cost of Solutions revenues was $3.9 million and the cost of Subscriptions revenues was $1.9 million for the year ended June 30, 2000. For the year ended June 30, 1999, total cost of revenues was $635,000. Cost of Solutions revenues was $245,000 and the cost of Subscriptions revenues was $390,000 for the year ended June 30, 1999. The increase in cost of Solutions revenues was primarily due to increased payroll costs for employees and consultants involved in providing services for implementation, training and consulting. The increase in total cost of Subscriptions revenues was primarily due to increased payroll costs for employees and third-party consultants involved in providing support services to customers under maintenance contracts and software subscriptions contracts.

 Operating Expenses

   Research and Development. Research and development expenses consist primarily of personnel and related costs associated with our product development efforts, including fees paid to third parties for consulting services. Research and development expenses increased to $10.4 million for the year ended June 30, 2000, from $5.1 million for the year ended June 30, 1999. The increase in research and development expenses related primarily to an increase in research and development personnel from 32 at June 30, 1999 to 69 at June 30, 2000. We believe that an essential part of our future success is the investment we make in our research and development organization. We expect that the absolute dollar amount of research and development expenses will increase in future periods.

   Sales and Marketing. Sales and marketing expenses consist primarily of employee salaries, benefits and commissions, and the costs of advertising, public relations, website development, trade shows, seminars, promotional materials and other sales and marketing programs. Sales and marketing expenses increased to $24.0 million for the year ended June 30, 2000, from $3.9 million for the year ended June 30, 1999. The increase in sales and marketing expenses resulted primarily from building our direct sales force and investing in our sales and marketing infrastructure. The number of employees in our sales and marketing organization has increased from 18 as of June 30, 1999 to 83 as of June 30, 2000. Additionally we spent $7.5 million in major marketing initiatives during the year ended June 30, 2000. We expect that the absolute dollar amount of sales and marketing expenses will continue to increase due to the planned growth of our sales force which includes the establishment of sales offices in additional domestic and international locations.

   General and Administrative. General and administrative expenses consist primarily of employee salaries and expenses related to executive, finance and administrative personnel. General and administrative expenses increased to $6.2 million for the year ended June 30, 2000, from $1.9 million for the year ended June 30, 1999. The increase in general and administrative expenses resulted primarily from the addition of executive, finance and administrative personnel to support the growth of our business. The number of executive, finance and administrative employees increased to 37 as of June 30, 2000 from 12 as of June 30, 1999. We expect general and administrative expenses to increase in absolute dollars in the future.

   Amortization of goodwill and other intangible assets. In connection with the acquisition of InfoWide, Inc. on March 31, 2000, we recorded $32.6 million in goodwill, purchased technology and other intangible assets. During the year ended June 30, 2000, we expensed $2.8 million associated with the amortization of these assets.

   Stock-Based Charges. Stock-based charges consist of amortization of deferred compensation in connection with stock option grants and sales of restricted stock to our employees at exercise or sales prices below the deemed fair market value of our common stock. We recorded stock-based charges of $18.6 million for the year ended June 30, 2000 and $218,000 for the year ended June 30, 1999. We issued warrants to a related party that resulted in a charge of $651,000 in the quarter ended September 30, 1999.

 Other Income (Expense), net

   Interest Income and Interest Expense. Interest income increased to $1.1 million for the year ended June 30, 2000, from $277,000 for the year ended June 30, 1999. The increase was primarily attributable to the completion of private equity funding rounds in September 1999 and June 2000. Interest expense decreased to $378,000 for the year ended June 30, 2000, from $697,000 for the year ended June 30, 1999. This was largely a result of the conversion of certain convertible debt instruments to preferred stock during the year ended June 30, 1999.

 Income Taxes

   From inception through June 30, 2000, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of June 30, 2000, we had approximately $61.6 million of federal and $34.5 million of state net operating loss carry-forwards to offset future taxable income. The federal net operating loss carry-forwards expire on varying dates from 2015 through 2020 and the state net operating loss carry-forwards expire on varying dates from 2002 through 2005. Given our limited operating history, our losses incurred to date and the difficulty in accurately forecasting our future results, we do not believe that the realization of the related deferred income tax asset meets the criteria required by generally accepted accounting principles. Therefore, we have recorded a 100% valuation allowance against the deferred income tax asset. In addition, utilization of the loss carry-forward may be subject to limitations due to changes in equity ownership.

Years Ended June 30, 1999 and 1998

 Revenues

   Our total revenues were $517,000 for the year ended June 30, 1999, generated by the first commercial sales of our ServiceSphere ePlatform solution. Revenues comprised $150,000 of Solutions revenues and $367,000 of Subscriptions revenues for the year ended June 30, 1999. For the year ended June 30, 1999, Solutions revenues and Subscriptions revenues accounted for 29% and 71% of total revenues. marchFIRST (formerly Whittman-Hart), iPlanet (formerly Netscape) and Becton Dickinson, at 58%, 32% and 10% of total revenues, accounted for all our revenues during the period. We did not recognize any revenues in the year ended June 30, 1998.

 Cost of Revenues

   Cost of revenues was $635,000 for the year ended June 30, 1999. Cost of Solutions revenues was $245,000 and the cost of Subscriptions revenues was $390,000 for the year ended June 30, 1999. We did not have any cost of revenues in the year ended June 30, 1998.

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

 Operating Expenses

   Research and Development. Research and development expenses decreased to $5.1 million for the year ended June 30, 1999, from $6.1 million for the year ended June 30, 1998. The decrease in research and development expenses was related primarily to a restructuring in our engineering efforts as we discontinued the development a client-server based software architecture and concentrated our efforts on developing our Internet-based ePlatform.

   Sales and Marketing. Sales and marketing expenses increased to $3.9 million for the year ended June 30, 1999 from $1.3 million for the year ended June 30, 1998. The increase in sales and marketing expenses resulted primarily from building our direct sales force and investing in our sales and marketing infrastructure, which involved significant personnel-related expenses, including compensation, recruiting fees, travel expenses and related facility and equipment costs.

   General and Administrative. General and administrative expenses increased to $1.9 million for the year ended June 30, 1999 from $1.8 million for the year ended June 30, 1998. The increase in general and administrative expenses resulted primarily from the addition of executive, finance and administrative personnel to support the growth of our business.

   Stock-Based Charges. We recorded stock-based charges of $218,000 for the year ended June 30, 1999, related to stock transactions with employees. We did not have stock-based charges in the year ended June 30, 1998.

 Other Income (Expense), Net

   Interest income decreased to $277,000 for the year ended June 30, 1999, from $420,000 for the year ended June 30, 1998 as a result of the decline in our average cash position. Interest expense decreased to $697,000 for the year ended June 30, 1999, from $1.8 million for the year ended June 30, 1998. This was largely a result of the conversion of all of the convertible debt instruments we had previously issued to preferred stock during the year ended June 30, 1999.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of common and preferred stock, with net proceeds totaling approximately $71.0 million. We have also raised $12.7 million in funding through the issuance of convertible debt instruments, of which $3.5 million in principal remains outstanding as debt and is now non-convertible. As of June 30, 2000, we had $18.7 million in cash and cash equivalents, which excludes a $2.0 million certificate of deposit held as security for our operating lease commitments which may not be used for any other corporate purpose. We currently have no available credit facilities.

   Net cash used in operating activities for the three years in the period ended June 30, 2000, 1999 and 1998 was $24.1 million, $8.3 million and $8.3 million. Cash used in operating activities for each period resulted primarily from net losses in those periods and, to a lesser extent, decreases in working capital offset by an increase in deferred revenues at June 30, 1999 and June 30, 2000, of approximately $2.0 million and $5.1 million. Increases in accounts payable and accrued liabilities of $6.2 million and $5.1 million further offset net losses in the year ended June 30, 2000.

   Net cash used in investing activities since our inception in February 1995 through June 30, 2000, has totaled approximately $9.9 million, of which $9.5 million was used in the year ended June 30, 2000. Investing activities for the year ended June 30, 2000, consisted primarily of the purchase and maturity of short-term investments of $1.3 million, the purchase of property and equipment of $7.5 million, and a restricted certificate of deposit for $2.0 million used to secure a stand-by letter of credit for our new corporate headquarters. The stand-by letter of credit has not been drawn down, and therefore has not incurred any interest expense.

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

   Net cash provided by financing activities totaled $49.4 million for the year ended June 30, 2000. Net cash provided by financing activities for the year ended June 30, 1999 was $9.1 million. Net cash generated from financing activities consists primarily of net proceeds from our sales of preferred stock or the proceeds from the issuance of convertible debt. For the year ended
June 30, 1998, net cash used in financing activities was $307,000, that primarily represented the payments of our capital lease obligations. In July 2000, we sold approximately an additional 2,000,000 shares of our Series I preferred stock for approximately $12.0 million.

   We also maintain an equipment lease line, with current borrowings of $694,000 extending over 36 months and bearing interest rates in the range of 16% to 19%. No additional amounts may be borrowed under this facility. We may seek additional equipment lease financing in the future.

   We signed a lease for new headquarters facilities in November 1999. Lease payments under the agreement commenced in July 2000 and will continue for seven years, resulting in aggregate lease expenses of approximately $338,000 per quarter. We also expect to incur commitments for capital expenditures in 2000 of approximately $4.0 million related to the build-out of this facility.

   We anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel, including possible acquisitions. We believe that our current cash and cash equivalents, together with the proceeds of this offering, will be sufficient to meet our anticipated liquidity needs for working capital and capital expenditures for at least 12 months. If we require additional capital resources to grow our business internally or to acquire complementary technologies and businesses at any time in the future, we may seek to sell additional equity or debt securities or secure a bank credit line. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. We may not be able to obtain financing arrangements in amounts or on terms acceptable to us in the future. In the event that we are unable to obtain additional funding when needed, we may be compelled to substantially curtail our development and marketing, which could adversely affect our market position and competitiveness, and we may not be able to maintain our other operations at the current level, or at all.

Qualitative and Quantitative Disclosure about Market Risk

   The following discusses our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the risk factors section of this prospectus.

 Foreign Currency Exchange Rate Risk

   To date, all of our recognized revenues have been denominated in U.S. dollars and from customers in the United States, and we have had no exposure to foreign currency exchange rate changes. We expect, however, that future Solutions and Subscriptions revenues may also be derived from international markets and may be denominated in the currency of the applicable market. As a result, our operating results may become subject to significant fluctuations based upon changes in the exchange rates of foreign currencies in relation to the U.S. dollar. Furthermore, to the extent that we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. Although we intend to monitor our exposure to currency fluctuations, and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

 Interest Rate Risk

   As of June 30, 2000, we had $20.7 million of cash and cash equivalents, which includes restricted cash of $2.0 million. Declines of interest rates over time would reduce our interest income from our short-term investments. As of June 30, 2000, we had total short term and long term debt outstanding of $762,000 and $4.8 million, which accrued interest at the prime rate. Therefore, we are subject to exposure to interest rate risk for these borrowings based on fluctuations in the prime rate.

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

 Equity Risk

   We do not own any marketable equity securities. Therefore, we are not subject to any direct equity price risk.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," that requires companies to record derivative financial instruments on their balance sheets as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative instrument and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," that amends SFAS No. 133 to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities--An Amendment of FASB No. 133." SFAS 138 amends the accounting and reporting standards for certain derivatives and hedging activities such as net settlement contracts, foreign currency translations and intercompany derivatives. The Company will adopt SFAS No. 133 in its quarter ending September 30, 2000. To date, the Company has not engaged in derivatives or hedging activities.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We have complied with the guidance in SAB 101 for all periods presented.

   In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for the definition of employee for purposes of applying Opinion 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective July 1, 2000, but certain conclusions cover specific events that occurred after either December 15, 1998, or January 12, 2000. The adoption of certain of the provisions of FIN 44 prior to March 31, 2000 did not have a material impact on the consolidated financial statements. Management does not expect that the adoption of the remaining provisions will have a material effect on the consolidated financial statements.

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                                    BUSINESS

Overview

   We are a leading provider of Internet-based end-to-end solutions for automating professional services organizations. Our ServiceSphere software suite integrates and streamlines the core processes that are critical to professional services organizations: managing project opportunities, professional resources and service delivery. Our Services.com online applications portal enables smaller professional services providers to rapidly and cost-effectively access the benefits of our ServiceSphere technology to manage their businesses. Our solution combines the efficiency gains of automating core business processes with the benefits of online inter-company collaboration, creating an ePlatform for the professional services industry. As of June 30, 2000, 44 of our customers had contracted to purchase more than $250,000 in products and services from us, and have collectively licensed our solution to manage over 40,000 services professionals. Our customers include Cambridge Technology Partners, marchFIRST (formerly Whittman-Hart), Novell, Xpedior and Zefer.

Industry Background

 Growth of the Internet as a Business Communication, Collaboration and Transactional Medium

   The Internet has emerged as the fastest-growing communications, collaboration, and transactional medium in history. Its rapid and broad acceptance is enabling new opportunities to streamline complex business processes and to conduct transactions more efficiently. Forrester Research estimates that 93% of firms will conduct business on the Internet by 2002 and that business-to-business eCommerce will grow from $406 billion in 2000 to $2.7 trillion in 2004.

   Businesses worldwide invest heavily in information technology to manage and streamline their operations. A number of business process automation solutions have been developed that incorporate limited Internet functionality to facilitate communications and data entry and retrieval from remote locations. These business process automation solutions have typically focused on automating relatively simple, linear, product-based processes such as manufacturing and sales force management. Businesses also look to Internet-based systems to facilitate external communications and transactions with suppliers, customers and partners. More recently, Internet-based networks have emerged that are designed to allow companies to more effectively interact and collaborate with their customers, suppliers and partners. For relatively simple product procurement transactions, these software networks have allowed companies to realize efficiency gains by supporting inter-company collaboration and by reducing the administrative costs of transacting with customers, suppliers and partners.

   A new breed of end-to-end Internet-based business platforms, or ePlatforms, is now beginning to emerge, combining the efficiency gains of business process automation solutions with the capabilities of online collaborative networks. Because they integrate disparate and disconnected processes both within and between businesses, these ePlatforms solutions are well positioned to address the challenges of industries with highly customized product and service requirements, complex business processes, collaborative design, production and fulfillment workflows, and significant dependence on information exchange.

 The Global Services Market

   The professional services industry, which according to the U.S. Census Bureau generated revenues of $1.5 trillion in the United States in 1997, represents one of the largest segments of the global economy. This market includes the information technology, management consulting, advertising, media, public relations, architecture, construction, engineering, financial services, law, education, tax, audit, and health care sectors. In addition, major manufacturing and product companies often have large internal service organizations.

   We believe that professional services firms and the companies they serve are under increasing competitive and operational pressure due to the following trends:

  . emergence of the Internet as a vehicle for service delivery;

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

  . growing complexity of professional services projects;

  . increasingly sophisticated, more demanding services acquirers;

  . increasingly competitive market for skilled services professionals;

  . increased acceptance of project outsourcing; and

  . economic globalization.

   We believe the professional services industry is unique in a number of ways. Unlike product-oriented industries producing homogeneous products using standard components and processes, professional services organizations create information-based deliverables using human resources with unique knowledge, skills, abilities and availability. The process of providing professional services requires extensive collaboration between services providers and clients in the definition of project needs and in the sourcing, delivery and acceptance of services. Perhaps most importantly, professional services firms are increasingly "virtual" organizations, delivering services through a complex, dynamic network of resources and providers.

 Professional Services Organizations are Not Optimally Managed

   Services organizations have invested in enterprise software applications to automate back-office business processes such as benefits management, payroll administration and general ledger accounting. However, they have found that traditional enterprise applications are difficult to adapt to the specific requirements of services organizations, and cannot capture the unique and changing characteristics of the professionals that are a services organization's core resource. Traditional applications can manage and execute simple purchase and sale transactions, but cannot support the inherently collaborative nature of service project definition and delivery. Moreover, traditional applications have not been architected to address the complex and distributed processes that connect managers, employees and contractors within today's services organizations.

   As a result, these basic processes generally continue to be performed manually, with spreadsheets, phones and email being the principal tools used. Some professional services organizations have attempted to internally develop systems to manage the complexities of their operations. While providing modest efficiency gains, these nonintegrated, function-specific systems have often failed to meet the challenges of large and growing organizations with diverse, dynamic, and distributed business process needs. These systems are often cumbersome and inflexible and are only capable of managing isolated processes. The lack of effective process automation solutions often results in misallocated resources, high overhead costs, missed revenue opportunities and dissatisfaction among clients, partners and employees.

 The Opportunity for an ePlatform to Automate and Connect the Service Chain

   We believe that the unique nature of the professional services industry has created an opportunity for the creation and delivery of ePlatforms that are specifically designed to serve all members of the service chain: services acquirers, providers and professionals. According to Forrester Research, service-related business-to-business electronic commerce will grow from approximately $22 billion in 1999 to approximately $220 billion in 2003, representing a compounded annual growth rate of 78%. By automating and connecting the business processes of services organizations and their customers, ePlatforms can enable real-time collaboration and transactions across the service chain, which we believe can result in significant improvement in operating margins.

   The professional services market is especially suited for ePlatform solutions because services providers and services acquirers share many identical core business processes for managing service opportunities, resources and delivery. Internal services organizations such as information technology departments find that the challenges of balancing project demand against resource availability, managing internal and external services resources, and accurately assessing the financial impact of projects are the same as those faced by large professional services firms. In an attempt to address these challenges, many services acquirers are beginning to be required by their "customers"--other departments within the organization--to implement the same business

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

practices as leading services providers. We believe the similarity in the processes of both acquirers and providers creates a significant opportunity for a single ePlatform solution to automate the entire service chain and successfully meet the needs of all market participants.

   We believe that an effective ePlatform for the professional services industry must provide:

  . an architecture that is designed to capture the inherently virtual, collaborative, and people-centric characteristics of the service chain;

  . a set of application modules integrating core service business processes;

  . an ability to rapidly deploy the solution across the enterprise;

  . integration with existing back-office information systems;

  . analysis of key performance indicators and industry benchmarks for professional services providers;

  . ability for a highly distributed and mobile workforce to access the ePlatform locally or remotely through multiple Internet access devices;

  . online inter-company collaboration capabilities that facilitate efficient interaction across the service chain;

  . the ability to deploy in either self-hosted or remotely hosted application service provider (ASP) models; and

  . a collaborative and integrated online environment that connects the service chains of multiple participants.

The Evolve Solution

   We are a leading provider of Internet-based end-to-end solutions for automating professional services organizations. Our ePlatform solution, ServiceSphere, integrates and streamlines the core processes that are critical to professional services organizations: managing project opportunities, professional resources and service delivery. By integrating these processes, ServiceSphere provides enhanced visibility of business performance throughout the enterprise, allowing businesses to more effectively identify and pursue revenue opportunities, increase their operational efficiency and improve the productivity of their professionals. Through Services.com, we provide online application services that extend our reach to small professional services firms, and we intend to extend the capabilities of our ePlatform to integrate the internal business processes of service providers, partners and acquirers in an efficient, collaborative environment.

   We believe our ServiceSphere ePlatform provides the following benefits to businesses across the service chain:

   Increased Operational Efficiency. ServiceSphere is designed to allow our customers to achieve significant cost savings and productivity enhancements by offering the ability to view and manage all of the core processes involved in providing services across their entire organization. Our solution is accessible to professionals and managers throughout a services organization, allowing them to communicate and collaborate throughout a project. Using our solution, services providers can rapidly match service professionals with projects to balance supply and demand for personnel resources within the extended enterprise. Our ServiceSphere technology also automates and improves workflow processes and monitors key project parameters, allowing business managers to analyze and improve performance throughout their enterprise.

   Real-time Communication and Collaboration Across the Service Chain. Our solution allows for the real-time, collaborative sale, management, and delivery of services through a dynamic and complex network of resources and providers. By connecting not only service professionals within an organization but also the entire external service chain, we allow our customers to employ the Internet to communicate in real-time about changes in project requirements and timing, as well as resource characteristics and availability.

   Improved Retention of Service Professionals. By enabling professionals to access and revise their skill profiles, staffing preferences and assignments schedules in real time, we believe ServiceSphere helps close the gap between professional development and project staffing needs, improving service professionals' levels of satisfaction and retention. Improving retention of service professionals reduces recruitment and training expenses, protects key knowledge assets and can have a significant impact on operating results of services providers.

   Expanded Qualified Revenue Opportunities. We believe our ePlatform enables service providers to expand their revenue opportunities by enhancing the visibility of demand for their services and allowing them to match their available resources to project opportunities. Our ePlatform provides tools that significantly reduce the complexity inherent in assessing and matching resource capabilities and available revenue opportunities.

   Enhanced Client Satisfaction. Our solution improves client satisfaction by more effectively matching client needs with the most knowledgeable and experienced available resources for their project. In addition, ServiceSphere facilitates timely completion of projects by enabling project managers to collaborate with the service provider team and the client and make better decisions more quickly. We believe that collaborative management is essential to increasing client satisfaction and generating repeat business.

The Evolve Strategy

   Our objective is to become the leading ePlatform provider for automating the service chain. We intend to achieve our goal by gaining broad market acceptance for our ePlatform and by enabling our customers to build collaborative online professional services networks.

   Key elements of our strategy include:

   Extend Market Position Among IT Services Organizations and Leverage Leadership into Other Markets. We currently target our solution primarily at professional services organizations specializing in IT consulting. We chose to initially target the IT services market because of its large size and because IT services professionals face particularly complex collaboration and transactional processes in selling, managing, and delivering their services. We intend to use our growing portfolio of customer references to further penetrate the IT services sector. Building on our experience and understanding of professional services organizations and our core technologies, we also intend to expand into other professional services sectors such as management consulting and advertising.

   Capitalize on Technology Leadership and Expand Product Offerings. We have acquired substantial domain expertise in developing solutions addressing the core business process automation needs of the professional services industry. We have implemented a technical architecture that meets the needs of professional services organizations for flexible solutions that can rapidly be configured to meet their individual requirements and can be expanded or "scaled" as their organizations grow. The ServiceSphere architecture is designed for rapid and cost-effective implementation and configuration without requiring modifications to the application's source code. We will continue to enhance our technology and expand our service offerings to meet the evolving needs of our customers and promote broad market adoption and increased usage of our ePlatform solution. We expect to devote significant resources to building, expanding and continuing to tightly integrate our ePlatform functionality, as well as enhancing integration with complementary systems. For example, we are currently extending the resource management capabilities of our ServiceSphere suite to allow customers to access information about resource availability throughout their partner and provider networks, and allocate service projects accordingly.

   Allow Customers to Capitalize on Network Effects by Connecting Their Service Chain. We believe that our ePlatform solution creates significant network efficiencies, leading to increased benefits to each service chain participant as a network grows. We expect that our customers will use our ePlatform to create networks joining their partners and customers to enhance collaboration and transaction efficiency. We believe that the benefits of joining a service network will become increasingly compelling as the number of organizations connected to the network increases.

   Encourage Continued Adoption of Our ePlatform Through Expanded Acquisition, Deployment and Pricing Options. We make our platform accessible to a broad range of businesses by providing a range of acquisition and deployment options, all based on the same technology platform and using our value-based pricing model which charges customers based on the number of resources managed with our software. In addition to our self-hosted, licensed acquisition and deployment model, we promote use of our ServiceSphere solution on an application service provider (ASP) subscription basis, whereby we manage and maintain the systems hosting the application on behalf of the customer, and make the ePlatform available to the customer via the Internet. We believe that this market strategy will enhance our ability to build the largest Internet-based network of professional services organizations.

   Take Advantage of Our Installed Base to Increase Sales of Complementary Services and Increase Penetration of Customer Organizations. We intend to capitalize on the success of existing deployments to encourage adoption of ServiceSphere across additional workgroups and divisions within our customers' organizations, many of which are experiencing rapid growth. We also will continue to encourage customers to deploy additional software modules and extend their use of ServiceSphere to connect with partners and customers in private collaborative online networks.

   Expand Globally. We believe that our existing domain knowledge and technologies can be applied to professional service markets worldwide. We intend to capitalize on our domain expertise and on our experience in assisting our customers with overseas implementations of our solutions to aggressively expand internationally. We plan to establish additional sales offices, create an international sales force, and form strategic international partnerships.

Products and Services

   Our ePlatform solution helps professional services organizations improve the effectiveness of their internal operations and connects them to their clients, partners and suppliers. Our ePlatform captures the inherently virtual, collaborative, and people-centric characteristics of the service chain by employing the universal accessibility of the Internet, an intuitive interface, and applications functionality encapsulating our extensive domain expertise. Our highly configurable rules engine allows the platform to be deployed by a wide variety of customers supporting different business practices with no source code changes. This enables us to address the different needs of a diverse base of customers ranging from small emerging service firms to large complex global services organizations across a variety of markets.

 ServiceSphere

   ServiceSphere, our flagship product suite, is an enterprise software application system that is deployed by professional services organizations on a distributed basis across their computer networks or accessed remotely on an application service provider (ASP) basis. ServiceSphere is a proven end-to-end solution that can expand to address the needs of rapidly growing organizations. ServiceSphere automates and integrates the key processes that are critical to the operational effectiveness of a services organization. ServiceSphere also enables collaboration with outside organizations in the areas of project management, external sourcing of staff and invoicing. The ServiceSphere product suite consists of three applications components or "modules", which can be deployed individually, or can be used together to form a comprehensive business process automation solution.

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

           Module                       Feature                        Benefits
-------------------------------------------------------------------------------------------
  Opportunity Manager       . Track opportunity from        . Reduces the time to identify
                              qualification through service   and close a qualified
                              engagement                      opportunity

                            . Model project specifications  . Leverages experience base to
                              and create pricing proposals    rapidly create, price and
                                                              configure projects
                            . Review and manage
                              opportunity pipelines         . Improves managerial
                                                              visibility, enabling
                            . Incorporate internal and        strategic enterprise-wide
                              competitive benchmarks into     decision making
                              the project selection process
                                                            . Focuses sales activities on
                                                              highly probable engagements
  [This is a small graphic
  depicting three small
  circles with the letters
  O, D and R appearing in
  the respective circles,
  symbolizing the
  ServiceSphere
  Opportunity Manager,
  Delivery Manager, and
  Resource Manager
  modules. The three
  circles are connected by
  arrows pointing
  counterclockwise which
  form a larger circle,
  symbolizing the
  interaction between the
  ServiceSphere modules.
  The "O" circle is
  highlighted.]
-------------------------------------------------------------------------------------------
  Resource Manager          . Match resource profiles and   . Enables collaborative team
                              availability with project       building, building dynamic
                              requirements                    teams that adapt to changing
                                                              customer requirements

                            . Monitor and review            . Optimizes resource
                              organization wide capacity      utilization
                              plan

                            . Share and evaluate partner    . Optimizes resource
                              resources and projects          allocation across a network
                                                              of service providers
                            . Develop, manage and evaluate
                              resource skills,              . Facilitates personal
                              qualifications and              development, increasing job
                              preferences                     satisfaction improving
                                                              resource retention
  [This is a small graphic
  depicting three small
  circles with the letters
  O, D and R appearing in
  the respective circles,
  symbolizing the
  ServiceSphere
  Opportunity Manager,
  Delivery Manager, and
  Resource Manager
  modules. The three
  circles are connected by
  arrows pointing
  counterclockwise which
  form a larger circle,
  symbolizing the
  interaction between the
  ServiceSphere modules.
  The "R" circle is
  highlighted.]
-------------------------------------------------------------------------------------------
  Delivery Manager          . Capture, review and approve   . Improves accuracy and reduces
                              time and expenses               cost of tracking projects

                            . Monitor and review projects   . Facilitates improved
                              with customers and partners     customer interaction and
                                                              satisfaction
                            . Generate invoices using
                              multiple billing methods      . Increases billing accuracy
                                                              and payment efficiency
                            . Provide sophisticated
                              financial analysis and        . Optimizes financial
                              reporting across the service    performance
                              chain
  [This is a small graphic
  depicting three small
  circles with the letters
  O, D and R appearing in
  the respective circles,
  symbolizing the
  ServiceSphere
  Opportunity Manager,
  Delivery Manager, and
  Resource Manager
  modules. The three
  circles are connected by
  arrows pointing
  counterclockwise which
  form a larger circle,
  symbolizing the
  interaction between the
  ServiceSphere modules.
  The "D" circle is
  highlighted.]
-------------------------------------------------------------------------------------------

 Services.com

   Services.com, which we launched in March 2000, significantly extends the reach of our product line. The primary function of Services.com is to provide online application services to smaller professional services organizations. The Services.com Delivery Manager, a version of our ePlatform tuned for the special needs of service firms with fewer than 100 service professionals, was launched in May 2000.

   Smaller firms have a particularly acute need for a solution to manage time and expense tracking, project accounting, and billing processes. Smaller firms also benefit from applications delivered over the Internet, which do not require dedicated in-house computing hardware and software. In addition, these firms require a system that can be rapidly implemented and is easy to use. Our Services.com Delivery Manager provides an easy-to-use online application designed to meet these requirements.

   As an online applications portal for small professional services businesses, Services.com extends the reach of our product line to a larger number of potential customers than our direct sales force would otherwise be able to reach. We market our Services.com Delivery Manager in collaboration with Intuit, the provider of QuickBooks financial management software, to the over 27,000 small service firms that are QuickBooks customers. We also market the Services.com Delivery Manager directly from the Services.com and Evolve.com Web sites, as well as through other direct marketing and sales activities. In the future, we plan to provide other application services through Services.com.

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

 Professional Services

   As of June 30, 2000, our professional services organization consisted of 137 employees. We provide implementation consulting, technical support, end-user training, and change management to ensure our customers receive the guidance and support they need to implement and operate our ePlatform solutions. We include implementation services with our application services provider (ASP) offering for a single combined monthly subscription fee. Our professional services organization has developed implementation methodologies that allow our customers to rapidly configure and deploy our ePlatform to support their unique business practices.

   In addition to professional services, we offer product maintenance to our customers. Maintenance services are typically subject to an annual, renewable contract and are typically priced as a percentage of product license fees. We include maintenance services with our application service provider (ASP) offering for a single combined monthly subscription fee. Customers receiving maintenance services also receive product upgrades as they are released throughout the life of the maintenance contracts.

Customers

   Our current customers include both eBusiness consultants and the services organizations of traditional software and hardware companies. As of June 30, 2000, the following 44 of our customers had contracted to purchase more than $250,000 in products and services and had collectively licensed our solutions to manage over 40,000 professionals:

   ADP                                  Mainspring Communications
   Akili                                marchFIRST (formerly Whittman-Hart & USWeb/CKS)
   Becton Dickinson                     MimEcom
   Benchmarking Partners                Misha Consulting Group
   Business Objects                     netdecisions
   BroadVision                          Novell
   Cambridge Technology Partners        NOVO
   Clarify (a Nortel company)           Plumtree
   DMR Consulting                       Portal Software
   Eclipse Networks                     Rare Medium
   ePresence (formerly Banyan Systems)  Razorfish
   Ericsson                             Scient
   Exodus Communications                Siemens Business Consulting
   Extreme Logic                        Sun Microsystems
   Fort Point Partners                  Syncata
   Groundswell                          ThoughtWorks
   Hitachi Data Systems                 Xcelerate
   iPlanet (the Sun/Netscape alliance)  XOR
   Lante                                Xpedior
   LavaStorm                            Xqsite
   Luminant Worldwide                   Xuma
   Magnet Interactive Group             Zefer

   The following are case studies of a sample of Evolve customers who have deployed our ePlatform to automate their service chain:

 Exodus Communications

   Exodus is a leading provider of complex Internet hosting solutions for enterprises with mission-critical Internet operations. Exodus was looking for a solution to help manage its professional services organization as well as its relationships with its outside services provider partners. Our Opportunity Manager and Resource

Manager modules were selected because the applications can be hosted remotely and because the ePlatform offers more extensive features and functionality than competing offerings. Exodus represents a growing trend of organizations which are choosing to purchase our solutions on a remotely hosted subscriptions basis. By using our ePlatform, Exodus expects to be able to manage its workforce more effectively and streamline and optimize interactions with its services provider partners.

 Novell

   Novell is a leading worldwide provider of Net services software that is rapidly expanding its professional services organization to provide customers with comprehensive education, consulting and technical support programs. Novell is a leading example of a product company which is placing increased emphasis on services as part of a total solution. ServiceSphere was evaluated to help achieve Novell's strategic goal to grow its global services resources by 500% in 2000. Novell has licensed all three modules of our ePlatform. This ensures that it has the tools to keep up with the challenges of building, scaling and integrating a large professional services organization within a traditionally product-oriented enterprise. The first two modules were implemented around the world in less than three months. Plans are underway to deploy the third module worldwide in 2000.

 Scient

   Scient is leading a new category of professional services called systems innovation and is focused on building highly flexible and innovative eBusiness systems that help companies go to market rapidly and build competitive differentiation. Scient selected Evolve to provide a solution to support the growth of its professional services organization. Scient is using our Resource Manager, including connectors to its PeopleSoft human resource system and other systems, to assist in its efforts to build project teams efficiently and to streamline operations in its dynamic environment. Scient is typical of the new generation of information technology-focused consulting firms that account for a significant portion of our customer base.

 marchFIRST

   marchFIRST (formerly Whittman-Hart & USWeb/CKS) is a leading global Internet professional services firm that helps clients perform and strengthen the integration of their business models, brands, systems and processes. marchFIRST has more than 9,000 employees in 14 countries worldwide and is a leading example of a large organization using Evolve's solutions to manage a geographically diverse team of service professionals. marchFIRST chose our ePlatform because they believed our solution could scale to address the mission-critical processes of a $1 billion services firm. marchFIRST also needed a solution that would integrate effectively with its other enterprise applications that were simultaneously deployed--human resources, financial and recruiting. Today, Evolve is used to manage more than 3,300 professionals at marchFIRST, and marchFIRST has plans to expand the use of our software across its global operations.

   Exodus Communications, Novell, Scient and marchFIRST accounted for 1%, 13%, 4%, and 19% of our revenues for the year ended June 30, 2000. Each of the companies continues to be an active customer of ours.

Technology



[Description of diagram]

This graphic is entitled "Evolve ePlatform Architecture". Under the title is a long rectangular box with the text "Presentation Interface" in the middle. Directly below and connected to the left of the rectangle is a large square containing three circles labeled "O", "R" and "D" with curved arrows connecting each one running counter-clockwise forming another circle with the word "ServiceSphere" in the center. Underneath this circle are the words "ePlatform Server". Directly to the right and connected to this square is a vertical rectangle with the word "sXML" in the center. To the right of this rectangle is another square with a circle in it. On the top diameter of this circle is a curved arrow running from right to left around one-third of the diameter with the text "Collaborative Commerce" above. On the bottom of the circle there is an arrow running from left to right with the label "Collaborative Commerce" below. Under the two squares and the vertical rectangle is a rectangle connected to the border of each of them with the text "Analytics Engine". Under this is another rectangle, of the same shape and size, directly connected to it with the text "Application Connectors". Under this is another rectangle directly connected to it, of the same shape and size, with the text "Business rules repository". Under this is another rectangle, of the same shape and size, directly connected to it with the text "Security Controller". Under this is another rectangle, of the same shape and size, directly connected to it with the text "Collaboration and Workflow Manager".

   At the core of our ePlatform solution is a highly adaptable, expandable (scalable), multi-tier, distributed, Internet-based architecture. Our ePlatform architecture provides a common foundation on which all Evolve products and services are built, including the various components of our ServiceSphere application suite and our Services.com online applications portal. Our architecture includes the following components:

 ServiceSphere Server

   Our Java-based ServiceSphere server includes the Opportunity Manager, Resource Manager and Delivery Manager modules that employ extensive professional services domain knowledge. When deployed together, these modules provide a fully integrated, end-to-end service chain automation solution. Alternatively, companies can deploy these modules individually on an as-needed basis. Some of these key features of the server include:

  . the option of running multiple application servers to provide scalability for large sophisticated organizations;

  . patent-pending resource matching algorithms that reduce the time required to staff projects;

  . a flexible object-based design allowing rapid incorporation of new features and functionality; and

  . Java-based portability which provides flexibility to support multiple operating environments.

 Presentation Interface

   We have the flexibility to provide access to a broad set of users by employing different presentation interfaces:

  . Internet Browser--an ease-of-use interface that allows services organizations to manage and share information through a secure intranet or Internet connection;

  . Java Client--a more functionally sophisticated interface for power-users needing to work quickly with complex queries and data manipulations; and

  . Handheld Devices--an interface for mobile access to time and expense entry through popular personal digital assistants such as Palm devices.

  Our architecture is designed to allow us to quickly develop and introduce new presentation interfaces that leverage new and emerging access technologies.

 sXML

   Our ePlatform employs XML (eXtensible Mark-up Language), a common information exchange standard for electronic commerce. We are in the process of developing Services XML (sXML), an advanced version of the XML standard optimized for exchanging information on service opportunities, resources and delivery.

 Inter-company Platform

   We are currently extending the inter-company collaboration capabilities of our existing ServiceSphere and our sXML technology. The inter-company collaboration platform we are developing will be delivered in the form of new products, the first of which we intend to announce publicly later this year.

 Analytics Engine

   We have the ability to report on key data through a sophisticated analytics engine. These reports are available through our browser-based report center, which provides views of the entire service chain, such as opportunity and revenue pipelines, utilization and profitability analysis, and resource supply and demand planning.

 Application Connectors

   Our system provides connectors that support common industry standards and technologies such as JDBC (Java DataBase Connectivity), ODBC (Open DataBase Connectivity), SQL (Structured Query Language) and Java. These connectors allow for integration with:

  . external databases;

  . third party reporting tools that complement our built-in browser-based report center capabilities; and

  . other enterprise applications such as financial, human resource and sales force automation systems.

 Business Rules Repository

   Our ePlatform is designed to capture and store business information, rules and standards in a single, centralized repository that can be accessed by all functional modules. This centralized information structure allows for rapid initial deployment and also facilitates adaptation to changes in the customer's organization and processes without source code modifications. We also believe this architecture will allow us to more easily extend our solution to other industries beyond information technology services.

 Security Controller

   Our integrated security and administration features store profiles and access rules within a centralized repository. Customers can specify individual access rules for employees based on their position within their organization, as well as for customers, partners and other external parties. Our systems supports the Lightweight Directory Access Protocol (LDAP) security standard for universal sign-on and authentication functions.

 Collaboration and Workflow Manager

   Our platform provides sophisticated management of structured knowledge by capturing organizational processes and data in a notification-driven workflow management system. Our platform incorporates an integrated messaging system that notifies users when actions, information or approvals are required. This system helps to streamline approval processes, use knowledge, monitor resources and facilitate collaboration among project team participants.

Research and Development

   We believe that our introduction of new and enhanced products will be a key factor for our future success. As part of our efforts to generate ideas for enhancing our existing products and for developing new ones, we maintain an ongoing dialogue with our customers who are facing new professional services automation challenges. We have devoted and expect to continue to devote significant resources to developing new and enhanced products, including new releases of our ServiceSphere ePlatform and our Services.com offering.

   Our research and development expenses were $5.1 million and $10.4 million in fiscal 1999 and 2000. We expect that research and development expenses will increase in absolute dollars and may increase as a percentage of revenues in future periods as we hire additional research and development personnel to develop our products and services. We expect that we will have to respond quickly to rapid technological change, changing customer needs, frequent product introductions and evolving industry standards that may render existing products and services obsolete. We currently have a number of product development initiatives underway, but we cannot be certain that any enhanced or new products will be embraced by existing or new customers.

Sales and Marketing

   We sell our solutions through our direct sales organization which includes personnel in the metropolitan areas of Atlanta, Boston, Chicago, Dallas, London, Los Angeles, New York, San Francisco and Washington, D.C. In the future, we intend to enhance our market presence through alliances with systems integrators and service partners.

   In selling our products, we typically approach both business users and information technology professionals with an integrated team from our sales and professional services organizations. Initial sales activities typically include a demonstration of our product capabilities followed by one or more detailed technical reviews. Our sales process requires that we work closely with targeted customers to identify short-term professional services automation needs and long-term goals. Our sales team, which includes both sales and technical professionals, then works with the customer to develop a proposal to address these needs. In many cases, we collaborate with our customers' senior management team, including the chief executive officer, chief information officer, chief operating officer and chief financial officer. The level of customer analysis and financial commitment required for many of our product implementations has caused our sales cycle to range from two to nine months.

   We use a variety of marketing programs to build market awareness of our company, our brand name and our products, as well as to attract potential customers. These programs include advertising, market research, product and strategy updates with industry analysts, public relations activities, direct mail programs, telemarketing and telesales, seminars, trade shows, speaking engagements and Web-based marketing. Our marketing organization also produces marketing materials in support of sales to prospective customers that include brochures, data sheets, white papers, presentations and demonstrations. We plan to continue to expand our marketing organization and marketing budget to broaden our market presence.

   We also seek to establish relationships and alliances with major industry vendors that will add value to our products and enhance our market presence. To date, we have established alliances with four industry vendors, and we are actively pursuing strategic relationships with additional industry vendors. The goal of our efforts is to form alliances with partners who can help introduce our solutions to their customer base, and to be able to offer to our own customers additional software applications and consulting and support services that they are likely to benefit from.

Intellectual Property and Proprietary Rights

   Our success is dependent on our ability to develop and protect our proprietary technology and intellectual property rights. We seek to protect our software, documentation and other written materials primarily through a combination of patent, trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. For example, we license rather than sell our software and require licensees to enter into license agreements that impose restrictions on the licensees' ability to use the software. Our license agreement grants to our customers the right to use our software for their internal use only, and not for third-party training, commercial time-sharing, rental or service bureau use. Furthermore, our licensees are prohibited from reverse engineering, decompiling or disassembling our software. Finally, the majority of our licensees agree not to develop, market, license or sell any software product substantially similar in design, features or functionality to our software. In addition, we seek to avoid disclosure of our trade secrets by, among other things, requiring persons with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

   We have two patent applications pending in the United States with respect to the "team builder" functionality in our Resource Manager module, and technology to enable the development of dynamically configurable software systems. Neither of these patents has been issued, and there can be no assurance that any patents will be issued pursuant to these applications or that, if granted, any patent would survive a legal challenge to its validity or provide significant protection to us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. We can offer no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

   It is also possible that third parties will claim that we have infringed their current or future products or technologies. We expect that enterprise applications software developers will increasingly be subject to infringement claims as the number of products in different industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent product shipment, cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business could be harmed.

   We rely on software that we have licensed from Paradigm Software Technologies, Poet Software and Inprise/Borland to perform key functions of our ServiceSphere ePlatform. These companies could discontinue their support of these products, or they could terminate our licenses if we breach our agreements with them. This could result in delays or reductions of sales or shipments of our ePlatform until alternative software could be developed or licensed.

   We indemnify some of our customers against claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending our company and our customers against infringement claims. In the event of a claim of infringement, we or our customers may be required to obtain one or more licenses from third parties. We cannot assure you that such licenses could be obtained from third parties at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any such required license could have a material adverse effect on our business.

Competition

   Competition could seriously harm our ability to sell additional software solutions and subscriptions on prices and terms favorable to us. The markets for our products are intensely competitive and subject to rapidly changing technology. We currently compete against other providers of automation solutions for professional services organizations such as Changepoint and Niku. In addition, we may in the future face competition from providers of enterprise application software or electronic marketplaces. Companies in each of these areas may expand their technologies or acquire companies to support greater professional service automation functionality and capability. In addition, "in house" information technology departments of potential customers have developed or may develop systems that substitute for some of the functionality of our ePlatform.

   Some of our competitors' products may be more effective than our products at performing particular functions or be more customized for particular needs. Even if these functions are more limited than those provided by our products, our competitors' software products could discourage potential customers from purchasing our products. A software product that provides some of the functions of our solutions, but also performs other tasks, may be appealing to some customers because it would reduce the number of different types of software necessary to effectively run their businesses. Further, our competitors may be able to respond more quickly than we can to changes in customer requirements.

   Some of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors have made and may also continue to make strategic acquisitions or establish cooperative relationships among themselves or with other software vendors. They may also establish or strengthen cooperative relationships with our current or future partners, thereby limiting our ability to promote our products through these partners and limiting the number of consultants available to implement our software.

   We believe that the primary competitive factors in our market include:

  . a critical mass of prominent customers that have successfully implemented the solutions;

  . an underlying software infrastructure that fully encapsulates the virtual, collaborative, and people-centric characteristics of the service chain;

  . inter-company collaboration capabilities that facilitate efficient business processes among service chain participants;

  . product quality, performance, features, functionality, and usability;

  . customer service and support; and

  . ease of integration with customers' business processes.

   We believe our current products compete favorably with respect to these factors, although our market is relatively new and evolving rapidly. We may not be able to maintain our competitiveness in the face of significant competition.

Employees

   As of June 30, 2000, we had a total of 326 employees. Of these employees:

  . 83 were engaged in sales and marketing;

  . 69 were in research and development;

  . 137 were in professional services and customer support; and

  . 37 were in finance, administration, recruiting, information technology and corporate operations.

   In addition, as of June 30, 2000, we also employed 13 full-time consultants in our research and development organization.

   Our future performance depends in significant part on our continuing ability to attract, train and retain highly qualified technical, sales, service, marketing, managerial and administrative personnel. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Facilities

   We currently lease approximately 25,000 square feet of office space in one building in San Francisco, California under a lease expiring in November 2000. In November 1999, we entered into a lease for a new 50,000 square foot corporate headquarters facility in Emeryville, California, which we began occupying in May 2000. In connection with the relocation of our corporate headquarters, we expect to incur capital expenditures of approximately $4 million in the fourth quarter of fiscal 2000 and the first quarter of fiscal 2001. We also lease sales offices in the metropolitan areas of Atlanta, Boston, Chicago, Dallas, London, Los Angeles, New York and Washington, D.C., as well as a development facility in Santa Clara, California. We believe that our facilities are adequate for our current needs. We may need to locate additional space to meet our needs in the future.

Legal Proceedings

   From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. In January 2000, PeopleSoft, Inc. filed an action in the California Superior Court, Contra Costa county, alleging claims arising out of our employment of former employees of PeopleSoft, and seeking preliminary and permanent injunctions to preclude additional hiring of PeopleSoft employees. PeopleSoft's claims include inducing breach of contract and unfair competition. On July 19, 2000, PeopleSoft's motion for a preliminary injunction enjoining us from recruiting additional PeopleSoft employees or disclosing any PeopleSoft trade secrets was denied. We do not believe that the imposition of any injunction, even if granted, would have a material impact on our business. Further, we believe PeopleSoft's claims are without merit, and we are in the process of contesting these claims. However, this litigation, whether or not determined or settled in our favor, may be costly and may divert the efforts and attention of our management from normal business operations. We believe that there are no other claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on us.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and their ages as of June 30, 2000 are as follows:

Name                                Age Position
----                                --- --------
John P. Bantleman.................   40 President, Chief Executive Officer and Director
James J. Bozzini..................   33 Chief Operating Officer
Douglas S. Sinclair...............   46 Chief Financial Officer, Corporate Secretary and Treasurer
Marc C. Ferrie....................   36 Senior Vice President, Engineering
Mark L. Davis.....................   38 Vice President, Marketing and Business Development
J. Russell DeLeon.................   34 Vice President, International Business Development
Kurt M. Heikkinen.................   32 Vice President, Worldwide Customer Service
Jeff A. McClure...................   35 Vice President, Marketplace Services
Anil K. Gupta.....................   40 Vice President, Strategy
Joseph A. Fuca....................   35 Vice President, North American Sales
John R. Oltman(1)(2)..............   55 Chairman of the Board of Directors
Jeffrey M. Drazan(1)(2)...........   41 Director
Judith H. Hamilton(1).............   56 Director
Paul Rochester....................   53 Director

--------
(1) Member of Audit Committee

(2) Member of Compensation Committee

   John P. Bantleman has served as President since October 1997, and as Chief Executive Officer and as Director since November 1998. Prior to joining Evolve, Mr. Bantleman served as Executive Vice President of Marketing and Product Management at Logic Works from October 1996 to May 1997, a provider of development tools for enterprise-wide client-server and data warehouse applications. From 1982 to 1996, he was employed by LBMS, a provider of process management applications, where he served as President and Chief Executive Officer after serving in various other management positions. Mr. Bantleman holds a B.S. degree in Computer Science from City University, London, England.

   James J. Bozzini has served as Chief Operating Officer since November 1999. From 1991 to 1999, Mr. Bozzini held various executive positions at PeopleSoft, an applications software vendor, including Senior Vice President of Worldwide Services Operations from January 1998 to July 1999, Vice President, Customer Services from December 1995 until December 1997 and Vice President of Professional Services and Director of European Operations from 1991 to 1995. From 1988 to 1991, Mr. Bozzini also held various positions at Andersen Consulting, an international management and technology consulting organization. Mr. Bozzini holds a B.S. in Business from California State University, Chico.

   Douglas S. Sinclair has served as Chief Financial Officer, Corporate Secretary and Treasurer since April 2000. Prior to joining Evolve, Mr. Sinclair served as Chief Financial Officer of SoftNet Systems, an Internet services provider, from November 1998 to April 2000. Prior to joining SoftNet Systems, Mr. Sinclair served as: Chief Financial Officer of Silicon Valley Networks, Inc., a provider of test management software to telecommunications and networking companies, from April 1998 to November 1998; Chief Financial Officer of International Wireless Communications, Inc., an international cellular business operator, from 1995 to April 1998; Chief Financial Officer of Pittencrieff Communications Inc., then a provider of trunked radio services, from 1993 to 1995; and Chief Financial Officer of Pittencrieff plc., an oil and gas company based in the United Kingdom, from 1990 to 1993. International Wireless Communications, Inc. filed for protection under the bankruptcy laws of the United States in September 1998, subsequent to Mr. Sinclair's departure. Mr. Sinclair holds a B.Sc. in Electrical and Electronic Engineering from the University of Glasgow and an M.B.A. from the Harvard Graduate School of Business Administration.

   Marc C. Ferrie has served as Senior Vice President, Engineering since January 1998. Prior to joining Evolve, Mr. Ferrie served from July 1997 to December 1997 as President and Vice President of Engineering of Omnis Software, a developer of cross-platform rapid application development tools. From 1988 to 1997, he was employed at Ingres Corporation, a developer of database applications, where he held various positions including Vice President of Engineering from January 1995 to June 1997, Vice President of Product Management from 1993 to 1995, and Vice President of Customer Services for France from 1990 to 1993. Mr. Ferrie holds an M.S. degree in Computer Science and Artificial Intelligence from the University of Rene Descartes Paris V, and an M.S. degree in Sociology from the University La Sorbonne, Paris, France.

   Mark L. Davis has served as Vice President, Marketing and Business Development since November 1999. Prior to joining Evolve, Mr. Davis served as Vice President of Marketing, Alliances, and Customer Service at ConvergeNet Technologies, Inc., a storage networking company, from January 1999 through the company's acquisition by Dell Computer in November 1999. From January 1998 to January 1999, he was a Vice President of Marketing at Storage Technology Corporation, an enterprise storage company. From 1991 to 1998, Mr. Davis held various management positions at Sun Microsystems, Inc., a worldwide provider of computer systems, software and services, including Group Manager, Outbound Marketing and Acting Director of Marketing from May 1997 to January 1998; Manager, Marketing Strategy and Programs from January 1996 to May 1997; and Product Line Manager from February 1995 to January 1996. Mr. Davis holds an M.B.A., with honors, from Dartmouth College's Amos Tuck School of Business, and B.S. and B.A. degrees, with honors, in Computer Science and Business Administration from Trinity University.

   J. Russell DeLeon joined Evolve as Vice President, General Counsel and Corporate Secretary in May 1995, and was appointed Treasurer in October 1997, and Vice President, Finance and Administration in November 1998. In April 2000, Mr. DeLeon was appointed Vice President, International Business Development, and he resigned as Vice President, Finance and Administration, General Counsel, Corporate Secretary and Treasurer. Prior to joining Evolve, Mr. DeLeon worked as an associate in the business, corporate finance and intellectual property groups at Morrison & Foerster, an international law firm. Mr. DeLeon, a member of the State Bar of California, holds a B.A. degree in Philosophy from UC Berkeley and a J.D. from Harvard Law School.

   Kurt M. Heikkinen has served as Vice President, Worldwide Customer Service since December 1999. Prior to joining Evolve, Mr. Heikkinen held various positions at PeopleSoft. From August 1999 to November 1999, he served as General Manager of the Human Resource Management Solutions ("HRMS") product division; from October 1997 until August 1999 he served as Vice President, Global Support Services; from July 1996 until October 1997 he served as Development Manager, Asia Pacific HRMS; and from March 1994 until July 1996 he was a Senior Account Manager. Mr. Heikkinen holds a B.S. degree from the University of Wisconsin, Milwaukee.

   Jeff A. McClure has served as Vice President, Marketplace Services since February 2000. He joined Evolve as Director of ASP operations in November 1999. From 1996 to 1999, Mr. McClure served in executive positions at PeopleSoft. From April 1999 until November 1999, he was Vice President, Advantage Programs and Services. From June 1998 until April 1999, he was Vice President, Product Knowledge Services, and from October 1996 through June 1999, he was Director, Service Alliances. Before PeopleSoft, Mr. McClure served as a principal in a financial systems consultancy, and before that he served in various roles at Apple Computer, Inc., a provider of personal computing and communicating solutions, including Business Solutions Evangelist. Mr. McClure holds a B.S. in Business Administration from California State University, Chico.

   Anil K. Gupta joined Evolve as Vice President, Strategy in March 2000. Mr. Gupta served as Vice President, Marketing of Broadbase Software, Inc., a provider of customer relationship software, from August 1999 to March 2000. From January 1999 to August 1999, Mr. Gupta served as Vice President of Marketing at Niku Corporation, a provider of professional management software products. From May 1995 to December 1998, Mr. Gupta held various marketing positions at Baan N.V., a provider of enterprise business software, including Vice President of Marketing for the Baan Supply Chain Solutions. From June 1993 to May 1995, Mr. Gupta served as Director of Industry Marketing at Oracle Corporation, a supplier of software for information management systems. Mr. Gupta holds a B.S. degree in Electrical Engineering from The Birla Institute of Technology and Science in Pilani, India and an M.B.A. degree from Santa Clara University.

   Joseph A. Fuca has served as Vice President, North American Sales since March 2000. From August 1998 to February 2000, Mr. Fuca was Vice President and General Manager of the North American High-Technology and Telecommunications business unit of FirePond, a provider of integrated sales software. From January 1991 to July 1998, Mr. Fuca served in various sales executive positions with Merant (formerly known as INTERSOLV), an e-business software provider. From June 1997 to July 1998, Mr. Fuca was Vice President of Sales for INTERSOLV's Enterprise Solutions Group. From January 1995 to May 1997, Mr. Fuca was Vice President of Sales for Strategic National Accounts at INTERSOLV. Mr. Fuca holds a B.A. in both Business Administration and Communication Arts from California Lutheran University.

   John R. Oltman has served on our Board of Directors since August 1999, and has served as Chairman of the Board of Directors since November 1999. Mr. Oltman has been President of JRO Consulting, Inc. since 1995, in which role he serves as director, advisor and investor in leading technology companies and investment firms. Mr. Oltman also currently serves as the Vice-Chairman of Lante Corporation and Chairman of XOR, Inc. Mr. Oltman also serves as a director for Exult, Inc., Alysis Technologies, Inc., InaCom Corp. and Premier Systems Integrators, Inc. From February 1996 through August 1997, Mr. Oltman served as Chairman and senior member of the Executive Committee of TSW International, a global leader in asset care software and services. From July 1991 to November 1995, Mr. Oltman served as the Chairman and Chief Executive Officer of SHL Systemhouse, a large provider of client/server systems integration and technology outsourcing. Before joining SHL Systemhouse, Mr. Oltman was a worldwide managing partner responsible for systems integration and outsourcing services at Andersen Consulting. Mr. Oltman holds a B.S. degree from the University of Illinois and an M.B.A. degree from Northwestern University's Kellogg School of Management.

   Jeffrey M. Drazan has served on our Board of Directors since November 1998. Mr. Drazan has been a General Partner of Sierra Ventures, a venture capital financing organization, since 1984. Prior to joining Sierra Ventures, Mr. Drazan was employed by AT&T, a telecommunications company, where he held various management positions within the operating divisions of AT&T Long Lines, AT&T Information Systems, and Bell Laboratories. He currently serves on the Board of Directors of Vertel Corporation, a telecommunications software vendor, Fairmarket, an auction services company and other private companies. Mr. Drazan holds an M.B.A. from New York University's Graduate School of Business Administration and a B.S. Degree in Engineering from Princeton University.

   Judith H. Hamilton has served on our Board of Directors since March 1999. Ms. Hamilton has served as President and Chief Executive Officer of Classroom Connect, an Internet company focusing on K-12 education, since January 1999. Prior to this, she served as President and Chief Executive Officer of First Floor, Inc., an Internet marketing enterprise from April 1996 to July 1998. Ms. Hamilton also served as President and Chief Executive Officer of Dataquest, Inc., a technology market intelligence firm, from July 1992 to March 1996. She currently serves on the Board of Directors of R.R. Donnelley & Sons Company, a financial printing services company, Software.com, Inc., an Internet messaging software developer, and Lante Corporation, a consulting firm. Ms. Hamilton holds a B.A. Degree in History and Political Science from Indiana University and has engaged in post-graduate studies in International Relations at Boston University in Heidelberg, Germany as well as studies in Executive Management at the UCLA Graduate School of Management.

   Paul Rochester has served on our Board of Directors since July 2000. Mr. Rochester has been Vice President and General Manager of Professional Services at Sun Microsystems, a worldwide provider of computer systems, software and services, since September 1995. From February 1991 to September 1995, he was Senior Partner at CSC Consulting, a global information technology services company. From September 1989 to February 1991, Mr. Rochester was a partner at Ernst & Young, an international consulting firm. From September 1979 to January 1989, he was a consulting manager with SHL Systemhouse (now MCI Systemhouse), an information technology integration consulting company. Mr. Rochester holds a B.S. degree in Applied Science (Electrical Engineering) from Queens University (Canada) and an M.B.A. in Marketing and Finance from the University of Ottawa, Canada.

Board of Directors

   Our Board of Directors currently consists of five members. Each director holds office until his or her term expires or until his or her successor is duly elected and qualified. Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will provide for a classified Board of Directors. In accordance with the terms of our certificate, our Board of Directors will be divided into three classes whose terms will expire at different times. The three classes will be comprised of the following directors:

  . Class I consists of Jeffrey M. Drazan, who will serve until the annual meeting of stockholders to be held in 2001;

  . Class II consists of John R. Oltman and Paul Rochester, who will serve until the annual meeting of stockholders to be held in 2002; and

  . Class III consists of John P. Bantleman and Judith H. Hamilton, who will serve until the annual meeting of stockholders to be held in 2003.

   At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Committees of the Board of Directors

 Audit Committee

   The audit committee consists of Jeffrey M. Drazan, John R. Oltman and Judith
H. Hamilton. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the Board of Directors regarding the selection of independent accountants.

 Compensation Committee

   The compensation committee consists of Jeffrey M. Drazan and John R. Oltman. The compensation committee reviews and recommends to the Board of Directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock plans and employee benefit plans.

   The Board of Directors selects the directors who will serve as members of these committees and may reduce or enlarge the size of the committees or change the scope of their responsibilities. The Board of Directors has no current plans to take any of these actions. The rules of The Nasdaq Stock Market's National Market, on which our common stock is listed, require us to maintain an audit committee consisting of at least two directors who are not employees of Evolve.

 Compensation Committee Interlocks and Insider Participation

   Our Board of Directors established the compensation committee in December 1998. Prior to establishing the compensation committee, our Board of Directors as a whole performed the functions delegated to the compensation committee. No member of our compensation committee has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. Since the formation of the compensation committee, none of its members has been our officer or employee.

   Employee directors, which currently include only John P. Bantleman, are eligible to participate in our 2000 Employee Stock Purchase Plan.

Director Compensation

   Our Board of Directors will be reimbursed for expenses incurred in attending any meeting of the Board of Directors or any committee thereof. We have adopted a policy whereby each new non-employee director will receive a grant of a stock option to purchase 125,000 shares of our common stock on the date on which such person becomes a director, and an additional grant of a stock option to purchase 35,000 shares of our common stock on the date of each annual meeting of stockholders after such director has served on our Board of Directors for at least one full year. The options will vest over four years. Twenty-five percent of the shares subject to such options will vest on the first anniversary of the date on which the person becomes a director, and 1/48th of the total number of shares vesting each month thereafter. Our directors may also be given the opportunity from time to time to purchase shares of our common stock pursuant to restricted stock purchase agreements.

   In August 2000, we issued options to purchase 41,667 shares of common stock to each of Jeffrey M. Drazan, Judith H. Hamilton, Paul Rochester and JRO Consulting, Inc. In addition, in July 2000, we issued an option to purchase 83,333 shares of common stock to Paul Rochester in connection with his joining our Board of Directors. Ms. Hamilton and Messrs. Drazan and Rochester are members of our Board of Directors. John R. Oltman, the President of JRO Consulting, Inc., is a director of Evolve and the beneficial owner of shares held by JRO Consulting, Inc. The options have an exercise price of $9.00 per share and will vest with respect to 25% of the shares purchased in July or August 2001, and with respect to 1/48 of the underlying shares each month thereafter.

Executive Compensation

   The following Summary Compensation Table sets forth all compensation paid or accrued during our fiscal year ended June 30, 2000, to our President and Chief Executive Officer, and each of our other most highly compensated officers whose compensation exceeded $100,000 for the period. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below that do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers. For a list of our current executive officers and other members of our senior management, see "--Executive Officers and Directors" above.

                           Summary Compensation Table

                                                   Long-Term Compensation
                                                   ----------------------
                              Annual Compensation  Restricted Securities
Name and Principal            --------------------   Stock    Underlying   All Other
Position                 Year Salary ($) Bonus ($) Awards ($) Options (#) Compensation
------------------       ---- ---------- --------- ---------- ----------- ------------
John P. Bantleman....... 2000  234,579    265,625       0(1)         --        --
 President, Chief        1999  187,500    135,520       0            --        --
 Executive Officer       1998  122,743     99,620       0            --        --

Marc C. Ferrie.......... 2000  182,500    113,250       0(2)         --        --
 Senior Vice President,  1999  162,500     35,363       0            --        --
 Engineering             1998   73,864     20,000       0            --        --

J. Russell DeLeon....... 2000  121,250    123,500       0(3)         --        --
 Vice President,         1999  105,000     25,613       0            --        --
 International Business  1998   94,375        --        0            --        --
 Development

James J. Bozzini........ 2000  133,333    105,000       0(4)         --        --
 Chief Operating Officer

Joseph A. Fuca.......... 2000   47,822    157,000       0       258,335        --
 Vice President, North
 American Sales


--------
(1) As of June 30, 2000, Mr. Bantleman had purchased, in aggregate, 1,250,000 shares of restricted stock that had a value of $5,625,000 (based on a value of $4.50 per share, the fair market value of our common stock at the end of fiscal 2000 as determined in good faith by our Board of Directors). In November 1999, Mr. Bantleman purchased 416,667 shares of restricted stock for $500,000, which shares are scheduled to vest on a monthly basis beginning in October 1999. On February 1, 1999, Mr. Bantleman purchased 683,333 shares of restricted stock for $205,000, which shares are scheduled to vest over a four-year period in equal amounts on the 15th day of each month commencing December 15, 1998. On January 31, 1998, Mr. Bantleman purchased 150,000 shares of restricted stock for $270,000. No dividends have been paid on the restricted stock.

(2) As of June 30, 2000, Mr. Ferrie had purchased, in aggregate, 450,000 shares of restricted stock that had a value of $2,025,000 (based on a value of $4.50 per share, the fair market value of our common stock at the end of fiscal 2000 as determined in good faith by our Board of Directors). In November 1999, Mr. Ferrie purchased 133,333 shares of restricted stock for $160,000, which shares are scheduled to vest on a monthly basis beginning in October 1999. On February 1, 1999, Mr. Ferrie purchased 316,667 shares, which are scheduled to vest over a four-year period in equal amounts on the 15th day of each month commencing December 15, 1998. No dividends have been paid on the restricted stock.

(3) As of June 30, 2000, Mr. DeLeon had purchased, in aggregate, 231,334 shares of restricted stock that had a value of $1,041,003 (based on a value of $4.50 per share, the fair market value of our common stock at the end of fiscal 2000, as determined in good faith by our Board of Directors). On February 15, 2000, Mr. DeLeon purchased 66,667 shares of restricted stock for $200,000, which shares are scheduled to vest on a monthly basis beginning in February 2000. On November 18, 1999, Mr. DeLeon purchased 41,667 shares of restricted stock for $50,000, which charges are scheduled to vest on a monthly basis beginning in October 1999. On February 1, 1999, Mr. DeLeon purchased 91,750 shares of restricted stock for $27,525, which shares are scheduled to vest over a four-year period in equal amounts on the 15th day of each month commencing December 15, 1998. On May 15, 1995 and January 26, 1996, Mr. DeLeon purchased 31,250 shares of restricted stock for $9,375. No dividends have been paid on the restricted stock.

(4) In November 1999, Mr. Bozzini purchased 750,000 shares of restricted stock for $900,000, which shares are scheduled to vest as to 187,500 shares on November 1, 2000, and as to 1/48 of the shares per month thereafter. No dividends have been paid on the restricted stock.

 Stock Option Grants in Fiscal 2000

   No stock options were granted to the executive officers named in the table above during the fiscal year ended June 30, 2000. We intend to grant to Mr. Bantleman, our President and Chief Executive Officer, an option to purchase 166,667 shares of common stock on the date of this Prospectus. The option will have an exercise price per share equal to the offering price of our common stock in this offering. The option will vest with respect to 25% of the shares purchased in August 2001, and with respect to 1/48 of the underlying shares each month thereafter.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
 Values

   As of June 30, 2000, all stock options granted to our named executive officers had been exercised. The portion of the shares purchased which remains unvested is subject to repurchase by us at the original purchase price in the event of termination of employment.

Employee Benefit Plans

 2000 Stock Plan

   As of the date of this prospectus, no options or stock purchase rights have been granted under the 2000 Stock Plan. The 2000 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of non-statutory stock options and stock purchase rights to employees, directors and consultants.

   The total number of shares of common stock currently reserved for issuance under the 2000 Stock Plan equals 4,000,000 shares. A number of shares will be added to the 2000 Stock Plan on an annual basis equal to the least of the aggregate number of shares subject to grants made in the previous year, 2,000,000 shares and any lesser amount determined by our Board of Directors.

   Unless terminated sooner, the 2000 Stock Plan will terminate automatically ten years from the effective date of this offering.

   The administrator of our 2000 Stock Plan has the power to determine:

  . the terms of the options or stock purchase rights granted, including the exercise price of the options or stock purchase rights;

  . the number of shares subject to each option or stock purchase right;

  . the vesting schedule of each option or stock purchase right; and

  . the form of consideration payable upon the exercise of each option or stock purchase right.

   Options and stock purchase rights granted under our 2000 Stock Plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 2000 Stock Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of Evolve, or within twelve months after such optionee's termination by death or disability, but not later than the expiration of the option's term.

   In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement grants Evolve a repurchase option, exercisable for any unvested stock purchase rights, upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with Evolve for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Evolve. The repurchase option lapses at a rate determined by the administrator.

   The exercise price of all incentive stock options granted under the 2000 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 2000 Stock Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 Stock Plan may not exceed ten years.

   The 2000 Stock Plan provides that if we merge with or into another corporation, or sell substantially all of our assets, each option and stock purchase right must be assumed or an equivalent option or stock purchase right substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the optionees shall become fully vested in and have the right to exercise such options or stock purchase rights. If an option or stock purchase right becomes fully vested and exercisable in the event of a merger or sale of assets, the administrator must notify the optionee that the option or stock purchase right is fully exercisable for a period of 15 days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of the 15 day period.

 2000 Employee Stock Purchase Plan

   A total of 2,000,000 shares of common stock have been reserved for issuance under our 2000 Employee Stock Purchase Plan, plus annual increases equal to the least of the aggregate number of shares issued pursuant to the 2000 Employee Stock Purchase Plan in the previous year, 1,000,000 shares and a lesser amount determined by our Board of Directors. As of the date of this prospectus, no shares had been granted under our 2000 Employee Stock Purchase Plan.

   The plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, commencing on or about February 1 and August 1 of each year. Each offering period will consist of four consecutive purchase periods of approximately six months' duration, at the end of which, an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on July 31, 2002. The initial purchase period is expected to begin on the date of this offering and end on January 31, 2001. Participants generally may not purchase more than 1,000 shares, or such other number of shares established by the committee or our Board of Directors, on any purchase date or purchase stock having a value measured at the beginning of the offering period greater than $25,000 in any calendar year.

   Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under this plan. The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's base compensation.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   Rights granted under the 2000 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 2000 Employee Stock Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The new exercise date will be set prior to the proposed date of the merger or sale of assets.

   The Compensation Committee has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the purchase plan. The Compensation Committee has the exclusive authority to interpret and apply the provisions of the purchase plan. The 2000 Employee Stock Purchase Plan will terminate automatically in 2010, unless terminated earlier.

 1995 Stock Option Plan, as Amended

   Our 1995 Stock Option Plan, as amended, was adopted by our Board of Directors and by our stockholders in 1995, and it was amended in 1996, 1998, 1999 and 2000. As of June 30, 2000, we had reserved a total of 5,000,000 shares of our common stock for issuance under the plan. The 1995 Stock Option Plan, as amended, provides for the granting to our employees of incentive stock options within the meaning of Section 422 of the United States tax code, and for the granting to employees, including officers and directors, non-employee directors and consultants of non-statutory stock options. No further grants will be made under the 1995 Stock Option Plan following completion of this offering.

   Options granted under our 1995 Stock Option Plan, as amended, are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1995 Stock Option Plan, as amended, must generally be exercised within three months of the end of optionee's status as our employee or consultant, or within twelve months after his or her termination by death or disability, but in no event later than the expiration of the option's ten year term.

   Options granted under our 1995 Stock Option Plan, as amended, will accelerate and become fully vested in the event we are acquired, unless the successor corporation assumes or substitutes other options in their place.

 401(k) Plan

   In April 1996, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Eligible participants may elect to reduce their current compensation up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit and have such reduction contributed to the 401(k) plan. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants to the 401(k) plan, and income earned on plan contributions, are generally not taxable to the participants until withdrawn.

Change of Control, Severance and Employee Arrangements

   In July 2000, we entered into restricted stock purchase agreements with Messrs. Ferrie, Gupta, Heikkinen and Sinclair. Pursuant to such agreements, each of these executive officers purchased shares of our common stock at a price of $4.50 per share. Mr. Sinclair purchased 166,667 shares for an aggregate purchase price of $750,000; and Messrs. Ferrie, Gupta and Heikkinen each purchased 41,667 shares of our common stock for an aggregate purchase of $187,500. The purchase price for each of the foregoing stock purchases was paid for with a promissory note from each of the respective officers that accrues interest at a rate of 6.62% per year. Under the terms of the stock purchase agreements, we have the right to repurchase from these executive officers shares that have not been released from our repurchase option at a price of $4.50 per share. In the case of Messrs. Gupta, Heikkinen and Sinclair, our right to repurchase lapses as to 8/48, 5/48 and 9/48 of the total number of shares on the first anniversary of commencement of their employment, and each month thereafter as to 1/48 of the shares. In the case of Mr. Ferrie, our right to repurchase lapses as to 1/48 of the shares each month.

   In March 2000, we entered into a restricted stock purchase agreement with Mr. Sinclair pursuant to which he purchased 250,000 shares of our common stock at a price of $6.00 per share, for an aggregate purchase price of $1,500,000. The purchase price was paid for with a promissory note that accrues interest at the rate of 6.8% per year. Under the terms of the stock purchase agreement, we have the right to repurchase shares that have not been released from our repurchase option at a price of $6.00 per share. Our right to repurchase lapses as to 1/8 of the total number of shares purchased in October 2000, and each month thereafter, 1/48 of the shares will be released from our repurchase option.

   In February 2000, we entered into restricted stock purchase agreements with each of Messrs. DeLeon, Heikkinen, McClure and Gupta. Pursuant to such agreements, each of these executive officers purchased shares of our common stock at a price of $3.00 per share. Mr. DeLeon purchased 66,667 shares for an aggregate purchase price of $200,000; Mr. Heikkinen purchased 25,000 shares for an aggregate purchase price of

$75,000; Mr. McClure purchased 54,167 shares for an aggregate purchase price of $162,500; and Mr. Gupta purchased 250,000 shares for an aggregate purchase price of $750,000. The purchase price for each of the foregoing stock purchases was paid for with a promissory note from each of the respective officers that accrues interest at the rate of 6.56% per year. Under the terms of the stock purchase agreements, we have the right to repurchase from these executive officers shares that have not been released from our repurchase option at a price of $3.00 per share. With respect to shares purchased by Mr. DeLeon, our right to repurchase lapses as to 1/48 of the total number of shares purchased on the first day of each month beginning in February 2000. With respect to shares purchased by Mr. Heikkinen, our right to repurchase lapses as to 9/48 of the total number of shares purchased on November 1, 2000, and each month thereafter 1/48 of the shares will be released from our repurchase option. With respect to shares purchased by Mr. McClure, our right to repurchase lapses as to 8/48 of the total number of shares purchased on October 1, 2000, and each month thereafter 1/48 of the shares will be released from our repurchase option. With respect to shares purchased by Mr. Gupta, our right to repurchase lapses as to 6/48 of the total number of shares purchased on September 10, 2000, and each month thereafter 1/48 of the shares will be released from our repurchase option.

   In November 1999, we entered into restricted stock purchase agreements with each of Messrs. Bantleman, Bozzini, Ferrie, Davis, Heikkinen and DeLeon. Pursuant to such agreements, each of these executive officers purchased shares of our common stock at a price of $1.20 per share. Mr. Bantleman purchased 416,667 shares for an aggregate purchase price of $500,000; Mr. Bozzini purchased 750,000 shares for an aggregate purchase price of $900,000; Mr. Ferrie purchased 133,333 shares for an aggregate purchase price of $160,000; Mr. Davis purchased 333,333 shares for an aggregate purchase price of $400,000; Mr. Heikkinen purchased 225,000 shares for an aggregate purchase price of $270,000; and Mr. DeLeon purchased 41,667 shares for an aggregate purchase price of $50,000. The purchase price for each of the foregoing stock purchases was paid with a promissory note from each of the respective officers that accrues interest at the rate of 6.08% per year. Under the terms of the stock purchase agreements, we have the right to repurchase from our executive officers shares that have not been released from our repurchase option at a price of $1.20 per share. With respect to shares purchased by Messrs. Bantleman, Ferrie and DeLeon, our right to repurchase lapses as to 1/48 of the total number of shares purchased by each of these executive officers on the first day of each month beginning in October 1999. With respect to shares purchased by Messrs. Bozzini, Davis and Heikkinen, our right to repurchase lapses as to 25% of the total number of shares purchased by each of these officers on November 1, 2000, November 22, 2000 and December 6, 2000, respectively, and each month thereafter 1/48 of the shares will be released from our repurchase option.

   In February 1999, we entered into restricted stock purchase agreements with Messrs. Bantleman, Ferrie and DeLeon. Pursuant to such agreements, each of these executive officers purchased shares of our common stock at a price of $0.30 per share. Mr. Bantleman purchased 683,333 shares for an aggregate purchase price of $205,000; Mr. Ferrie purchased 316,667 shares for an aggregate purchase price of $95,000; and Mr. DeLeon purchased 91,750 shares for an aggregate purchase price of $27,525. The purchase price for each of the stock purchases described above was paid with a promissory note from each of the respective executive officers to us. Under the February 1999 stock purchase agreements, we have the right to repurchase shares from Messrs. Bantleman, Ferrie and DeLeon that have not been released from our repurchase option at a price of $0.30 per share. Our right to repurchase lapses as to 1/48 of the total number of shares purchased by each of these executive officers on the 15th day of each month beginning in January 1999.

   All of the above stock purchase agreements with our executive officers provide that in the event of a change of control of Evolve:

  . if the officer voluntarily terminates his employment before the first anniversary of the change of control, our right of repurchase will lapse with respect to stock that would have otherwise been released only to such termination date, without any acceleration or continued vesting of the stock beyond the date of the officer's voluntary termination;

  . if the officer's position is eliminated and if he is not offered a similar position with comparable pay, our repurchase option will lapse with regard to all of the stock;

  . if the officer is involuntarily terminated by the acquiring party before the first year anniversary of such acquisition, our repurchase right will lapse with respect to, and there will be an acceleration of vesting of, that stock that would have otherwise been released as of the second anniversary of the acquisition; and

  . upon completion of the officer's first year of employment after the acquisition, our repurchase right will lapse with respect to, and there will be an acceleration of vesting in, that stock that would have otherwise been released as of the second anniversary of the acquisition. We have also entered into agreements with each of Messrs. Bantleman, Ferrie and DeLeon dated February 1, 1999, that provide similar acceleration provisions with respect to all shares of restricted stock held by such executive officers. Also, in connection with the hiring of James J. Bozzini as our Chief Operating Officer in November 1999, we entered into an employment agreement and a restricted stock purchase agreement with Mr. Bozzini that provide similar acceleration provisions with respect to all shares of restricted stock held by Mr. Bozzini except that, in the event of any acquisition of Evolve before the first anniversary of employment of Mr. Bozzini, our right to repurchase will lapse with respect to, and there will be an acceleration of vesting in, that stock that would have otherwise been released as of his first anniversary of employment; then the above four provisions will be applied as if the acquisition had occurred on Mr. Bozzini's first anniversary of employment.

   In January 1998 we entered into a restricted stock purchase agreement with Mr. Bantleman. Pursuant to the agreement, Mr. Bantleman purchased 150,000 shares of our stock at a price of $1.80 per share for an aggregate purchase price of $270,000 in exchange for a promissory note. We have the right to repurchase these shares from Mr. Bantleman that have not been released from our repurchase option at a price of $1.80 per share. Our right to repurchase lapsed with respect to 20% of the shares on October 20, 1999, and each month after that 1/60 of the total number of shares purchased will be released from our repurchase option. In the event of a change of control of Evolve, our repurchase right will lapse immediately prior to the consummation of such transaction with respect to all of the shares purchased by Mr. Bantleman under this agreement.

   Options granted under our 1995 Stock Option Plan, as amended, will accelerate and become fully vested in the event we merge into or with another company or sell substantially all our assets, unless the successor corporation assumes the options or substitutes equivalent options in their place.

   Our 2000 Employee Stock Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all our assets, each outstanding option shall be assumed or substituted for a new option by the successor corporation. If the successor corporation refuses to assume or substitute a new option for the outstanding options, any purchase periods then in progress will be shortened and a new exercise date will be set before the date of the proposed sale or merger. All options of an employee will be automatically exercised on that new exercise date unless that employee withdraws from the offering period.

   Options and stock purchase rights granted under our 2000 Stock Plan will accelerate and become fully vested in the event we merge into or with another company or sell substantially all our assets, unless the successor corporation assumes the options or stock purchase rights or substitutes equivalent options or stock purchase rights in their place.

   For additional common stock sales to members of our Board of Directors and their affiliates, see "Certain Relationships and Related Transactions--Common Stock Purchases and Sales" below.

Limitations on Directors' and Executive Officers' Liability and Indemnification

   Our amended and restated certificate of incorporation to be filed upon completion of this offering limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability associated with any of the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemption; or

  . any transaction from which the director derived an improper personal benefit.

This limitation of our directors' liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our amended and restated certificate of incorporation and bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

   We have entered into indemnification agreements with each of our directors and executive officers containing provisions that require us to, among other things, indemnify such directors against liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to cover our directors under any of our liability insurance policies applicable to our directors. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Other than compensation agreements and other arrangements, which are described as required in "Management," and the transactions described below, since we were formed, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  . in which the amount involved exceeded or will exceed $60,000; and

  . in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

   We believe that each of the transactions described below were on terms no less favorable than could have been obtained from unaffiliated third parties. All future transactions between us and any director or executive officer will be subject to approval by a majority of the disinterested members of our Board of Directors.

Preferred Stock Sales

   From July 1, 1996 through July 31, 2000, in a series of private transactions, we issued securities as follows:

                                                                        Purchase
   Security                               Date of Issuance     Shares    Price
   --------                             --------------------- --------- --------
   Series F Preferred Stock............       11/25/98        2,772,195  $3.92
   Series G Preferred Stock............ 11/25/98 and 12/15/98 4,666,667  $2.14
   Series G Preferred Stock............  2/22/00 and 3/14/00  1,160,833  $4.32
   Series H Preferred Stock............  9/28/99 and 12/3/99  5,952,382  $4.20
   Series I Preferred Stock............  6/28/00 and 7/13/00  5,000,000  $6.00

   We issued these securities pursuant to purchase agreements under which we made representations, warranties and covenants, and provided the purchasers with registration rights and information rights, among other privileges. Listed below for holders of 5% or more of our common stock and our directors, officers and entities affiliated with our directors and our officers are the securities they purchased in the above financings:

                                            Shares of Preferred Stock
                                                    Purchased
                                           ---------------------------------
                                                                     Series
   Investor                                Series G     Series H        I
   --------                                ---------    ---------    -------
   Sierra Ventures VI, L.P................ 5,588,312(1) 1,190,476(2) 833,333(5)
   The Goldman Sachs Group, Inc...........       --     1,904,762(3) 666,667
   John R. Oltman.........................       --        23,810(4)     --
   Jeffrey M. Drazan......................    29,167        5,953        --

--------
(1) Includes 5,080,267 shares held by Sierra Ventures VI, L.P. and 508,045 shares held by its general partner, Sierra Associates VI, L.P. Jeffrey M. Drazan, a director of Evolve, is a general partner of Sierra Ventures VI, L.P. Mr. Drazan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares arising from his interest in Sierra Ventures VI, L.P.

(2) Includes 1,082,266 shares held by Sierra Ventures VI, L.P. and 108,211 shares held by its general partner, Sierra Associates VI, L.P. Jeffrey M. Drazan, a director of Evolve, is a general partner of Sierra Ventures VI, L.P. Mr. Drazan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares arising from his interest in Sierra Ventures VI, L.P.

(3) Includes 1,785,714 shares held by The Goldman Sachs Group, Inc. ("GSG") and 119,048 shares held by Stone Street Fund 1999, L.P., an affiliate of GSG that shares voting and investing power with GSG.

(4) Represents 23,810 shares held by JRO Consulting, Inc. John R. Oltman, the President of JRO Consulting, Inc. and a director of Evolve, is the beneficial owner of these shares.

(5) Includes 757,775 shares held by Sierra Ventures VII, L.P. and 75,558 shares held by its general partner, Sierra Associates VII, L.P. Jeffrey M. Drazan, a director of Evolve, is a general partner of Sierra Ventures VII, L.P. Mr. Drazan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares arising from his interest in Sierra Ventures VII, L.P.

Stockholder Rights Agreement

   We have entered into an agreement with the preferred stockholders described above pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock" below. Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

   In connection with our sale of Series I Preferred Stock we entered into an agreement with a purchaser of Series I Preferred Stock which limits our ability to grant additional stock options to our officers, employees, directors or consultants without either the consent of the purchaser or an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock issuable upon conversion of the Series I Preferred Stock. This agreement will terminate upon conclusion of this offering.

Common Stock Purchases and Sales

   In February 2000, we entered into a restricted stock purchase agreement with Ms. Hamilton, one of our directors. Pursuant to this agreement, Ms. Hamilton purchased 83,333 shares of our common stock at a price of $3.00 per share for an aggregate purchase price of $250,000. The purchase price was paid with a promissory note that accrues interest at the rate of 6.56% per year. We have the right to repurchase shares that have not been released from our repurchase option at a price of $3.00 per share. Our right to repurchase lapses as to 25% of the total number of shares on March 6, 2001, and each month thereafter 1/48 of the shares will be released from our repurchase option.

   In November 1999, we sold 83,333 shares of restricted common stock to Jeffrey M. Drazan, one of our directors, at a price of $1.20 per share for an aggregate purchase price of $100,000. The purchase price for the foregoing stock purchase was paid with a promissory note to us from Mr. Drazan that accrues interest at the rate of 6.08% per year. We have the right to repurchase from Mr. Drazan any shares that have not been released from our repurchase option at a price of $1.20 per share. Our right to repurchase will lapse with respect to 25% of the shares purchased by Mr. Drazan on November 18, 2000, and each month thereafter 1/48 of the total number of shares purchased by Mr. Drazan will be released from our repurchase option.

   In November 1999, we sold 83,333 shares of our restricted common stock to The Goldman Sachs Group, Inc. at a price of $1.20 per share for an aggregate purchase price of $100,000. The purchase price was paid with a promissory note that accrues interest at the rate of 6.08% per year. In March 2000, we exercised our right to repurchase all the shares at a price of $1.20 per share.

   In October 1999, we sold 333,333 shares of restricted common stock to JRO Consulting, Inc. at a price of $0.30 per share for an aggregate purchase price of $100,000. The purchase price was paid with a promissory note that accrues interest at the rate of 7.0% per year. John R. Oltman, the President of JRO Consulting, Inc., is a director of Evolve and the beneficial owner of these shares. We have the right to repurchase shares from JRO Consulting, Inc. that have not been released from our repurchase option at a price of $0.30 per share. Our right to repurchase lapses as to 1/48 of the total number of shares purchased by JRO Consulting, Inc. on the last day of each month beginning in September 1999.

   In January 1998 we entered into a restricted stock purchase agreement with Mr. Bantleman. Pursuant to the agreement, Mr. Bantleman purchased 150,000 shares of our stock at a price of $1.80 per share for an aggregate purchase price of $270,000 in exchange for a promissory note that accrues interest at the rate of 5.69% per year. We have the right to repurchase these shares from Mr. Bantleman that have not been released from our repurchase option at a price of $1.80 per share. Our right to repurchase lapsed with respect to 20% of the shares on October 20, 1998, and each month thereafter 1/60 of the total number of shares purchased will be released from our repurchase option.

   For additional common stock sales to employees, see "Management--Change of Control, Severance and Employee Arrangements" above.

Indemnification Agreements

   We have entered into indemnification agreements with each of our directors. Such indemnification agreements require us to indemnify our directors to the fullest extent permitted by Delaware law. We believe that these agreements are necessary to attract and retain qualified persons as directors. For a description of the limitation of our directors' liability and our indemnification of such directors, see "Management--Limitation on Directors' and Executive Officers' Liability and Indemnification" above.

Employee and Related Party Loans

   As described above, we entered into promissory notes with each of our executive officers, Messrs. Bantleman, Bozzini, Davis, Ferrie, DeLeon, McClure, Gupta, Heikkinen and Sinclair; our directors, Mr. Drazan and Ms. Hamilton; JRO Consulting, Inc.; and The Goldman Sachs Group, Inc., for amounts they each borrowed to purchase our restricted stock.

   We loaned Mr. Ferrie $90,000 on November 17, 1999, Mr. DeLeon $7,179 on November 18, 1999, Mr. McClure $135,000 on December 14, 1999, and Mr. Fuca $375,000 on February 15, 2000 and $937,500 on May 30, 2000, each loan pursuant to promissory notes that accrue interest at a rate of 6.00%, 6.08%, 6.20%, 6.56% and 6.40%, respectively, per year. These amounts were borrowed to exercise incentive stock options to purchase shares of our common stock.

   We also loaned Mr. Bantleman $20,000 on March 9, 1999, $40,000 on June 30, 1999, and $40,000 on September 30, 1999. Each loan was made pursuant to a promissory note that accrues interest at a rate of 6.0%. These loans are secured by shares of our common stock held by Mr. Bantleman.

   None of the promissory notes described above requires periodic interest payments. The principal amount and accrued interest on the loan will be due on the earliest of the fourth anniversary of the loan, one year after termination of employment for death or disability, or 30 days after termination of employment for any other reason.

Repurchase of Restricted Stock

   On February 12, 1999 and May 21, 1999, we exercised our right to repurchase a total of 414,584 shares of common stock from two former officers pursuant to the repurchase option in the Restricted Stock Purchase Agreements we entered into with each of these individuals. In connection with the repurchase of this common stock, we cancelled related stockholder loans to these officers in the aggregate amount of $221,000.

Transactions with Sun Microsystems

   Paul Rochester, a member of our Board of Directors, is an officer of Sun Microsystems. In April 2000, we entered into a lease for hardware and software supplied by Sun Microsystems, Inc. We also entered into a service agreement with Sun Microsystems under which Sun Microsystems provides us with technical support for the Sun Microsystems hardware and software that we have leased. In addition, we have contracted with Sun Microsystems to perform professional services for our engineering group. Our payments to Sun Microsystems under the foregoing transactions have not exceeded $500,000 to date.

   In June 2000, Sun Microsystems entered into a Master License Agreement and a Master Services Agreement for the license and implementation of our software. Sun Microsystems will purchase services from us on a time and materials basis to implement our software for use by its North American professional services organization. In the event that the implementation meets the criteria set forth in the Master Licenses

Agreement, Sun Microsystems will pay license fees of $500,000 for the software implemented. In addition, Sun Microsystems will have the option to license an additional $1,000,000 of the software for use by its global professional services operations.

   We believe that all transactions with Sun Microsystems were entered into on an arms-length basis, and on terms no more favorable than those that are customary amongst unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of August 3, 2000, and as adjusted to reflect the sale of common stock offered hereby by the following:

  . each stockholder known by us to own beneficially more than 5% of our common stock;

  . each of our executive officers named in the compensation table above;

  . each of our directors; and

  . all directors and executive officers as a group.

   Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, on the information furnished by such owners, have sole voting power and investment power with respect to such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after August 3, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person. Percent of beneficial ownership is based upon 31,555,039 shares of our common stock outstanding prior to this offering and 36,555,039 shares of common stock outstanding after this offering, assuming no exercise of the underwriters' over-allotment option. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is Evolve Software, Inc., 1400 65th Street, Suite 100, Emeryville, CA 94608. To our knowledge, except as indicated in the footnotes to the table and under applicable community property laws, the stockholders named in the table have sole voting and investment power over all shares listed in the table.

                                                                                     Percent of
                                                                                 Shares Outstanding
                                                             Shares Beneficially ----------------------
                                                               Owned Prior to    Prior to       After
Name and Address of Beneficial Owners                             Offering       Offering     Offering
-------------------------------------                        ------------------- ---------    ---------
Sierra Ventures VI, L.P.(1)................................       7,612,122             24.1%        20.8%
 3000 Sand Hill Rd. Building 4, Suite 210
 Menlo Park, CA 94025
The Goldman Sachs Group, Inc.(2)...........................       2,571,430              8.1          7.0
 85 Broad St.
 New York, NY 10004
John P. Bantleman(3).......................................       1,416,667              4.5          3.9
James J. Bozzini(4)........................................         750,000              2.4          2.1
Marc C. Ferrie(5)..........................................         541,667              1.7          1.5
John R. Oltman(6)..........................................         398,811              1.3          1.1
Joseph A. Fuca(7)..........................................         258,333                *            *
J. Russell DeLeon(8).......................................         250,917                *            *
Jeffrey M. Drazan(9).......................................         160,123                *            *
Paul Rochester(10).........................................         128,333                *            *
Judith H. Hamilton(9)......................................         125,000                *            *
All directors and executive officers as a group (14
 persons)(11)..............................................       5,382,625             17.1         14.7

--------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 6,162,533 shares held by Sierra Ventures VI, L.P., 616,256 shares held by its general partner, SV Associates VI, L.P., as nominee for its general partner UA dated January 14, 1997, 757,775 shares held by Sierra Ventures VII, L.P. and 75,558 shares held by its general partner, Sierra Ventures Associates VII, LLC, as nominee for its members. Jeffrey M. Drazan, a director of Evolve, is a general partner of Sierra Ventures VI, L.P. and Sierra Ventures VII, L.P. Mr. Drazan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them arising from his interest in these limited partnerships.

 (2) Includes 2,452,382 shares held by The Goldman Sachs Group, Inc. ("GSG") and 119,048 shares held by Stone Street Fund 1999, L.P., an affiliate of GSG that shares voting and investing power with GSG.

 (3) Includes 848,889 shares subject to our right of repurchase, which lapses over time. Also includes 166,667 shares issuable upon exercise of a stock option that we intend to grant to Mr. Bantleman on the date of this Prospectus.

 (4) Includes 750,000 shares subject to our right of repurchase, which lapses over time.

 (5) Includes 391,043 shares subject to our right of repurchase, which lapses over time. These shares are held by two trusts of which Mr. Ferrie and members of his family are trustees and beneficiaries.

 (6) Includes 256,945 shares subject to our right of repurchase, which lapses over time. These shares are held by JRO Consulting, Inc. Mr. Oltman, the President of JRO Consulting, Inc. is the beneficial owner of these shares. Also includes 41,667 shares subject to a stock option which may be purchased within 60 days of August 3, 2000.

 (7) Includes 250,000 shares subject to our right of repurchase, which lapses over time.

 (8) Includes 149,009 shares subject to our right of repurchase, which lapses over time.

 (9) Includes 93,333 shares subject to our right of repurchase, which lapses over time. Also includes 41,667 shares subject to a stock option which may be purchased within 60 days of August 3, 2000.

(10) Consists of shares subject to stock options which may be purchased within 60 days of August 3, 2000.

(11) Includes the shares beneficially owned by the persons and entities described in footnotes (3)-(10), as well as shares held by our other executive officers.

                          DESCRIPTION OF CAPITAL STOCK

   We will file our amended and restated certificate of incorporation immediately before the completion of this offering. The following description of our capital stock is intended as a summary only. You should read the full text of our amended and restated certificate of incorporation and our bylaws, which were filed with the registration statement of which this prospectus is a part.

General

   Upon the completion of this offering, we will be authorized to issue 110,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. After this offering there will be 36,555,039 shares of our common stock outstanding and 37,305,039 shares if the underwriters exercise their over-allotment option in full.

Common Stock

   As of June 30, 2000, assuming the conversion of all outstanding shares of preferred stock into common stock and after giving effect to an adjustment to reflect the subsequent sale of our Series I Preferred Stock, there were 31,555,039 shares of common stock outstanding that were held of record by approximately 608 stockholders. There will be 36,555,039 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after June 30, 2000) after giving effect to the sale of our common stock in this offering. There are outstanding options to purchase a total of 2,077,897 shares of our common stock. See "Management-- Stock Plans" for a description of our stock plans.

   The holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. Our amended and restated certificate of incorporation to be filed concurrently with completion of this offering, does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

   Upon the completion of this offering and filing of our amended and restated certificate of incorporation, our Board of Directors will be authorized, without action by the stockholders, to issue 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, all or any of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of all shares of preferred stock upon the right of holders of our common stock until our Board of Directors determines the specific rights of the holders of any preferred stock that may be issued. However, the effect might include, among other things:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; and

  . delaying or preventing a change in our control without further action by the stockholders.

   Upon the closing of this offering, no shares of preferred stock will be outstanding and we have no present plans to issue any shares of preferred stock.

Warrants

   As of June 30, 2000, there were warrants outstanding to purchase a total of 233,333 shares of our common stock, 8,333 shares of our Series B Preferred Stock, 5,000 shares of our Series E Preferred Stock, 161,139 shares of our Series F Preferred Stock, and 5,833 shares of our Series G Preferred Stock. All but two of these outstanding warrants will expire on the effective date of this offering.

Registration Rights

   Pursuant to an Amended and Restated Stockholder Rights Agreement dated June 27, 2000, we entered into with holders of 21,249,160 shares of our common stock (assuming conversion of all outstanding shares of preferred stock), the holders of these shares are entitled to registration rights regarding these shares. The registration rights provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, they are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. The holders of these shares may also require us to file up to two registration statements under the Securities Act at our expense with respect to their shares of common stock. We are required to use our best efforts to effect this registration, subject to conditions and limitations. Furthermore, the holders of these shares may require us to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate on the fifth anniversary of the effective date of this offering.

Charter Provisions and Delaware Laws That May Have an Anti-Takeover Effect

   Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

  . acquisition of us by means of a tender offer;

  . acquisition of us by means of a proxy contest or otherwise; or

  . removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

   Election and Removal of Directors. Effective with the first annual meeting of stockholders following completion of this offering, our amended and restated bylaws provide for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. For more information on the classified board, see the Section entitled "Management--Executive Officers and Directors."

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

   Stockholder Meetings. Under our amended and restated certificate of incorporation and bylaws, only our Board of Directors, Chairman of the Board or Chief Executive Officer may call special meetings of stockholders.

   Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

   Elimination of Stockholder Action By Written Consent. Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

   Elimination of Cumulative Voting. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the Board of Directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our Board of Directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors and to influence the Board of Directors's decision regarding a takeover.

   Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of Evolve. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Evolve.

   Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

Listing

   Our common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "EVLV."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock.

   Upon completion of this offering, based on shares outstanding as of June 30, 2000 we will have 36,555,039 outstanding shares of common stock, assuming the issuance of shares of common stock in this offering, no exercise of the underwriters' over-allotment option, and no exercise of options after June 30, 2000 and after giving effect to an adjustment to reflect the subsequent sale of our Series I Preferred Stock. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. However, the sale of any of these share if purchased by "affiliates" as that term is defined in Rule 144 are subject to the limitations and restrictions that are described below.

   The remaining 31,555,039 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares are "restricted shares" as that term is defined in Rule 144 and therefore may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. In addition, our directors and officers as well as most of our other stockholders and optionholders have entered into "lock-up agreements" with the underwriters. These lock-up agreements provide that, except under limited exceptions, the stockholder may not offer, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock for a period of 180 days after the effective date without the prior written consent of Credit Suisse First Boston Corporation. Accordingly, approximately 25,000,000 shares will become eligible for sale on the 181st day after the effective date of this offering subject to Rules 144 and 701.

   As of June 30, 2000, there were a total of 2,077,897 shares of common stock subject to outstanding options, 1,020,661 of which were vested, and nearly all of which are subject to lock-up agreements. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1995 Stock Option Plan, as amended, our 2000 Stock Plan, and our 2000 Employee Stock Purchase Plan. On the date 180 days after the effective date of the offering, the date that the lock-up agreements expire, a total of approximately 1,500,000 shares of our common stock subject to outstanding options will be vested. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to our 1995 Stock Option Plan, as amended, our 2000 Stock Plan, and our 2000 Employee Stock Purchase Plan generally would be available for resale in the public market.

 Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner except an affiliate of us, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which will equal approximately 366,000 shares immediately after this offering; or

  . the average weekly trading volume of our common stock on The Nasdaq Stock
    Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

 Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an "affiliate," is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

 Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with public information, holding period and volume restrictions contained in Rule 144.

   The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144. Securities issued in reliance on Rule 701 may be sold by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and Wit SoundView Corporation are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Deutsche Bank Securities Inc.......................................
   Wit SoundView Corporation..........................................
                                                                       ---------
     Total............................................................ 5,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                         Per Share                       Total
                               ----------------------------- -----------------------------
                                  Without          With         Without          With
                               Over-allotment Over-allotment Over-allotment Over-allotment
                               -------------- -------------- -------------- --------------
   Underwriting discounts and
    commissions paid by us...      $              $              $              $
   Expenses payable by us....      $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers, directors and stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering price, up to 400,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "EVLV."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include:

  . the information set forth in this prospectus and otherwise available to the underwriters;

  . the history and the prospects for the industry in which we compete;

  . the ability of our management;

  . the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares which they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  . In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters or their affiliates participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that make Internet distributions on the same basis as other allocations. Wit SoundView Corporation has allocated shares of common stock for Internet distribution through its affiliate, Wit Capital Corporation, an online broker/dealer.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws that will vary depending on the relevant jurisdiction, and that may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws;

  . where required by law, that the purchaser is purchasing as principal and not as agent; and

  . the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered under this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Legal matters will be passed upon for the underwriters by Shearman & Sterling, New York, New York. As of the date of this prospectus, WS Investment Company 99B and WS Investment Company 95A, each an investment partnership composed of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to some of the current individual members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 23,512 shares of Common Stock of Evolve Software, Inc.

                                    EXPERTS

   The consolidated financial statements of Evolve Software, Inc. as of June 30, 1999 and 2000 and for each of the three years in the period ended June 30, 2000, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of InfoWide, Inc. (a development stage company) as of December 31, 1998 and 1999 and for the period from April 15, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and the period from April 15, 1998 (inception) to December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph concerning InfoWide, Inc.'s being in the development stage and other factors which raise substantial doubt about the ability of InfoWide, Inc. to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not intended to describe all aspects of the agreements or documents referred to, and in each instance you should refer to the copy of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Commission in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

   Upon completion of the offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

                             EVOLVE SOFTWARE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

EVOLVE SOFTWARE, INC.

                                                                            Page
                                                                            ----
Report of Independent Accountants.........................................   F-2

Consolidated Balance Sheets as of June 30, 1999 and 2000 and Pro Forma as
 of June 30, 2000 ........................................................   F-3

Consolidated Statements of Operations for the years ended June 30, 1998,
 1999 and 2000............................................................   F-4

Consolidated Statements of Stockholders' Equity (Deficit) and Redeemable
 Convertible Preferred Stock for the years ended June 30, 1998, 1999 and
 2000.....................................................................   F-5

Consolidated Statements of Cash Flows for the years ended June 30, 1998,
 1999 and 2000............................................................   F-6

Notes to Consolidated Financial Statements................................   F-7

INFOWIDE, INC.

Independent Auditors' Report..............................................  F-23

Balance Sheets as of December 31, 1998 and December 31, 1999..............  F-24

Statements of Operations for the period from April 15, 1998 (Inception) to
 December 31, 1998 and for year ended December 31, 1999 and for the period from April 15, 1998 (Inception) to December 31, 1999.....................  F-25

Statements of Shareholders' Equity (Deficit) for the period from April 15,
 1998 (Inception) to December 31, 1999....................................  F-26

Statements of Cash Flows for the period from April 15, 1998 (Inception) to
 December 31, 1998 and for the year ended December 31, 1999 and for the period from April 15, 1998 (Inception) to December 31, 1999..............  F-27

Notes to Financial Statements.............................................  F-28

Unaudited Balance Sheet at March 31, 2000.................................  F-33
Unaudited Statements of Operations for the three months ended March 31,
 1999 and 2000 and for the period from April 15, 1998 (Inception) to March
 30, 2000.................................................................  F-34
Unaudited Statement of Shareholders' Equity (Deficit) for the period from
 December 31, 1999 to March 31, 2000......................................  F-35
Unaudited Statements of Cash Flows for the three months ended March 31,
 1999 and 2000 and for the period from April 15, 1998 (Inception) to March
 30, 2000.................................................................  F-36
Unaudited Notes to the Financial Statements...............................  F-37

EVOLVE SOFTWARE, INC.

Unaudited Pro Forma Combined Financial Information........................  F-38

Unaudited Pro Forma Combined Statements of Operations.....................  F-39

Notes to Unaudited Pro Forma Combined Financial Information...............  F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Evolve Software, Inc.

   The reverse stock split described in Note 12 of the notes to the financial statements is not effective at July 28, 2000. When it is effective, we will be in a position to furnish the following report:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and statements of stockholders' equity (deficit) and redeemable convertible preferred stock and of cash flows present fairly, in all material respects, the financial position of Evolve Software, Inc. and its subsidiary at June 30, 1999 and 2000, and the results of their operations and their cash flows for each of three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
July 28, 2000

                             EVOLVE SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                                               Pro Forma
                                                               June 30,        June 30,
                                                          -------------------  ---------
                                                            1999      2000       2000
                                                          --------  ---------  ---------
ASSETS
Current assets:
 Cash and cash equivalents..............................  $  2,840  $  18,660
 Accounts receivable, net of allowance for doubtful
  accounts of none and $125.............................        78      3,952
 Prepaid expenses and other current assets..............       340      2,273
                                                          --------  ---------
   Total current assets.................................     3,258     24,885
Property and equipment, net.............................       521      8,830
Deposits and other assets...............................       248      1,213
Note receivable from related party......................        60        100
Restricted cash.........................................       --       2,000
Purchased technology, net...............................       --       5,324
Goodwill, net...........................................       --      20,470
Other intangibles, net..................................       --       1,157
                                                          --------  ---------
   Total assets.........................................  $  4,087  $  63,979
                                                          ========  =========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
 STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.......................................  $    285  $   6,467
 Accrued liabilities....................................       671      5,965
 Capital lease obligations, current portion.............       371        762
 Deferred revenues, current portion.....................       931      7,093
                                                          --------  ---------
   Total current liabilities............................     2,258     20,287
Deferred revenues, less current portion.................     1,085        --
Capital lease obligations, less current portion.........       238        852
Long term debt..........................................     3,661      3,958
                                                          --------  ---------
   Total liabilities....................................     7,242     25,097
                                                          --------  ---------
Redeemable convertible preferred stock, $0.01 par value;
 130,000,000 shares authorized: 128,577,500 shares
 designated. Shares issued and outstanding: 54,815,669,
 and 115,541,610 shares as of June 30, 1999 and 2000,
 respectively...........................................    31,579     79,514  $     --
Commitments and contingencies (Note 5)
Stockholders' equity (deficit)
 Common stock, $0.01 par value; 25,000,000 shares
  authorized; shares issued and outstanding: 4,171,402
  and 10,305,880 shares as of June 30, 1999 and 2000,
  respectively and 29,562,815 shares issued and
  outstanding pro forma.................................        42        103        296
 Additional paid-in capital.............................     1,857    113,117    192,438
 Notes receivable from stockholders.....................    (1,265)    (9,174)    (9,174)
 Unearned stock-based compensation......................      (359)   (40,295)   (40,295)
 Accumulated deficit....................................   (35,009)  (104,383)  (104,383)
                                                          --------  ---------  ---------
   Total stockholders' equity (deficit).................   (34,734)   (40,632) $  38,882
                                                          --------  ---------  =========
   Total liabilities, redeemable convertible preferred
    stock and stockholders' equity (deficit)............  $  4,087  $  63,979
                                                          ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             EVOLVE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                        Year Ended June 30,
                                                     ----------------------------
                                                       1998      1999      2000
                                                     --------  --------  --------
Revenues:
  Solutions......................................... $    --   $    150  $  7,157
  Subscriptions.....................................      --        367     3,386
                                                     --------  --------  --------
    Total revenues..................................      --        517    10,543
Cost of revenues:
  Solutions (excludes stock-based charges of none,
   $6 and $1,382)...................................      --        245     3,868
  Subscriptions.....................................      --        390     1,920
                                                     --------  --------  --------
Total cost of revenues..............................      --        635     5,788
                                                     --------  --------  --------
    Gross margin (loss).............................      --       (118)    4,755
Operating expenses:
  Research and development (excludes stock-based
   charges of none, $58 and $3,301).................    6,138     5,057    10,415
  Sales and marketing (excludes stock-based charges
   of none, $94 and $4,999).........................    1,253     3,876    24,007
  General and administrative (excludes stock-based
   charges of none, $60 and $9,595).................    1,834     1,857     6,184
  In-process technology write-off...................      --        --      3,126
  Amortization of goodwill and other intangible
   assets...........................................      --        --      2,809
  Stock-based charges...............................      --        218    19,277
                                                     --------  --------  --------
    Total operating expenses........................    9,225    11,008    65,818
                                                     --------  --------  --------
Loss from operations................................   (9,225)  (11,126)  (61,063)
Interest income.....................................      420       277     1,085
Interest expense....................................   (1,772)     (697)     (378)
Other income (expense), net.........................       (5)       75         5
                                                     --------  --------  --------
    Net loss........................................  (10,582)  (11,471)  (60,351)
  Beneficial conversion feature of Series I
   redeemable convertible preferred stock...........      --        --     (9,023)
                                                     --------  --------  --------
  Net loss attributable to common stockholders...... $(10,582) $(11,471) $(69,374)
                                                     ========  ========  ========
Net loss per common share--basic and diluted........ $  (9.27) $  (7.21) $ (22.83)
                                                     ========  ========  ========
Shares used in net loss per common share
 calculation--basic and diluted.....................    1,141     1,591     3,039
                                                     ========  ========  ========
Pro forma net loss per share--basic and diluted
 (unaudited) .......................................                     $  (4.06)
                                                                         ========
Shares used in pro forma net loss per share
 calculation--basic and diluted (unaudited) ........                       17,082
                                                                         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             EVOLVE SOFTWARE, INC.

   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND REDEEMABLE
                          CONVERTIBLE PREFERRED STOCK
                                (in thousands)

                            Redeemable
                            Convertible                                Notes                                  Total
                          Preferred Stock Common Stock   Additional  Receivable    Unearned               Stockholders'
                          --------------- --------------  Paid-In       from     Stock-Based  Accumulated    Equity
                          Shares  Amount  Shares  Amount  Capital   Stockholders Compensation   Deficit     (Deficit)
                          ------- ------- ------  ------ ---------- ------------ ------------ ----------- -------------
Balances, June 30,
1997....................   10,183  11,393  1,871     19        265       (247)     $    --       (12,956)    (12,919)
Repurchase of common
stock...................      --      --    (116)    (1)      (209)        14                        --         (196)
Issuance of common
stock...................      --      --     250      2        448       (450)                       --          --
Exercise of common stock
options.................      --      --     108      1         97        --                         --           98
Issuance of common stock
options to non-
employees...............      --      --     --     --          12        --                         --           12
Net loss................      --      --     --     --         --         --                     (10,582)    (10,582)
                          ------- ------- ------   ----   --------    -------      --------    ---------    --------
Balances, June 30,
1998....................   10,183  11,393  2,113     21        613       (683)          --       (23,538)    (23,587)
Repurchase of common
stock...................      --      --    (138)    (1)      (221)       222                        --          --
Issuance of common stock
for notes receivable to
related parties.........      --      --   1,996     20        760       (780)                       --          --
Exercise of common stock
options.................      --      --     200      2        108        (24)                       --           86
Issuance of common stock
options to non-
employees...............      --      --     --     --          20        --                         --           20
Preferred Series F
issued upon conversion
of promissory notes.....   16,633  10,656    --     --                    --                         --          --
Issuance of preferred
Series G for cash and
conversion of debt, net
of issuance costs of
$770....................   28,000   9,530    --     --                    --                         --          --
Unearned stock-based
compensation............                                       577                     (577)                     --
Amortization of unearned
stock-based
compensation............                                                                218                      218
Net loss................      --      --     --     --         --         --                     (11,471)    (11,471)
                          ------- ------- ------   ----   --------    -------      --------    ---------    --------
Balances, June 30,
1999....................   54,816  31,579  4,171     42      1,857     (1,265)         (359)     (35,009)    (34,734)
Repurchase of common
stock...................                    (992)   (10)      (538)       502                        --          (46)
Repayment of notes
receivable..............                                                   65                                     65
Issuance of common stock
for notes receivable to
related parties.........                   3,296     33      5,685     (5,718)                       --          --
Exercise of common stock
options.................                   1,920     19      3,897     (2,758)                                 1,158
Issuance of common stock
and common stock options
to non-employees........                      11    --         202                                               202
Issuance of preferred
Series H for cash, net
of issuance costs of
$39.....................   35,714  24,961
Issuance of preferred
Series I for cash, net
of issuance costs of
$23.....................   18,047  18,024
Exercise of warrants for
Series G preferred
stock...................    6,965   4,950
Exercise of warrants for
common stock............                      67      1        796                                               797
Issuance of warrants for
stock-based settlement..                                       651                                               651
Dividend relative to
beneficial conversion
feature related to
issuance of Series I
preferred stock in June
2000....................                                     9,023                                             9,023
Common stock issued for
the acquisition of
InfoWide................                   1,833     18     32,982                                            33,000
Unearned stock-based
compensation............                                    58,562                  (58,562)                     --
Amortization of unearned
stock-based
compensation............                                                             18,626                   18,626
Net loss................                                                                         (69,374)    (69,374)
                          ------- ------- ------   ----   --------    -------      --------    ---------    --------
Balances, June 30,
2000....................  115,542 $79,514 10,306   $103   $113,117    $(9,174)     $(40,295)   $(104,383)   $(40,632)
                          ======= ======= ======   ====   ========    =======      ========    =========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             EVOLVE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                        Year Ended June 30,
                                                     ----------------------------
                                                       1998      1999      2000
                                                     --------  --------  --------
Cash flows from operating activities:
 Net loss attributable to common stockholders....... $(10,582) $(11,471) $(69,374)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
 Loss on disposal of fixed assets...................       48         7       --
 Amortization of debt issuance costs................      568       --        --
 Common stock options issued to non-employees.......       12        20       104
 Allowance for doubtful accounts....................      --        --        125
 Depreciation and amortization......................      439       384     3,799
 In-process technology write-off....................      --        --      3,126
 Accrued interest...................................    1,081       571       297
 Dividend relative to beneficial conversion feature
  related to issuance of Series I Preferred Stock...      --        --      9,023
 Stock-based charges................................                218    19,277
 Changes in assets and liabilities:
  Accounts receivable...............................      --        (78)   (3,974)
  Prepaid expenses and other current assets.........      (29)     (201)   (1,933)
  Note receivable from related party................      (20)      (40)      (40)
  Deposits and other assets.........................       37       (42)     (924)
  Accounts payable..................................      155         3     6,182
  Accrued liabilities...............................      (28)      331     5,132
  Deferred revenues.................................      --      1,966     5,077
                                                     --------  --------  --------
   Net cash used in operating activities............   (8,319)   (8,332)  (24,103)
                                                     --------  --------  --------
Cash flows from investing activities:
 Purchase of short term investments.................      --        --     (1,298)
 Maturity from sale of short-term investments.......      --        --      1,298
 Purchases of property and equipment................      --        (41)   (7,512)
 Restricted cash....................................      --        --     (2,000)
 Purchase of intangibles............................      --        --       (275)
 Cash acquired upon acquisition of InfoWide.........      --        --        291
                                                     --------  --------  --------
   Net cash used in investing activities............      --        (41)   (9,496)
                                                     --------  --------  --------
Cash flows from financing activities:
 Payments under capital lease obligations...........     (288)     (379)     (490)
 Repayment of notes payable to related party........      --       (100)      --
 Proceeds from (repayment of) long-term debt........      (21)      --        --
 Proceeds from payment on note receivable...........      --        --         65
 Proceeds from issuance of preferred stock, net of
  issuance costs....................................      --      9,530    47,935
 Proceeds from exercise of common stock options.....       98        86     1,158
 Proceeds from exercise of warrants for common
  stock.............................................      --        --        797
 Payments on repurchase of common stock.............      (96)      --        (46)
                                                     --------  --------  --------
   Net cash provided by (used in) financing
    activities......................................     (307)    9,137    49,419
                                                     --------  --------  --------
Increase/(decrease) in cash and cash equivalents ...   (8,626)      764    15,820
Cash and cash equivalents at beginning of period....   10,702     2,076     2,840
                                                     --------  --------  --------
Cash and cash equivalents at end of period ......... $  2,076  $  2,840  $ 18,660
                                                     ========  ========  ========
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest........... $    123  $    121  $     71
                                                     ========  ========  ========
Supplemental schedule of noncash investing and
 financing activities:
 Assets acquired under capital leases............... $    368  $    235  $  1,495
                                                     ========  ========  ========
 Notes receivable from stockholder in exchange for
  common stock...................................... $    450  $    804  $  8,476
                                                     ========  ========  ========
 Repurchase of common stock issued for notes
  receivable........................................ $     14  $    222  $    502
                                                     ========  ========  ========
 Repurchase of common stock for notes payable....... $    100  $    --   $    --
                                                     ========  ========  ========
 Conversion of convertible debt into Series F
  preferred stock................................... $    --   $ 10,656  $    --
                                                     ========  ========  ========
 Conversion of convertible debt into non-convertible
  promissory note................................... $    --   $  3,500  $    --
                                                     ========  ========  ========
 Acquisition of intangible assets................... $    --   $    --   $ 29,448
                                                     ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             EVOLVE SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Formation and Business of the Company

   Evolve Software, Inc. (the "Company") was incorporated under the laws of the state of Delaware in February 1995 for the purpose of designing, developing, marketing and supporting enterprise application software products. The Company commenced development of its product, ServiceSphere, in September 1997. This product was released in early 1999 and enables professional service organizations to integrate and automate the selling, managing and delivery of professional services.

   The Company had incurred losses of $104.4 million since inception through June 30, 2000. The Company has funded its operations since inception through borrowings and the sale of equity securities.

 Acquisition of InfoWide, Inc.

   On March 31, 2000, the Company acquired all the common stock of InfoWide, Inc. for a total purchase price of $33.0 million which consisted of 1.8 million shares of the Company's common stock and related expenses. InfoWide, Inc. was incorporated on April 15, 1998 under the laws of the state of Delaware. The Company has developed a web-hosted, rent on demand financial management package designed for professional services organizations. The acquisition was accounted for as a purchase and the results of operations of InfoWide, Inc. have been included in the consolidated financial statements from the date of acquisition.

   The allocation of the purchase price was based on the estimated fair value of the following items (in thousands):

   Assets less liabilities at the date of the acquisition.............. $   496
   Goodwill............................................................  22,581
   Developed technology................................................   5,877
   In-process technology...............................................   3,126
   Other intangibles...................................................     990
   Acquisition costs...................................................     (70)
                                                                        -------
                                                                        $33,000
                                                                        =======

   The amount allocated to the purchased in-process technology of $3.1 million was determined based on an appraisal completed by an independent third party using established valuation techniques and was expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed. The products' percentages of completion were estimated to be in the range between 10% to 67%. The value of this in-process technology was determined by estimating the resulting cash flows from the sale of the products resulting from the completion of the in-process technology, estimating the costs to develop the purchased in-process technology into commercially viable products and discounting the net cash flows back to their present value.

   The following unaudited pro forma consolidated financial information presents the combined results of the Company and InfoWide, Inc. as if the acquisition had occurred on July 1, 1998, after giving effect to certain adjustments, principally the elimination of in-process technology write-off and amortization of goodwill and other intangible assets. This unaudited pro forma consolidated financial information does not necessarily reflect the results of operations that would have occurred had the acquisition been completed on July 1, 1998 (in thousands except per share amounts).

                                                             Year Ended June
                                                                   30,
                                                            ------------------
                                                              1999      2000
                                                            --------  --------
       Revenues............................................ $    517  $ 10,604
                                                            ========  ========
       Net loss............................................ $(22,546) $(74,777)
                                                            ========  ========
       Basic and diluted net loss per share................ $  (6.58) $ (15.35)
                                                            ========  ========

                             EVOLVE SOFTWARE, INC.

2. Summary of Significant Accounting Policies

 Principles of consolidated financial statements

   These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

   Cash and cash equivalents consist of highly liquid investments with original or remaining maturities of three months or less at the purchase date. Substantially all cash and cash equivalents are on deposit with three financial institutions.

 Investments

   The Company classifies all of its investments as "available for sale" in accordance with the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, the Company states its investments at estimated fair value, with unrealized gains and losses reported in stockholders' equity. The cost of securities sold is based on the specific identification method. Such securities are anticipated to be used for current operations and are, therefore, classified as current assets. For the year ended June 30, 2000, there were no significant realized or unrealized holding gains or losses.

 Property and equipment

   Computers and software are stated at cost, and are depreciated using the straight-line basis over three years. Furniture and fixtures are stated at cost, and are depreciated on the straight-line basis over five years. Leasehold improvements are stated at cost, and will be depreciated using the straight-line basis over seven years. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the statement of operations.

 Capitalization of internal-use software costs

   In July 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," which requires software development costs associated with internal use software to be charged to operations until certain capitalization criteria are met.

 Income taxes

   Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and the net operating loss and credit carryforwards using enacted tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                             EVOLVE SOFTWARE, INC.

 Fair value of financial instruments

   Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, short term investments, accounts receivable, accounts payable, accrued liabilities and long-term debt securities, approximate fair value because of their short maturities.

 Restricted cash

   At June 30, 2000, cash balances of $2.0 million were restricted from withdrawal and held by a bank in the form of a certificate of deposit. The certificate of deposit serves as collateral supporting standby letters of credit issued to the Company's landlord for the Emeryville, California facility as security deposits.

 Concentrations

   Cash and cash equivalents are maintained with three major financial institutions in the United States. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and therefore, bear minimum risk.

   At June 30, 1999, the Company had no customers that had significant accounts receivable balances. At June 30, 2000, 2 customers represented 15% and 10% of accounts receivable.

   For the year ended June 30, 1999, 3 customers represented 58%, 32% and 10% of total revenues. For the year ended June 30, 2000, 2 customers represented 19% and 13% of total revenues.

 Revenue recognition

   The Company derives revenues from fees for licenses and services ("Solutions revenue") and fees from maintenance, application service provider and subscription agreements ("Subscription revenue").

   The Company recognizes revenues in accordance with the provisions of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, "Software Revenue Recognition." This was amended by SOP No. 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2" and SOP 98-9, "Modification of SOP 97-2 With Respect to Certain Transactions." Under SOP 97-2 as amended, the Company recognizes revenues when all of the following conditions are met:

  . The Company has signed a non-cancellable agreement with the customer

  . The Company has delivered the software product to the customer

  . The amount of fees to be paid by the customer is fixed or determinable and

  . The Company believes that collection of these fees is probable

   Generally, the Company has vendor specific objective evidence of fair value for the maintenance element of software arrangements based on the renewal rates for maintenance in future years as specified in the contracts. In such cases, the Company defers the maintenance revenue at the outset of the arrangement and recognizes it ratably over the period during which the maintenance is to be provided, which normally commences on the date the software is delivered.

   The Company does not have vendor specific objective evidence of fair value for services specified in software arrangements, as the services are never sold separately. Accordingly the remaining software revenue allocated to the software license and services are recognized ratably on a straight line basis over the period during which the services are provided, which is generally between six and nine months.

                             EVOLVE SOFTWARE, INC.

   The Company recognizes revenue from its application service provider ("ASP") business, whereby it provides the software, and provides maintenance and other services to the customer but also hosts the software on its own servers making the solution available to the customer via the Internet. In such situations, customers pay a monthly fee for the term of the contract in return for access to the Company's software, maintenance and other services such as implementation, training, consulting and hosting. For such ASP software arrangements the Company does not have vendor specific objective evidence of fair value for the elements of the contract and accordingly fees from such arrangements will be recognized on a monthly basis as the hosting service is provided.

   In software arrangements where, as part of the contract with the customer, the Company has agreed to deliver unspecified additional software products in the future, it has accounted for the arrangement as a subscription and all software revenue from the arrangement is recognized ratably over the term of the contracts. Additionally, in software arrangements where the amount of fees to be paid by the customer is deemed not to be fixed or determinable, generally due to extended payment terms, the Company recognizes revenue when such fees become due and payable by the customer.

 Stock-based charges

   The Company follows the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS 123 have been presented. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price of the option. Stock, stock options, and warrants for stock issued to non-employees have been accounted for in accordance with the provisions of SFAS 123 and Emerging Issue Task Force Issue No. 96-18, "Accounting for Equity instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." The Company presents stock-based charges as a separate line item in its consolidated statements of operations for the years ended June 30, 1999 and 2000.

 Segment information

   In 1998, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." Under the new standard the Company is required to use the "management" approach in reporting its segments. The management approach designates that the internal organization that is used by management for making operating decisions and assessing performance be the source of the Company's segments. The Company believes that it operates in only one segment, professional services software and uses only one measure of profitability for internal reporting purposes. To date substantially all of the Company's revenues have been derived from within the U.S.

 Comprehensive income

   The Company follows SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The Company's total comprehensive loss was the same as its net loss for the years ended June 30, 1998, 1999 and 2000.

                             EVOLVE SOFTWARE, INC.

 Software development costs

   Costs incurred in the research, design and development of products are expensed as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of the Company's products and general release substantially coincide. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

 Net loss per share

   Basic net loss per common share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred stock, are included in the diluted net loss per common share calculation to the extent these shares are dilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands):

                                                    Year Ended June 30,
                                                 ----------------------------
                                                   1998      1999      2000
                                                 --------  --------  --------
   Numerator
     Net loss................................... $(10,582) $(11,471) $(60,351)
     Beneficial conversion feature of Series I
      Redeemable Convertible Preferred Stock....      --        --     (9,023)
                                                 --------  --------  --------
     Net loss attributable to Common
      Stockholders.............................. $(10,582) $(11,471) $(69,374)
                                                 ========  ========  ========
   Denominator
     Weighted average common shares.............    2,000     2,899     7,007
     Weighted average unvested common shares
      subject to repurchase.....................     (859)   (1,308)   (3,968)
                                                 --------  --------  --------
     Denominator for basic and diluted
      calculation...............................    1,141     1,591     3,039
                                                 ========  ========  ========

   The following table summarizes common stock equivalents that are not included in the denominator used in the diluted net loss per common share calculation because to do so would be antidilutive for the periods indicated (in thousands):

                                                                June 30,
                                                           -------------------
   Effect of common stock equivalents at:                  1998   1999   2000
   --------------------------------------                  ----- ------ ------
   Series A convertible preferred stock...................   195    195    195
   Series B convertible preferred stock...................   513    513    513
   Series C convertible preferred stock...................   167    167    167
   Series D convertible preferred stock...................   490    490    490
   Series E convertible preferred stock...................   333    333    333
   Series F convertible preferred stock...................   --   2,772  2,772
   Series G convertible preferred stock...................   --   4,667  5,828
   Series H convertible preferred stock...................   --     --   5,952
   Series I convertible preferred stock...................   --     --   3,008
   Options to purchase common stock.......................   447    928  2,070
   Warrants to purchase convertible preferred and common
    stock.................................................   352  1,641    414
                                                           ----- ------ ------
                                                           2,497 11,706 21,742
                                                           ===== ====== ======

                             EVOLVE SOFTWARE, INC.

   Unaudited pro forma net loss per share has been computed as described above and also gives effect to the conversion of redeemable convertible preferred stock that will automatically convert upon completion of the Company's initial public offering (using the if-converted method). Pro forma basic and diluted net loss per share is as follows (in thousands):

                                                             Year Ended June
                                                                   30,
                                                            ------------------
                                                              1999      2000
                                                            --------  --------
   Numerator
     Net loss.............................................. $(11,471) $(60,351)
     Beneficial conversion feature of Series I Redeemable
      Convertible Preferred Stock..........................      --     (9,023)
                                                            --------  --------
     Net loss attributable to Common Stockholders.......... $(11,471) $(69,374)
                                                            ========  ========
   Denominator
     Shares used in computing basic and diluted net loss
      per share............................................    1,591     3,039
     Adjusted to reflect the effect of the assumed
      conversion of all convertible preferred stock from
      the date of issuance.................................             14,043
                                                                      --------
     Weighted average shares used in computing pro forma
      basic and diluted net loss per share.................             17,082
                                                                      ========

 Unaudited pro forma Stockholders' Equity

   Upon the closing of the Company's IPO, all outstanding redeemable convertible preferred stock will be converted automatically into common stock. The pro forma effect of this conversion has been presented as a separate column in the Company's balance sheet, assuming the conversion had occurred as of June 30, 2000.

 New accounting pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," that requires companies to record derivative financial instruments on their balance sheets as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative instrument and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," that amends SFAS No. 133 to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities--An Amendment of FASB No. 133." SFAS 138 amends the accounting and reporting standards for certain derivatives and hedging activities such as net settlement contracts, foreign currency translations and intercompany derivatives. The Company will adopt SFAS No. 133 in its quarter ending September 30, 2000. To date, the Company has not engaged in derivatives or hedging activities.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company complies with the guidance in SAB 101 for all periods presented.

                             EVOLVE SOFTWARE, INC.

   In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions involving Stock Compensation," an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of certain of the provisions of FIN 44 prior to March 31, 2000 did not have a material impact on the consolidated financial statements. Management does not expect that the adoption of the remaining provisions will have a material effect on the consolidated financial statements.

3. Property and Equipment, Net

                                                                  June 30,
                                                               ----------------
                                                                1999     2000
                                                               -------  -------
   Computers.................................................. $ 1,153  $ 5,121
   Software...................................................     258    2,333
   Furniture and fixtures.....................................     254    2,689
   Leasehold improvements.....................................     --        41
   Software developed for internal use........................     --       718
                                                               -------  -------
                                                                 1,665   10,902
   Less: Accumulated depreciation and amortization............  (1,144)  (2,072)
                                                               -------  -------
                                                               $   521  $ 8,830
                                                               =======  =======

   The Company leases certain computers, furniture and fixtures, and software under capital leases. The total cost and accumulated amortization of these assets as of June 30, 1999 and 2000 are as follows:

                                                                  June 30,
                                                               ----------------
                                                                1999     2000
                                                               -------  -------
   Computers.................................................. $ 1,153  $ 2,684
   Software...................................................     250      214
   Furniture and fixtures.....................................     216      216
                                                               -------  -------
                                                                 1,619    3,114
   Less: accumulated amortization.............................  (1,113)  (1,502)
                                                               -------  -------
                                                               $   506  $ 1,612
                                                               =======  =======

4. Accrued Liabilities

                                                                     June 30,
                                                                    -----------
                                                                    1999  2000
                                                                    ---- ------
   Accrued compensation and related expenses....................... $553 $3,802
   Sales taxes payable.............................................   19    446
   Audit and tax fees..............................................   23    359
   Legal fees......................................................  --     388
   Other...........................................................   76    970
                                                                    ---- ------
                                                                    $671 $5,965
                                                                    ==== ======

                             EVOLVE SOFTWARE, INC.

5. Commitments and Contingencies

 Capital leases

   Future minimum lease payments under capital leases at June 30, 2000 are as follows:

                                                                        June 30,
                                                                          2000
                                                                        --------
     2001..............................................................  $  853
     2002..............................................................     699
     2003..............................................................     191
                                                                         ------
   Total minimum lease payments........................................   1,743
   Less amount representing interest...................................    (129)
                                                                         ------
   Present value of minimum lease payments.............................   1,614
   Less current portion of capital lease obligations...................    (762)
                                                                         ------
                                                                         $  852
                                                                         ======

 Operating leases

   The Company leases its office facilities under operating leases. Future minimum obligations under noncancelable operating leases at June 30, 2000 are as follows:

                                                                        June 30,
                                                                          2000
                                                                        --------
     2001..............................................................  $1,479
     2002..............................................................   1,353
     2003..............................................................   1,353
     2004..............................................................   1,353
     2005..............................................................   1,353
     Thereafter........................................................     902
                                                                         ------
                                                                         $7,793
                                                                         ======

   Rent expense under operating leases for the years ended June 30, 1998, 1999 and 2000 was $446,000, $483,000 and $747,000, respectively.

 Contingencies

   From time to time, the Company may become involved in litigation relating to additional claims arising from the ordinary course of business. In January 2000, PeopleSoft, Inc. filed an action in the California Superior Court alleging certain claims arising out of the Company's employment of former employees of PeopleSoft, and seeking an injunction to preclude additional hiring of PeopleSoft employees. On July 19, 2000, PeopleSoft's motion for a preliminary injunction enjoining the Company from recruiting additional PeopleSoft employees or disclosing any PeopleSoft trade secrets was denied. The Company believes PeopleSoft's claims are without merit, and the Company is in the process of contesting these claims. This litigation, whether or not determined or settled in the Company's favor, may be costly and may divert the efforts and attention of the Company's management from normal business operations.

6. Long-Term Debt

   On March 13, 1997 and April 11, 1997, the Company issued Senior Subordinated Convertible Notes totaling $12.7 million. The notes were issued in $25,000 units and bore interest of 8.5% per annum, payable

                             EVOLVE SOFTWARE, INC.

upon conversion or maturity of the notes. In December 1998, the Company converted its outstanding Senior Subordinated Convertible Notes with principal of $12.7 million and accrued interest of $1.8 million into 16,633,169 shares of Series F preferred stock and uncollateralized non-convertible promissory notes with principal of $3.5 million due on the earlier of November 15, 2008 or at the election of the lenders upon the closing of an acquisition transaction or an initial public offering with proceeds to the Company of $20.0 million or more. The non-convertible promissory notes accrue interest at 8.5% per annum. Accrued interest at June 30, 2000 on the non-convertible notes amounted to $458,000.

   In addition, the warrants originally issued in association with the convertible debt for an aggregate exercise price of $636,000 were converted into warrants to purchase 966,831 shares of Series F preferred stock (see Note
8).

   In October 1998, the Company received a $1.0 million convertible bridge loan from an investor. This bridge loan accrued interest at a rate of 8% per annum. In November and December 1998, the Company issued 28,000,000 shares of Series G preferred stock to the investors for total proceeds of $10.0 million by conversion in exchange for the $1.0 million bridge loan and $9.0 million in cash. The Company also granted to the purchaser of the Series G preferred stock a warrant to purchase up to 7,000,000 shares of Series G preferred stock for an aggregate exercise price of $5.0 million. The value of these warrants has been accounted for as a cost of issuance. During the year ended June 30, 2000, warrants for 6,965,000 shares of the Series G preferred stock were exercised. The remaining warrants remain unexercised at June 30, 2000.

7. Income Taxes

   The tax effects of temporary differences that give rise to significant portions of deferred tax assets are as follows:

                                                            June 30,
                                                   ----------------------------
                                                     1998      1999      2000
                                                   --------  --------  --------
   Net operating loss carryforwards............... $  6,688  $ 11,309  $ 23,909
   Depreciation...................................      (16)       77      (203)
   Capitalized start-up costs--net................    3,635     1,945     1,416
   Accrued liabilities............................       78       121     1,523
   InfoWide Acquisition liability.................      --        --     (2,735)
   Research and development credit................      135     1,823     1,866
                                                   --------  --------  --------
     Total deferred assets........................   10,520    15,275    25,776
   Less valuation allowance.......................  (10,520)  (15,275)  (25,776)
                                                   --------  --------  --------
                                                   $    --   $    --   $    --
                                                   ========  ========  ========

   Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

   At June 30, 2000, the Company has federal and state net operating loss carryforwards of approximately $61.6 million and $34.5 million, respectively, available to reduce future taxable income. These carryforwards expire through 2020 and 2005, respectively. In addition, the Company has research and development tax credit carryforwards of approximately $1.8 million and $682,000, respectively, for federal and state income tax purposes at June 30, 2020. The research and development tax credit carryforwards expire in 2020.

                             EVOLVE SOFTWARE, INC.

   The Company's ability to utilize its net operating loss carryforwards to offset future taxable income may be subject to restrictions attributable to equity transactions that result in change in ownership as defined in the Tax Reform Act of 1986. These restrictions may limit, on an annual basis, the Company's future use of its net operating loss carryforwards and research and development tax credit.

8. Stockholders' Equity

 Common stock

   In fiscal 2000, the Company increased its authorized capital stock to 25,000,000 shares of common stock and 130,000,000 shares of preferred stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of preferred stock outstanding. As of June 30, 1999, no dividends have been declared. At June 30, 1999 and June 30, 2000, 2,243,022 and 5,266,253 unvested shares of common stock, respectively, were subject to repurchase.

 Preferred stock

   Under the Company's Certificate of Incorporation, as amended in June 2000, the Company is authorized to issue 130,000,000 shares of preferred stock. From inception through June 30, 2000, the Company issued preferred stock as follows:

                                         Amount
                                         Net of                                                  Common
                             Original   Issuance   Shares    Issued and  Par Value Liquidation    Stock
                            Issue Price  Costs   Authorized  Outstanding  Amount   Preference  Equivalents
                            ----------- -------- ----------- ----------- --------- ----------- -----------
   Series A................ $      0.40 $   452    1,167,500   1,167,500   $0.01     $   467      194,583
   Series B................ $      1.00   3,030    3,125,000   3,075,000    0.01       3,075      512,500
   Series C................ $      1.00     988    1,000,000   1,000,000    0.01       1,000      166,667
   Series D................ $      1.00   2,905    2,940,000   2,940,000    0.01       2,940      490,000
   Series E................ $      2.00   4,018    2,030,000   2,000,000    0.01       4,000      333,333
   Series F ............... $      0.65  10,656   17,600,000  16,633,169    0.01      10,942    2,772,195
   Series G................ $0.36-$0.71  14,480   35,000,000  34,965,000    0.01      14,975    5,827,500
   Series H................ $      0.70  24,961   35,715,000  35,714,289    0.01      25,000    5,952,382
   Series I................ $      1.00  18,024   30,000,000  18,046,652    0.01      18,047    3,007,775
                                        -------  ----------- -----------             -------   ----------
                                        $79,514  128,577,500 115,541,610             $80,446   19,256,935
                                        =======  =========== ===========             =======   ==========

 Dividends

   The holders of outstanding Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series I are entitled to receive in any fiscal year, when, if and as declared by the Board of Directors, noncumulative dividends in cash at an annual rate of 10% of the original issuance price per share. Such dividends will be declared or paid prior and in preference to any declaration or payment of any dividend on the common stock. As of June 30, 1999 and June 30, 2000, no dividends have been declared.

 Voting Rights

   Each share of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series I preferred stock entitles a holder to the number of votes per share equal to the number of shares of common stock into which each share of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series I preferred stock is then convertible.

                             EVOLVE SOFTWARE, INC.

 Liquidation Preference

   In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series G, Series H, and Series I preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus of funds to the holders of Series A, Series B, Series C, Series D, Series E, and Series F preferred stock and common stock, an amount equal to the Series G, Series H, and Series I Original Issue Price for each share of Series G, Series H, and Series I preferred stock plus any declared but unpaid dividends on such shares. After payments are made to holders of Series G, H, and I preferred stock, the holders of Series F Preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds to the Series A, Series B, Series C, Series D, and Series E and common stock an amount equal to the Series F Original Issue Price of each share of Series F preferred stock then held by them, plus any declared but unpaid dividends on such shares. After such payments have been made, the holders of Series A, B, C, D and E preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock, and amount equal to their respective original issuance price, plus any declared but unpaid dividends. After payment has been made to the holders of the Preferred stock of their respective liquidation preferences, the holders of the Preferred stock and common stock are entitled to receive the remaining assets of the Company in proportion to the number of shares of common stock which would be held by each holder if all shares of Preferred stock were converted into common stock.

 Conversion

   Each share of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series I preferred stock are convertible, at the option of the holder into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 in the case of the Series I stock, $0.70 in the case of the Series H stock, and $0.36 in the case of Series A, Series B, Series C, Series D, Series E, Series F, and Series G preferred stock by the applicable Conversion Price. The Conversion Price are initially equal to $6.00 in the case of the Series I stock, $4.20 in the case of the Series H stock, and $2.16 in the case of Series A, Series B, Series C, Series D, Series E, Series F, and Series G preferred stock.

   Each share of Series A, Series B, Series C, Series D, Series E, Series F and Series G Preferred stock are automatically converted into shares of common stock at the then effective applicable conversion price, in the event of a public offering for a price greater than $6.00 per share at an aggregate offering price of not less than $10.0 million, or at the election of the holders of a majority of the outstanding shares of Preferred stock.

   Each share of Series H and Series I Preferred stock are automatically converted into shares of common stock at the then effective applicable conversion price, in the event of a public offering for a price greater than $8.40 per share at an aggregate offering price of not less than $20.0 million, or at the election of the holders of a majority of the outstanding shares of Preferred stock.

 Warrants

   In October 1995, in connection with an equipment lease agreement, the Company granted the lessor warrants to purchase 25,000 shares of Series B preferred stock at an exercise price equal to $1.00 per share. These warrants are exercisable through October 6, 2005. As of June 30, 2000, all of the warrants remain outstanding.

   In November 1995, in connection with a lease agreement for office space, the Company granted the lessor a warrant for 200,000 shares of the Company's Series B preferred stock at an exercise price of $1.00 per share, exercisable through May 31, 1996 and 25,000 shares of the Company's Series B preferred stock at an exercise

                             EVOLVE SOFTWARE, INC.

price of $1.00 per share, exercisable through January 1, 2001. As of June 30, 2000, 25,000 of these warrants remained outstanding, 75,000 were exercised in prior periods and 125,000 had expired.

   In February 1997, the Company granted an investor warrants to purchase 30,000 shares of Series E preferred stock at an exercise price of $2.00 per share, exercisable through February 2002. As of June 30, 2000, all of the warrants remain outstanding. The value of these warrants were not significant to the financial statements.

   In January 1998, in conjunction with the common stock repurchase, the Company granted a stockholder and outside director warrants to purchase 116,667 shares of common stock at $120.00 per share. The warrants vested ratably over a five year term, on the condition that the stockholder continue service to the Company as an employee, consultant, officer or director. The warrants were canceled during fiscal 1999. The value of the warrants are immaterial to the financial statements.

   In March and April 1997, in conjunction with the issuance of the 8.5% Senior Subordinated Convertible Notes, the Company issued warrants to purchase 211,250 shares of common stock to noteholders and warrants to purchase 10,600 shares of common stock to the managers of the offering. All of these warrants were to purchase the shares at the lesser of $12.00 per share or the conversion price. The value of these warrants was $903,000 and represented a discount to the face value of the debt. In December 1998, in conjunction with the conversion of the 8.5% Senior Subordinated Convertible Notes into Series F preferred stock at $0.6534 per share, the remaining unamortized discount of $285,000 was offset to equity and the common stock warrants were canceled. At the same time, the Company issued 16,633,169 shares of Series F preferred stock and $3.5 million of non-convertible promissory notes with interest at 8.5% per annum to holders of the notes, and a warrant to purchase 966,831 shares of Series F preferred stock to the managers of the offering. At June 30, 2000 all of these warrants were still outstanding.

   In November 1998, the Company granted seven investors warrants to purchase 5,536,363, 35,000, 70,000, 553,637, 70,000, 700,000 and 35,000 shares of Series
G preferred stock valued at $770,000 at a purchase price of $0.7143 per share. The warrants will terminate on the earlier of five years from the date of issuance or upon the initial public offering of the Company with gross proceeds from the offering of $10.0 million and per share price to the public of no less than $1.00 per share. During the year ended June 30, 2000, warrants for 6,965,000 shares of Series G preferred stock were exercised and 35,000 of the warrants remain outstanding.

   In December 1998, in connection with a Company's license and service agreement, the Company granted a licensee warrants to purchase 66,667 shares of the Company's common stock at an exercise price of $12.00 per share, exercisable upon the payment of $4.0 million in program license fees. The warrants will terminate on the earlier of five years from the date of issuance or upon the initial public offering of the Company. During the year ended June 30, 2000, all of the warrants for shares of common stock were exercised.

   In September 1999, the Company granted an investor warrants valued at $651,000 to purchase 233,333 shares of common stock at a purchase price of $2.16 per share. The warrants will terminate on the earlier of seven years from the date of issuance or upon the initial public offering of the Company. As of June 30, 2000, all warrants are outstanding.

   In all cases, the fair value of the warrants were estimated using the Black-Scholes option-pricing model. The estimates were made based on the full contractual terms of the warrants at their appropriate ranges of risk-free interest rates, expected volatility and expected lives, and a zero annual dividend yield.

                             EVOLVE SOFTWARE, INC.

9. Stock Options

   Under the terms of the 1995 Stock Option Plan (the "Plan"), eligible employees, directors and consultants can receive options to purchase shares of the Company's common stock at a price not less than 100% and 85% of the fair value on the grant date for incentive stock options and nonqualified stock options, respectively. The Company originally authorized 416,667 shares of common stock for issuance under the Plan. In January 2000, the Company increased the number of shares issuable under the Plan to 5,000,000. The options granted under the Plan are exercisable over a maximum term of ten years from the date of grant and generally vest over a four to five year period. Options are exercisable immediately but have a right of repurchase which generally lapses ratably over four to five years. In some instances, fully vested options are granted. Options granted under the Plan are subject to various restrictions as to resale and right of first refusal by the Company.

   A summary of the activity under the Plan is set forth below:

                                                   Outstanding Options
                                      ----------------------------------------------
                                                                            Weighted
                            Shares                 Exercise    Aggregate    Average
                          Available   Number of   Price per      Price      Exercise
                          for Grant     Shares      Share    (in thousands)  Price
                          ----------  ----------  ---------- -------------- --------
Balances, July 1, 1997..      97,621     442,141  $.30-$1.80    $   327      $ .74
Options granted.........    (251,033)    251,033  $.30-$1.80        452      $1.80
Options exercised.......         --     (108,372) $.30-$1.80        (98)     $ .90
Options canceled........     137,310    (137,310) $.30-$1.80       (160)     $1.16
                          ----------  ----------                -------
Balances, June 30,
 1998...................     (16,102)    447,492  $.30-$1.80        521      $1.16
Additional shares
 authorized.............   1,083,333         --          --         --         --
Options granted.........    (885,382)    885,382  $.30-$1.80        363      $ .42
Options exercised.......         --     (200,584) $.30-$1.80       (109)     $ .54
Options canceled........     204,144    (204,144) $.30-$1.80       (202)     $ .96
                          ----------  ----------                -------
Balances, June 30,
 1999...................     385,993     928,146  $.30-$1.80        573      $ .60
Additional shares
 authorized.............   3,333,333         --          --         --         --
Options granted.........  (3,471,353)  3,471,353  $.30-$7.50     13,466      $3.86
Options exercised.......         --   (1,919,596) $.30-$7.50     (3,917)     $1.92
Options canceled........     402,006    (402,006) $.30-$7.50       (540)     $1.38
                          ----------  ----------                -------
Balances, June 30,
 2000...................     649,979   2,077,897  $.30-$7.50    $ 9,582      $4.62
                          ==========  ==========                =======

   Options exercisable without the right of repurchase at June 30, 1998, 1999, and 2000 are 240,534, 280,692, and 2,074,564.

                             EVOLVE SOFTWARE, INC.

   The following tables summarize information with respect to stock options and warrants outstanding at June 30, 2000:

                                                              Options
                                                            Exercisable
                                                         Without the Right
                                 Outstanding Options       of Repurchase
                              -------------------------- ------------------
                                        Weighted Average
     Weighted Average          Number      Remaining     Number Exercisable Weighted Average
     Exercise Price           of Shares Contractual Life  at June 30, 2000   Exercise Price
     ----------------         --------- ---------------- ------------------ ----------------
       $ .30.................   131,106       7.11             56,493            $ .30
       $1.20.................   377,759       9.34             19,370            $1.20
       $1.50.................    35,167       9.58                --               --
       $1.80.................    25,879       7.50             15,366            $1.80
       $3.00.................   352,517       9.64              6,649            $3.00
       $6.00.................   502,107       9.97                --               --
       $7.50.................   653,362       9.95             18,716            $7.50
                              ---------                       -------
       $4.61................. 2,077,897       9.48            116,594            $1.96
                              =========                       =======

   The following information concerning the Company's stock option plan is provided in accordance with Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). The Company has continued to account for its plan in accordance with APB No. 25.

   The weighted average fair value per share of the options granted for the years ended June 30, 1998, 1999, and 2000 is $0.54, $0.10 and $1.32,
respectively. The fair value of each stock option is estimated on the date of grant using the minimum value option-pricing model with the following weighted average assumptions:

                                                                June 30,
                                                         -----------------------
                                                          1998    1999    2000
                                                         ------- ------- -------
   Risk-free interest rate..............................   6.00%   5.81%   6.25%
   Expected life........................................ 6 years 5 years 5 years
   Expected dividends...................................     --      --      --

   The following pro forma net loss information has been prepared following the provisions of SFAS 123.

                                                    For the Year Ended June
                                                              30,
                                                   ----------------------------
                                                     1998      1999      2000
                                                   --------  --------  --------
   Net loss:
     As reported.................................. $(10,582) $(11,471) $(69,374)
     Pro forma.................................... $(10,715) $(11,561) $(74,192)

   In connection with the granting of stock options and the sales of restricted stock to our employees and the granting of equity instruments to non-employees for services rendered, we recorded deferred stock-based charges totaling approximately $577,000 and $59.0 million as of June 30, 1999 and 2000. This amount represents the difference between the exercise or purchase price at which the stock options were granted or the restricted stock was issued, and the deemed fair value of our common stock for accounting purposes on the date of grant or issuance. This amount is included as a component of stockholders' equity and, in accordance with the method described in Financial Accounting Standards Board Interpretation No. 28, is being amortized on an accelerated basis by charges to operations over the vesting period of the options and restricted stock, which is generally four years. This resulted in an expense of $218,000 for the year ended June 30, 1999, and an expense of $18.6 million for the year ended June 30, 2000.

                             EVOLVE SOFTWARE, INC.

10. Related Party Transactions

   During the year ended June 30, 1998, the Company loaned two of its officers and directors an aggregate of $450,000. Each of the loans is due five years from the date of issuance, relates to the purchase of common stock of the Company, and are collateralized by the pledge of common stock of the Company. In addition, the loans may be prepaid in part or in full without notice or penalty, and are represented by a promissory note which bears interest at the Applicable Federal Rate at the date of issuance (ranging from 5.69% to 6.39% per annum). Interest on these notes is due on maturity.

   On January 1, 1998, in connection with the repurchase of common stock, the Company canceled a loan to an officer and director for $14,000 and forgave the related interest receivable of $3,514. In addition, the Company also issued a $96,243 note in exchange for these shares of common stock. The note bears interest of 7.75% per annum. In January 1999, the Company repaid the note and related interest of $7,459.

   On June 30, 1998, the Company loaned a stockholder, who is also an executive officer of the Company, $19,691. The loan was due on December 31, 1998 and was represented by a promissory note bearing interest of 7% per annum. Interest was due upon maturity of the note. The loan was repaid during fiscal 1999. On
March 9, 1999, June 30, 1999 and September 30, 1999, the Company issued additional loans to the stockholder for $20,000, $40,000 and $40,000, respectively, with interest bearing at a rate of 6% per annum. The principal and accrued interest are due on the earlier of June 30, 2001, thirty days after termination other than for death or disability, or one year after termination for death or disability. The loans are represented by two promissory notes and are collateralized by all shares of the Company's common stock held by the borrower.

   During the year ended June 30, 1999, the Company loaned seven of its officers and directors an aggregate of $780,025 under the Company's Restricted Stock Purchase agreements with the officers and directors. All of the loans relate to the purchase of common stock of the Company and are collateralized by the pledge of common stock of the Company. In addition, the loans may be prepaid in part or in full without notice or penalty, and are presented by promissory notes which bear interest ranging from 5% to 7%. The notes are due four to five years from date of issuance.

   On March 1, 1999, the Company loaned a former employee $24,003 pursuant to the terms of a severance agreement for the purposes of exercising the employee's stock options for 26,165 shares of common stock of the Company. The loan bears interest at a rate of 5% per annum and was repaid in full on December 16, 1999.

   During the year ended June 30, 1999, the Company exercised its right to repurchase 414,584 shares of common stock from two stockholders under the right to repurchase option of the Restricted Stock Purchase agreements entered into by the Company and the two stockholders. In connection with the repurchase of common stock, the Company canceled the related stockholder loans for an aggregate amount of $222,000.

   During the year ended June 30, 2000, the Company loaned seventeen of its officers, directors, employees, investors and vendors an aggregate of $5.7 million under the Company's Restricted Stock Purchase agreements. All of the loans relate to the purchase of common stock of the company collateralized by the pledge of common stock of the Company. In addition, the loans may be prepaid in part or in full without notice or penalty, and are represented by promissory notes which bear interest ranging from 6% to 7%. The notes are due three to five years from date of issuance.

   During the year ended June 30, 2000, the Company exercised its right to repurchase 924,306 shares of common stock from six stockholders under the right to repurchase option of the Restricted Stock Purchase agreements entered into by the Company and the six stockholders. In connection with the repurchase of common stock, the Company cancelled the related stockholder loans for an aggregate amount of $502,292.

                             EVOLVE SOFTWARE, INC.

11. Employee Savings Plan

   The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees of the Company are eligible to participate in the Savings Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

12. Subsequent Events (unaudited)

 Stock Split

   The Company plans to approve a 1 for 6 reverse split of its common stock, which will be effected upon the closing of the public offering. All common stock data and common stock option plan information has been restated to reflect the reverse split.

   In addition, the conversion prices of the Company's convertible preferred stock have also been adjusted to reflect the effect of the reverse split.

 Preferred Stock Financing and Beneficial Conversion Feature

   In July 2000, the Company issued approximately 12.0 million shares of Series I redeemable convertible preferred stock for proceeds of $12.0 million or $1 per share before adjustment for the Company's intended one-for-six reverse stock split. In conjunction with this financing the Company expects to incur an additional beneficial conversion feature dividend of up to approximately
$6.0 million, representing the difference between the deemed fair market value of common stock and the issuance price. The beneficial conversion charge will be recognized in the quarter ended September 30, 2000. Upon the closing of the Company's initial public offering, this preferred stock will convert into approximately 2.0 million shares of common stock.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of InfoWide, Inc.:

   We have audited the accompanying balance sheets of InfoWide, Inc. (a development stage company) (the "Company") as of December 31, 1998 and 1999, and the related statements of operations, shareholders' equity (deficit) and cash flows for the period from April 15, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 and for the period from April 15, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from April 15, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and for the period from April 15, 1998 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing and marketing automated information sharing services. As discussed in Note 1 to the financial statements, the Company's operating losses since inception, its negative working capital and shareholders' deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

San Jose, California
March 10, 2000

                                 INFOWIDE, INC
                         (A Development Stage Company)

                                 BALANCE SHEETS

                           December 31, 1998 and 1999
               (In thousands, except share and per share amounts)

                                                                1998    1999
                                                                -----  -------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................... $  98  $    21
  Accounts receivable..........................................   --        14
  Prepaid expenses and other assets............................    16        1
                                                                -----  -------
    Total current assets.......................................   114       36
PROPERTY AND EQUIPMENT, net....................................    88      148
DEPOSIT........................................................    60       41
                                                                -----  -------
    TOTAL...................................................... $ 262  $   225
                                                                =====  =======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accrued expenses............................................. $ --   $    92
  Notes payable to related parties.............................   --       390
                                                                -----  -------
    Total current liabilities..................................   --       482
                                                                -----  -------
DEPOSIT FROM RELATED PARTY.....................................    30       20

COMMITMENTS (Note 3)
SHAREHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock--Series A, par value: $0.0001 per share; 5,500,000 shares authorized; shares issued and
   outstanding: 3,923,079 in 1998 and 4,923,079 in 1999........   510      640
  Convertible preferred stock--Series B, par value: $0.0001 per share; 2,500,000 shares authorized; shares issued and
   outstanding: none in 1998 and 948,720 in 1999...               --       370
  Common stock--par value: $0.0001 per share; 18,000,000 shares authorized; shares issued and outstanding: 5,333,333 in 1998
   and 1999....................................................     9      496
  Deferred compensation........................................   --      (303)
  Deficit accumulated during the development stage.............  (287)  (1,480)
                                                                -----  -------
    Total shareholders' equity (deficit).......................   232     (277)
                                                                -----  -------
    TOTAL...................................................... $ 262  $   225
                                                                =====  =======

                       See notes to financial statements.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
                                 (In thousands)

                                      Period from                 Period from
                                     April 15, 1998              April 15, 1998
                                     (Inception) to  Year Ended  (Inception) to
                                      December 31,  December 31,  December 31,
                                          1998          1999          1999
                                     -------------- ------------ --------------
NET SALES...........................     $ --         $    26       $    26
COSTS AND EXPENSES:
  Cost of sales.....................       --              36            36
  General and administrative........        91            303           394
  Research and development..........       200            724           924
  Sales and marketing...............         1            152           153
                                         -----        -------       -------
    Total costs and expenses........       292          1,215         1,507
                                         -----        -------       -------
LOSS FROM OPERATIONS................      (292)        (1,189)       (1,481)
INTEREST INCOME (EXPENSE), Net......         5             (4)            1
                                         -----        -------       -------
NET LOSS............................     $(287)       $(1,193)      $(1,480)
                                         =====        =======       =======


                       See notes to financial statements.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

        Period from April 15, 1998 (Inception) through December 31, 1999
               (In thousands, except share and per share amounts)

                                              Series B
                              Series A      Convertible                               Deficit
                            Convertible      Preferred                              Accumulated
                          Preferred Stock      Stock        Common Stock   Deferred During the
                          ---------------- -------------- ---------------- Compen-  Development
                           Shares   Amount Shares  Amount  Shares   Amount  sation     Stage     Total
                          --------- ------ ------- ------ --------- ------ -------- ----------- -------
Issuance of common stock
 to founders for cash at
 $0.0014 per share in
 April 1998.............             $--            $--   5,333,333  $  8   $  --     $   --    $     8
Issuance of Series A
 preferred stock at
 $0.13 per share in May
 1998...................  3,923,079   510                                                           510
Issuance of stock
 options to
 consultants............                                                1                             1
Net loss................                                                                 (287)     (287)
                          ---------  ----  -------  ----  ---------  ----   ------    -------   -------
BALANCES, December 31,
 1998...................  3,923,079   510      --    --   5,333,333     9      --        (287)      232
Issuance of Series A
 preferred stock at
 $0.13 per share in
 March 1999.............  1,000,000   130                                                           130
Issuance of Series B
 preferred stock at
 $0.39 per share in May
 1999...................                   948,720   370                                            370
Issuance of stock
 options to
 consultants............                                              166                           166
Deferred compensation...                                              321     (321)                 --
Amortization of deferred
 stock compensation.....                                                        18                   18
Net loss................                                                               (1,193)   (1,193)
                          ---------  ----  -------  ----  ---------  ----   ------    -------   -------
BALANCES, December 31,
 1999...................  4,923,079  $640  948,720  $370  5,333,333  $496   $(303)    $(1,480)  $  (277)
                          =========  ====  =======  ====  =========  ====   ======    =======   =======


                       See notes to financial statements.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                   Period from
                                                                    April 15,
                                        Period from                    1998
                                       April 15, 1998     Year     (Inception)
                                       (Inception) to    Ended          to
                                        December 31,  December 31, December 31,
                                            1998          1999         1999
                                       -------------- ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.............................     $(287)       $(1,193)     $(1,480)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization.......         7             45           52
  Amortization of deferred
   compensation and noncash
   compensation to consultants........         1            184          185
  Changes in assets and liabilities:
   Prepaid expenses and other assets..       (16)            15           (1)
   Accounts receivable................       --             (14)         (14)
   Accrued expenses...................       --              92           92
   Deposit from related party.........        30            (10)          20
   Deposit............................       (60)            19          (41)
                                           -----        -------      -------
    Net cash used in operating
     activities.......................      (325)          (862)      (1,187)
                                           -----        -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment..       (95)          (105)        (200)
                                           -----        -------      -------
    Net cash used in investing
     activities.......................       (95)          (105)        (200)
                                           -----        -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of preferred stock..........       510            500        1,010
 Issuance of common stock.............         8            --             8
 Notes payable to related parties.....       --             390          390
                                           -----        -------      -------
    Net cash provided by financing
     activities.......................       518            890        1,408
                                           -----        -------      -------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..........................        98            (77)          21
CASH AND CASH EQUIVALENTS, beginning
 of period............................       --              98          --
                                           -----        -------      -------
CASH AND CASH EQUIVALENTS, end of
 period...............................     $  98        $    21      $    21
                                           =====        =======      =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION--
 Cash paid during the period for
  interest............................     $ --         $   --       $   --
                                           =====        =======      =======

                       See notes to financial statements.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

   Period From April 15, 1998 (Inception) To December 31, 1998 and Year Ended
                               December 31, 1999

1. Organization and Summary of Significant Accounting Policies

   Organization--InfoWide, Inc. (the "Company") was incorporated on April 15, 1998 under the laws of the state of Delaware. The Company has developed a web-hosted, rent on demand financial management package designed for professional services organizations. The Company is subject to the risks associated with a development stage enterprise, including the need to refine its product technology, extend its marketing and distribution channels and continue to raise financing.

   Commercial selling commenced from August 1999; as of December 31, 1999, the Company is considered to be a development stage enterprise because revenues through that date have not been significant. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's continuation as a going concern is dependent upon its ability to generate enough cash flow to meet its obligations on a timely basis, to comply with the terms of its financing agreements, and to attain successful operations. The Company's operating losses since inception, its negative working capital and shareholders' deficit raise substantial doubt about its ability to continue as a going concern. The Company plans to finance its operations with proceeds from the sale of equity securities and, ultimately, with revenues from product sales. In the event that the Company is unsuccessful in raising sufficient funding or there are other unexpected adverse developments affecting cash flow, the Company will have to significantly reduce its operating expenses or curtail operations.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents--The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. Cash and cash equivalents consist primarily of interest-bearing accounts and are regularly monitored by management.

   Property and Equipment--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over their respective useful lives of three to five years.

   Software Development Costs--The costs for the development of new software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed." Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

   Income Taxes--The Company accounts for income taxes using the asset and liability approach for financial reporting. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets recorded will not be recognized.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Stock-Based Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

   Comprehensive Income (Loss)--The Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. Comprehensive loss was the same as net loss for the period from April 15, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999.

   New Accounting Pronouncement--In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that entities recognize all derivatives as either assets or liabilities and measure those instruments at fair value. The Company is in the process of studying the impact of SFAS 133 on its financial position, results of operations and cash flows. The Company will adopt SFAS 133 in the first quarter of the year ending December 31, 2001.

2. Property and Equipment, Net

   Property and equipment at December 31, 1998 and 1999 consists of (in thousands):

                                                                     1998  1999
                                                                     ----  ----
     Computers and accessories...................................... $66   $101
     Furniture and equipment........................................   7     42
     Software.......................................................  22     34
     Telephones.....................................................  --     23
                                                                     ---   ----
                                                                      95    200
     Accumulated depreciation and amortization......................  (7)   (52)
                                                                     ---   ----
                                                                     $88   $148
                                                                     ===   ====

3. Lease Commitments

   The Company leases its office facilities under a noncancelable operating lease. Rent expense for the period from April 15, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 was $67,000 and $117,000, respectively.

   Future minimum lease commitments are as follows (in thousands):

     Year Ending
     December 31,
     ------------
      2000................................................................. $121
      2001.................................................................   51
                                                                            ----
        Total.............................................................. $172
                                                                            ====

   The Company also subleases part of its office space under a sublease agreement with an entity which is owned by three of the Company's preferred shareholders. This entity also made a deposit to the Company on the leased facility. Sublease income for the period from April 15, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 amounted to $31,000 and $58,000, respectively.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

4. Notes Payable to Related Parties

   Notes payable include $40,000 payable to a shareholder and $350,000 payable to an entity which is owned by three preferred shareholders of the Company. The notes bear interest at 6% per annum and are payable on demand. Also see Note 9.

5. Convertible Preferred Stock

   Significant terms of the Series A and Series B preferred stock are as follows:

  . Each share is convertible into one share of common stock at the holder's option, subject to adjustment for issuances of common stock, as defined. Each share of preferred stock shall automatically be converted into common stock upon closing of a public offering with gross proceeds to the Company of at least $7.5 million or on a date specified by written agreement of the holders of a majority of the then outstanding shares of preferred stock.

  . The holders of the Series A and Series B preferred stock are entitled to receive noncumulative dividends of $0.0078 and $0.0234, respectively, per share per annum, when and as declared by the Board of Directors. Dividends on preferred stock are payable prior and in preference to any dividends on common stock. No dividends have been declared or paid since inception.

  . Upon liquidation dissolution or winding up of the Company, the holders of Series A and Series B preferred stock will be entitled to receive an amount per share equal to (a) in the case of the Series A preferred stock, the sum of (i) $0.13 for each outstanding share of Series A preferred stock and (ii) an amount equal to declared but unpaid dividends on such shares, and (b) in the case of Series B preferred stock the sum of (i) $0.39 for each outstanding share of Series B preferred stock and
    (ii) an amount equal to declared but unpaid dividends on such shares.

  . The holders of the preferred stock have been granted a right of first offer with respect to future sales of the Company's shares as defined.

  . Each share has voting rights equivalent to the number of shares of common stock into which it is convertible.

6. Common Stock

   During the period ended December 31, 1998, the Company sold 5,333,333 shares of common stock to the founder of the Company, resulting in net proceeds of $8,000. 75% of all the shares are subject to the Company's option to repurchase the shares in the event the founder is terminated from the Company without cause. Such repurchase right expires ratably at 2.0833% of purchased shares after each month of continuous services. At December 31, 1999, 1,777,813 shares were subject to repurchase at a weighted average price of $0.014 per share.

7. Stock Option Plan

   Under the Company's 1999 Stock Option Plan (the "Plan"), the Company may grant options to purchase up to 3,000,000 shares of common stock to employees, directors and consultants. The options generally vest over a period of four years and expire no more than ten years from the date of grant. Generally, holders of the options may exercise shares prior to vesting under a restricted stock purchase agreement which allows the Company the option to repurchase any unvested shares from the holder upon the holder's termination. The Company's repurchase option terminates in accordance with the vesting schedule contained in the holder's original option agreement.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The Company grants fully vested options for common stock to nonemployees for services performed. During the period from April 15, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, the amount of stock-based compensation expense related to such options was $1,000 and $166,000, respectively.

   A summary of stock option activity is as follows:

                                                                      Weighted
                                                                      Average
                                                            Options   Exercise
                                                          Outstanding  Price
                                                          ----------- --------
   Balance, April 15, 1998...............................        --    $ --
   Granted (weighted average minimum value of $0.02 per
    share)...............................................    170,000   $0.02
                                                           ---------
   Balance, December 31, 1998............................    170,000
   Granted (weighted average minimum value of $0.42 per
    share)...............................................  1,180,000   $0.04
   Cancelled.............................................    (30,000)  $0.02
                                                           ---------   -----
   Balance, December 31, 1999............................  1,320,000   $0.04
                                                           =========   =====

   At December 31, 1999, 1,680,000 shares were available for future grants under the plan.

   Additional information regarding options outstanding as of December 31, 1999 is as follows:

                       Options Outstanding              Options Exercisable
               --------------------------------------  -----------------------
                               Weighted
                               Average      Weighted                 Weighted
   Range of                   Remaining     Average                  Average
   Exercise      Number      Contractual    Exercise     Number      Exercise
    Prices     Outstanding   Life (Years)    Price     Exercisable    Price
   --------    -----------   ------------   --------   -----------   --------
    $ 0.02        310,000        9.08        $0.02        310,000     $0.02
      0.04      1,010,000        9.80         0.04      1,010,000      0.04
                ---------                               ---------
                1,320,000        9.57         0.04      1,320,000      0.04
                =========                               =========

   During the year ended December 31, 1999, in connection with the grant of certain stock options, the Company recorded deferred stock compensation of $321,000, representing the difference between the exercise price of the options and the estimated fair value of the Company's common stock on the date of grant. Such amounts are being amortized over the vesting period of the related options, generally 48 months.

 Additional Stock Plan Information

   The Company accounts for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations.

   SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) requires the disclosure of pro forma net loss had the Company adopted the minimum value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affects the calculated values. The Company's calculations were made using the minimum value method with the following weighted average

                                INFOWIDE, INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

assumptions: expected life, five years; risk free interest rate, 5.5%; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock option awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $287,000 and $1,195,000 for the period from April 15, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, respectively.

   At December 31, 1999, the Company had reserved shares of common stock for future issuance as follows:

   Conversion of convertible preferred stock.......................... 5,871,799
   Issuance under stock option plan................................... 3,000,000
                                                                       ---------
     Total............................................................ 8,871,799
                                                                       =========

8. Income Taxes

   No income tax benefit was recorded during the period from April 15, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 due to the Company's net losses. At December 31, 1998 and 1999, the net deferred tax assets generated by net operating loss carryforwards totaling approximately $120,000 and $460,000, respectively, have been fully reserved due to the uncertainty surrounding the realization of such benefits.

   At December 31, 1999, the Company has net operating loss carryforwards of approximately $1,400,000 available to offset future federal and state taxable income.

   Federal and California tax rules impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change," as defined by the Internal Revenue Code. Any such ownership change could significantly limit the Company's ability to utilize its tax carryforwards.

9. Subsequent Events

   On January 15, 2000 the Company borrowed approximately $1,216,000 from a related entity (See Note 4) to finance its working capital needs. The borrowing carries interest at the rate of 5.74% and the principal and interest are to be repaid on August 1, 2000. In the event that another stock issuance occurs during the term of the borrowing, the related party has the right to convert the obligation into common stock under terms and conditions as defined in the secured note. The borrowing is secured by substantially all of the Company's assets.

   On March 9, 2000 the shareholders of the Company entered into an agreement and plan of reorganization with Evolve Software, Inc. to acquire the Company in a stock-for-stock transaction expected to be consummated in March 2000.

                                   * * * * *

                                 INFOWIDE, INC
                         (A Development Stage Company)

                                 BALANCE SHEETS

                                 March 31, 2000
               (In thousands, except share and per share amounts)
                                  (unaudited)

ASSETS

CURRENT ASSETS:
  Cash and cash equivalents........................................... $   291
  Accounts receivable.................................................      25
                                                                       -------
    Total current assets..............................................     316
PROPERTY AND EQUIPMENT, net...........................................     230
DEPOSIT...............................................................      41
                                                                       -------
    TOTAL............................................................. $   587
                                                                       =======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accrued expenses.................................................... $    72
                                                                       -------
    Total current liabilities.........................................      72
                                                                       -------
DEPOSIT FROM RELATED PARTY............................................      20
SHAREHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock--Series A, par value: $0.0001 per share;
   5,500,000 shares authorized; shares issued and outstanding: none...     --
  Convertible preferred stock--Series B, par value: $0.0001 per share;
   2,500,000 shares authorized; shares issued and outstanding: none...     --
  Common stock--par value: $0.0001 per share; 18,000,000 shares
   authorized; shares issued and outstanding: 13,689,882..............   2,767
  Deferred compensation...............................................    (283)
  Deficit accumulated during the development stage....................  (1,989)
                                                                       -------
    Total shareholders' equity (deficit)..............................     495
                                                                       -------
    TOTAL............................................................. $   587
                                                                       =======


                       See notes to financial statements.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
                                 (In thousands)
                                  (unaudited)

                                                                     Period from
                                                                      April 15,
                                                                        1998
                                                    Three Months     (Inception)
                                                   Ended March 31,       to
                                                   ----------------   March 31,
                                                    1999     2000       2000
                                                   -------  -------  -----------
NET SALES......................................... $   --   $    35    $    61
COSTS AND EXPENSES:
  Cost of sales...................................     --        22         58
  General and administrative......................      51      132        526
  Research and development........................     113      310      1,234
  Sales and marketing.............................     --        64        217
                                                   -------  -------    -------
    Total costs and expenses......................     164      528      2,035
                                                   -------  -------    -------
LOSS FROM OPERATIONS..............................    (164)    (493)    (1,974)
INTEREST INCOME (EXPENSE), net....................     --       (16)       (15)
                                                   -------  -------    -------
NET LOSS.......................................... $  (164) $  (509)   $(1,989)
                                                   =======  =======    =======


                       See notes to financial statements.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                Period from December 31, 1999 to March 31, 2000
               (In thousands, except share and per share amounts)
                                  (unaudited)

                              Series A           Series B                                    Deficit
                             Convertible        Convertible                                Accumulated
                           Preferred Stock    Preferred Stock     Common Stock    Deferred During the
                          ------------------  ----------------  ----------------- Compen-  Development
                            Shares    Amount   Shares   Amount    Shares   Amount  sation     Stage    Total
                          ----------  ------  --------  ------  ---------- ------ -------- ----------- ------
BALANCES, December 31,
 1999...................   4,923,079  $ 640    948,720  $ 370    5,333,333 $  496  $(303)    $(1,480)  $ (277)
Conversion of preferred
 stock to common stock..  (4,923,079)  (640)  (948,720)  (370)   5,871,799  1,010    --          --       --
Exercise of stock
 options for common
 stock, net of
 repurchases ...........                                         1,268,750     45                          45
Conversion of notes
 payable to common
 stock..................                                         1,216,000  1,216                       1,216
Amortization of deferred
 stock compensation.....                                                              20                   20
Net loss................                                                                        (509)    (509)
                          ----------  -----   --------  -----   ---------- ------  -----     -------   ------
BALANCES, March 31,
 2000...................         --   $ --         --   $ --    13,689,882 $2,767  $(283)    $(1,989)  $  495
                          ==========  =====   ========  =====   ========== ======  =====     =======   ======


                       See notes to financial statements.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)
                                  (unaudited)

                                                                   Period from
                                                                    April 15,
                                                  Three Months         1998
                                                Ended March 31,    (Inception)
                                                -----------------  to March 31,
                                                 1999      2000        2000
                                                -------  --------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss...................................... $  (164) $   (509)   $(1,989)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization................       6        23         75
  Amortization of deferred stock compensation..     --         20        205
  Changes in assets and liabilities:
   Prepaid expenses and other assets...........       6         1        --
   Accounts receivable.........................     --        (11)       (25)
   Accrued expenses............................      46       (20)        72
   Deposit from related party..................     --        --          20
   Deposit.....................................     --        --         (41)
                                                -------  --------    -------
    Net cash used in operating activities......    (106)     (496)    (1,683)
                                                -------  --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment...........     (44)     (105)      (305)
                                                -------  --------    -------
    Net cash used in investing activities......     (44)     (105)      (305)
                                                -------  --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable...................     --        866      1,256
 Payment of notes payable......................     --        (40)       (40)
 Issuance of common stock......................     --         45         53
 Issuance of preferred stock...................     --        --       1,010
 Issuance of loans payable.....................     110         0
                                                -------  --------    -------
    Net cash provided by financing activities..     110       871      2,279
                                                -------  --------    -------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...................................     (40)      270        291
CASH AND CASH EQUIVALENTS, beginning of
 period........................................      98        21        --
                                                -------  --------    -------
CASH AND CASH EQUIVALENTS, end of period....... $    58  $    291    $   291
                                                =======  ========    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION--
 Conversion of notes payable to common stock... $   --   $  1,216    $ 1,216
                                                =======  ========    =======


                       See notes to financial statements.

                                 INFOWIDE, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS
                                  (unaudited)

1. Organization and Summary of Significant Accounting Policies

   Organization--InfoWide, Inc. (the "Company") was incorporated on April 15, 1998 under the laws of the state of Delaware. The Company has developed a web-hosted, rent on demand financial management package designed for professional services organizations. The Company is subject to the risks associated with a development stage enterprise, including the need to refine its product technology, extend its marketing and distribution channels and continue to raise financing.

   Commercial selling commenced from August 1999; as of March 31, 2000, the Company is considered to be a development stage enterprise because revenues through that date have not been significant. On March 9, 2000, the Company agreed to be acquired by Evolve Software, Inc.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents--The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

   Property and Equipment--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over their respective useful lives of three to five years.

   Software Development Costs--The costs for the development of new software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed." Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

   Income Taxes--The Company accounts for income taxes using the asset and liability approach for financial reporting. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets recorded will not be recognized.

   Stock-Based Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

   Comprehensive Income (Loss)--The Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. Comprehensive loss was the same as net loss for the quarters ended March 31, 1999 and 2000.

                             EVOLVE SOFTWARE, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma combined financial information for Evolve Software, Inc, (the "Company") consists of the Unaudited Pro Forma Combined Statements of Operations for the year ended June 30, 1999 and the nine months ended March 31, 2000. This pro forma financial information gives effect to Evolve's acquisition of InfoWide, Inc. which was accounted for as a purchase.

   The definitive terms of the InfoWide acquisition were agreed to on March 9, 2000 and the acquisition was consummated on March 31, 2000. The stockholders of InfoWide received 1.7 million shares of Evolve common stock and 123,000 options to purchase shares of Evolve common stock. The unaudited pro forma combined statements of operations for the year ended June 30, 1999 and for the nine months ended March 31, 2000 give effect to the acquisition as if it had occurred on July 1, 1998 by consolidating the results of operations of InfoWide with the results of operations of Evolve.

   The unaudited pro forma combined statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results. The historical financial statements of the Company, and InfoWide are included elsewhere in this Prospectus and the unaudited pro forma combined financial information presented herein should be read in conjunction with those financial statements and related notes.

                             EVOLVE SOFTWARE, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                          Nine Months Ended March 31, 2000
                                       -----------------------------------------
                                        Evolve                         Pro Forma
                                       Software  InfoWide  Adjustments Combined
                                       --------  --------  ----------- ---------
Revenues.............................. $  5,596  $    61     $   --    $  5,657
Cost of revenues......................    2,890       58         --       2,948
                                       --------  -------     -------   --------
Gross margin (loss)...................    2,706        3         --       2,709
Operating expenses
  Research and development............    6,248      760         --       7,008
  Sales and marketing.................   12,082      205         --      12,287
  General and administrative..........    3,253      252         --       3,505
  In-process technology write-off.....    3,126      --       (3,126)       --
  Amortization of goodwill and other
   intangibles........................      --       --        7,674      7,674
  Stock-based charges.................   11,045      --          --      11,045
                                       --------  -------     -------   --------
    Total operating expenses..........   35,754    1,217       4,548     41,519
                                       --------  -------     -------   --------
Loss from operations..................  (33,048)  (1,214)     (4,548)   (38,810)
Interest income (expense), net........      486      (20)        --         466
                                       --------  -------     -------   --------
  Net loss............................ $(32,562) $(1,234)    $(4,548)  $(38,344)
                                       ========  =======     =======   ========
Net loss per share....................                                 $  (9.45)
                                                                       ========
Shares used in net loss per share
 calculation..........................                                    4,058
                                                                       ========

                                              Year Ended June 30, 1999
                                       ----------------------------------------
                                        Evolve                        Pro Forma
                                       Software  InfoWide Adjustments Combined
                                       --------  -------- ----------- ---------
Revenues.............................. $    517   $ --     $    --    $    517
Cost of revenues......................      635     --          --         635
                                       --------   -----    --------   --------
Gross margin (loss)...................     (118)    --          --        (118)
Operating expenses
  Research and development............    5,057     474         --       5,531
  Sales and marketing.................    3,876      12         --       3,888
  General and administrative..........    1,857     274         --       2,131
  Amortization of goodwill and other
   intangibles........................      --      --       10,232     10,232
  Stock-based charges.................      218     --          --         218
                                       --------   -----    --------   --------
    Total operating expenses..........   11,008     760      10,232     22,000
                                       --------   -----    --------   --------
Loss from operations..................  (11,126)   (760)    (10,232)   (22,118)
Interest income (expense), net........     (345)      5         --        (340)
                                       --------   -----    --------   --------
  Net loss............................ $(11,471)  $(755)   $(10,232)  $(22,458)
                                       ========   =====    ========   ========
Net loss per share....................                                $  (6.56)
                                                                      ========
Shares used in net loss per share
 calculation..........................                                   3,425
                                                                      ========

                             EVOLVE SOFTWARE, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   Note 1--Basis of Presentation: The pro forma combined financial information gives effect to Evolve's acquisition of InfoWide, which was consummated on March 31, 2000. The acquisition was accounted for as a purchase. InfoWide stockholders and option holders received an aggregate total of 1.8 million shares of Evolve common stock. The pro forma combined financial information has been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities based on estimates of their fair values. The Unaudited Pro Forma Combined Statement of Operations for the year ended June 30, 1999 and the nine months ended March 31, 2000 gives effect to the acquisitions as if they had taken place on July 1, 1998. The pro forma combined financial information is not necessarily indicative of what the actual financial results would have been had the transactions taken place on July 1, 1998 and do not purport to be indicative of the results of the future operations.

   Note 2--Purchase Price Allocation: The unaudited pro forma combined information reflects a total purchase price for the InfoWide acquisition of $33.0 million including the value of the Evolve shares issued upon the consummation of the InfoWide acquisition and transaction costs. The allocation of the purchase price using balances as of March 31, 2000 is summarized below:

   The allocation of the purchase price was based on the estimated fair value of the following items (in thousands):

   Assets less liabilities at the date of the acquisition.............. $   496
   Goodwill............................................................  22,581
   Developed technology................................................   5,877
   In-process technology...............................................   3,126
   Other intangibles...................................................     990
   Acquisition costs...................................................     (70)
                                                                        -------
                                                                        $33,000
                                                                        =======

   The amount allocated to the purchased in-process technology was determined based on an appraisal completed by an independent third party using established valuation techniques and was expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed. The products' percentages of completion ranged from 10% to 67%. The value of this in-process technology was determined by estimating the costs to develop the purchased in-process technology into a commercially viable product, estimating the resulting cash flows from the sale of the product resulting from the completion of the in-process technology and discounting the net cash flows back to their present value.

   Note 3--Unaudited Pro Forma Combined Net Loss Per Share: The net loss per share and shares used in computing the net loss per share for the year ended June 30, 1999 and the nine months ended March 31, 2000 are based upon the Evolve historical weighted average common shares outstanding together with the shares issued in the transaction as if such shares were issued July 1, 1998. Common stock issuable upon the conversion of convertible preferred stock and exercise of Evolve stock options and warrants has been excluded as the effect would be anti-dilutive.

   Note 4--Purchase Adjustments: The following adjustments were applied to the pro forma combined financial information: (A) To reflect amortization of the goodwill, purchased technology and other intangibles related to the InfoWide acquisition over the estimated useful lives of three years, as if the acquisition occurred on July 1, 1998. (B) To reflect the issuance of shares in the InfoWide acquisition and to record estimated transaction costs and other assets and liabilities at their fair values. The amount allocated to in-process research and development for the InfoWide acquisition has not been included in the unaudited pro forma combined statement of operations as it is nonrecurring. This amount was expensed in the period the acquisition was consummated.

[Description of Back Cover Graphic]

The top half of the page is occupied by the words: "Evolve. How professional services get connected." A short arrow point downwards to a large circle containing a screen shot of Evolve's Resource Manager application. The screen shot consists of four areas containing information about a hypothetical services project, data about a professional resource, a file list, and a list of resources with associated statistics. From this large circle a diagonal arrow points to a smaller black circle set against a light background in the bottom right-hand corner of the page. The smaller circle contains the Evolve logo.

                               [EVOLVE LOGO HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Evolve Software, Inc. in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee............................................. $   17,160
   NASD filing fee..................................................      7,000
   Nasdaq Stock Market's National Market listing fee................     95,000
   Printing and engraving costs.....................................    300,000
   Legal fees and expenses..........................................    600,000
   Accounting fees and expenses.....................................    500,000
   Blue Sky fees and expenses.......................................      5,000
   Transfer Agent and Registrar fees................................     50,000
   Miscellaneous expenses...........................................     25,840
                                                                     ----------
     Total.......................................................... $1,600,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article Ninth of the registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article 6 of the registrant's Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The registrant has entered into indemnification agreements with its directors, in addition to indemnification provided for in the registrant's Amended and Restated Bylaws, and intends to enter into indemnification agreements with any new directors in the future.

   The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for some liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the Registration Statement.

Item 15. Recent Sales of Unregistered Securities

   Since July 1, 1996, we have issued unregistered securities to a limited number of persons as described below (all share numbers and exercise prices in this Item 15 have been adjusted for our one for six stock split to become effective immediately prior to the effectiveness of this initial public offering.

  (a) On July 1, 1996, we sold an aggregate of 88,333 shares of our Series E Preferred Stock for $12.00 per share to a group of private investors for an aggregate purchase price of $1,060,000 which was paid in cash. We sold the shares to a total of 56 investors, all of whom the Registrant believes to be accredited investors, and we relied on Rule 506 of Regulation D for an exemption from registration.

  (b) From July 1, 1996 through May 31, 2000, we sold an aggregate of 1,804,372 shares of our common stock at exercise prices ranging from $0.30 to $7.50 per share to employees, consultants, directors and other service providers pursuant to our 1995 Stock Option Plan, as amended, some of which was paid in cash and some of which was paid via promissory notes. We relied on Rule 701 promulgated under the Securities Act of 1933 for an exemption from registration.

  (c) On February 5, 1997, we issued a warrant to purchase 5,000 shares of our Series E Preferred Stock at an exercise price of $12.00 per share to a commercial lender in partial consideration for a $1 million line of credit. We sold the warrant to one investor, which the Registrant believes to be an accredited investor, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (d) On March 13, 1997 and April 10, 1997, we issued 8.5% senior subordinated convertible promissory notes to various private investors in the aggregate amount of $12,675,000 in exchange for cash. Except for $3,500,000 million, which was restructured on December 15, 1998, as 8.5% nonconvertible debt due within thirty days of the effectiveness of this initial public offering, the principal (plus accrued interest of approximately $1,689,000) on these notes were converted into 2,772,195 shares of Series F Preferred Stock in conjunction with our Series G Preferred Stock Financing on November 25, 1998. We issued the notes to a total of 38 investors, all of whom the Registrant believes to be accredited investors, and we relied on Rule 506 of Regulation D for an exemption from registration.

  (e) On March 13, 1997 and April 10, 1997, in conjunction with the issuance of the 8.5% senior subordinated convertible promissory notes, we issued warrants to purchase 221,850 shares of our common stock at the lesser of $12.00 and the conversion price of the convertible debt financing. These warrants were cancelled in conjunction with our Series G Preferred Stock Financing on November 25, 1998. We issued these warrants to a total of 38 investors, all of whom the Registrant believes to be accredited investors, and we relied on Rule 506 of Regulation D for an exemption from registration.

  (f) On April 10, 1997, we issued a warrant to Index Securities, S.A., a private investor, to purchase $636,000 of conversion stock in consideration for financial consulting services. On November 25, 1998, the warrant was reissued to Index Securities, S.A. in conjunction with our sale of Series G Preferred Stock, as a warrant to purchase
      161,139 shares of our Series F Preferred Stock at an exercise price of $3.94 per share, for an aggregate purchase of $636,000. We issued the warrant to one investor, which the Registrant believes to be an accredited investor, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (g) In January 1998, we sold 150,000 shares of our common stock for $1.80 per share for an aggregate purchase price of $270,000, the payment of which was made via a promissory note. We sold the shares to one investor, which the Registrant believes to be an accredited investor, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (h) On October 16, 1998, we issued a $1,000,000 convertible promissory note to Sierra Ventures VI, L.P. in consideration for a $1,000,000 loan. On November 25, 1998 this note was converted into 466,667 shares of Series G Preferred Stock in conjunction with our Series G Preferred Stock Financing. We issued the note to one investor, which the Registrant believes to be an accredited investor, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (i) On November 25, 1998, and December 15, 1998, we sold an aggregate of 4,200,000 shares of our Series G Preferred Stock for $2.14 per share to Sierra Ventures VI, L.P. and certain of its affiliates, for an aggregate purchase price of $9,000,000 paid in cash. On November 25, 1998, in conjunction with our Series G Preferred Stock Financing, we issued warrants to Sierra Ventures VI, L.P. and various private investors to purchase 1,166,667 shares of our Series G Preferred Stock for $4.28 per share, for an aggregate purchase price of $5,000,000 paid in cash. We sold the shares to a total of seven investors, all of whom the Registrant believes to be accredited investors, and we relied on Rule 506 of Regulation D for an exemption from registration.

  (j) On December 15, 1998, we issued a warrant to Whittman-Hart, Inc. to purchase up to 66,667 shares of our common stock at an exercise price of $12.00 per share in connection with a commercial transaction. We issued the warrant to one investor, which the Registrant believes to be an accredited investor, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (k) In February 1999, we sold 1,091,750 shares of our common stock to certain officers for $0.30 per share, for an aggregate purchase price of $327,525, payment of which was made via promissory notes. We sold the shares to three investors, all of whom the Registrant believes to be accredited investors, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (l) On September 14, 1999, in consideration for the settlement of a dispute regarding a prior transaction, we issued a warrant to an investor to purchase 233,333 shares of our common stock for $2.16 per share for an aggregate purchase price of $500,000. We issued the warrant to one investor, which the Registrant believes to be an accredited investor, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (m) On September 28, 1999, and December 3, 1999, we sold an aggregate of 5,952,382 shares of our Series H Preferred Stock for $4.20 per share to a group of private investors for an aggregate purchase price of $25,000,000 paid in cash. We sold the shares to a total of 24 investors, all of whom the Registrant believes to be accredited investors, and we relied on Rule 506 of Regulation D for an exemption from registration.

  (n) In October 1999, we sold 333,333 shares of our common stock to an entity controlled by one of our directors for $0.30 per share, for an aggregate purchase price of $100,000, payment of which was made via a promissory note. We sold the shares to one investor, which the Registrant believes to be an accredited investor, and we relied on
      Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (o) In November 1999, we sold 83,333 shares of our common stock to an investor for $1.20 per share, for an aggregate purchase price of $100,000, payment of which was made via a promissory note. We sold the shares to one investor, which the Registrant believes to be an accredited investor, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (p) In November 1999, we sold 83,333 shares of our common stock to one of our directors for $1.20 per share, for an aggregate purchase price of $100,000, payment of which was made via a promissory note. We sold the shares to one investor, which the Registrant believes to be an accredited investor, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (q) In November 1999, we sold 1,900,000 shares of our common stock to certain officers for $1.20 per share, for an aggregate purchase price of $2,280,000, payment of which was made via promissory notes. We sold the shares to six investors, all of whom the Registrant believes to be accredited investors, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (r) In February 2000, we sold 395,833 shares of our common stock to certain officers for $3.00 per share, for an aggregate purchase price of $1,187,500, payment of which was made via promissory notes. We sold the shares to four investors, all of whom the Registrant believes to be accredited investors, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (s) In February 2000, we sold 83,333 shares of our common stock to a director for $3.00 per share, for an aggregate purchase price of $250,000, payment of which was made via a promissory note. We sold the shares to one investor, which the Registrant believes to be an accredited investor, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (t) In March 2000, we sold 250,000 shares of our common stock to an officer for $6.00 per share, for an aggregate purchase price of $1,500,000, payment of which was made via a promissory note. We sold the shares to one investor, which the Registrant believes to be an accredited investor, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

  (u) In June 2000 and July 2000, we sold an aggregate of 5,000,000 shares of Series I Preferred Stock for $6.00 per share to a group of private investors for an aggregate purchase price of $30,000,000, which was paid in cash. We sold the shares to a total of seven investors, all of whom the Registrant believes to be accredited investors, and we relied on Rule 506 of Regulation D for an exemption from registration.

  (v) In July 2000, we sold an aggregate of 291,667 shares of our common stock to certain officers for $4.50 per share, for an aggregate purchase price of $1,312,502, payment of which was made via promissory notes. We sold the shares to four investors, all of whom the Registrant believes to be accredited investors, and we relied on Section 4(2) of the Securities Act of 1933 for an exemption from registration.

   For additional information concerning these equity investment transactions, reference is made to the information contained under the captions "Certain Relationships and Related Transactions" and "Management--Change of Control, Severance and Employee Arrangements" in the form of prospectus included herein.

   The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation, or in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Evolve or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

 (a)Exhibits

 Exhibit
 Number
 -------
  1.1+   Form of Underwriting Agreement

  3.1+   Amended and Restated Certificate of Incorporation of the Registrant

  3.2+   Form of Amended and Restated Certificate of Incorporation of
         Registrant to be adopted upon completion of this offering

  3.3+   Bylaws of the Registrant

  4.1+   Form of stock certificates

  5.1+   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 10.1+ Form of Indemnification Agreement between the Registrant and each of its directors

 10.2+   Paradigm Technologies License Agreement

 10.3+   Office Building Lease, 615 Battery Street, San Francisco, CA

 10.4+   Office Building Lease, 1400  65th Street, Emeryville, CA

 10.5+   1995 Stock Option Plan, as amended

 10.6+   2000 Stock Plan

 10.7+   2000 Employee Stock Purchase Plan

 10.8+   Employment Offer Letter for John P. Bantleman

 10.9+   Employment Offer Letter for James J. Bozzini

 10.10+  Employment Offer Letter for Douglas S. Sinclair

 10.11+  Employment Offer Letter for Marc C. Ferrie

 10.12+  Employment Offer Letter for Mark L. Davis

 10.13+  Employment Offer Letter for Kurt M. Heikkinen


 Exhibit
 Number
 -------
 10.14+  Employment Offer Letter for Jeff A. McClure

 10.15+  Employment Offer Letter for Anil K. Gupta

 10.16+  Restricted Stock Purchase Agreements for John P. Bantleman dated
         January 1998, February 1999 and November 1999

 10.17+  Restricted Stock Purchase Agreement for James J. Bozzini dated
         November 1999

 10.18+  Restricted Stock Purchase Agreements for Douglas S. Sinclair dated
         March 2000 and July 2000

 10.19+  Restricted Stock Purchase Agreements for Marc C. Ferrie dated February
         1999, November 1999 and July 2000

 10.20+  Restricted Stock Purchase Agreement for Mark L. Davis dated November
         1999

 10.21+  Restricted Stock Purchase Agreements for J. Russell DeLeon dated May
         1995, February 1999, November 1999 and February 2000

 10.22+  Restricted Stock Purchase Agreements for Kurt M. Heikkinen dated
         November 1999, February 2000 and July 2000

 10.23+  Restricted Stock Purchase Agreement for Jeff A. McClure dated February
         2000

 10.24+  Restricted Stock Purchase Agreements for Anil K. Gupta dated February
         2000 and July 2000

 10.25+ Agreement that provides acceleration for vesting for Jeff A. McClure dated March 2000

 10.26+ Agreement that provides acceleration for vesting for Marc C. Ferrie dated February 1999

 10.27+ Agreement that provides acceleration for vesting for J. Russell DeLeon dated February 1999

 10.28+ Agreement that provides acceleration for vesting for John P. Bantleman dated February 1999

 10.29+ Amended and Restated Stockholder Rights Agreement among certain investors dated June 2000

 10.30+  Employment Offer Letter for Joseph A. Fuca

 21.1+   List of Subsidiaries of the Registrant

 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

 23.2    Consent of Deloitte & Touche LLP, Independent Accountants

 23.3+   Consent of Counsel (see Exhibit 5.1)

 24.1+   Power of Attorney (see page II-6)

 27.1+   Financial Data Schedule


--------
* To be filed by amendment.

+ Previously filed.

 (b)Financial Statement Schedules

   No financial statement schedules have been included because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this

Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 8th day of August, 2000.

                                          Evolve Software, Inc.

                                          By:    /s/ John P. Bantleman
                                             ----------------------------------
                                                     John P. Bantleman
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

               Signature                         Title                  Date
               ---------                         -----                  ----

       /s/ John P. Bantleman           President and Chief        August 8, 2000
 ____________________________________   Executive Officer
          John P. Bantleman             (Principal Executive
                                        Officer)

      /s/ Douglas S. Sinclair          Chief Financial Officer,   August 8, 2000
 ____________________________________   Corporate Secretary,
         Douglas S. Sinclair            Treasurer (Principal
                                        Financial Officer)

      /s/ Kenneth J. Bozzini           Director of Finance,       August 8, 2000
 ____________________________________   Corporate
          Kenneth J. Bozzini            Controller (Principal
                                        Accounting Officer)

       /s/ Jeffrey M. Drazan*          Director                   August 8, 2000
 ____________________________________
          Jeffrey M. Drazan

      /s/ Judith H. Hamilton*          Director                   August 8, 2000
 ____________________________________
          Judith H. Hamilton

        /s/ John R. Oltman*            Director, Chairman of      August 8, 2000
 ____________________________________   the Board
            John R. Oltman

                                       Director                   August 8, 2000
 ____________________________________
            Paul Rochester

 *By: /s/ John P. Bantleman                                       August 8, 2000
     ________________________________
       Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number
 -------
  1.1+   Form of Underwriting Agreement

  3.1+   Amended and Restated Certificate of Incorporation of the Registrant

  3.2+   Form of Amended and Restated Certificate of Incorporation of
         Registrant to be adopted upon completion of this offering

  3.3+   Bylaws of the Registrant

  4.1+   Form of stock certificates

  5.1+   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 10.1+ Form of Indemnification Agreement between the Registrant and each of its directors

 10.2+   Paradigm Technologies License Agreement

 10.3+   Office Building Lease, 615 Battery Street, San Francisco, CA

 10.4+   Office Building Lease, 1400  65th Street, Emeryville, CA

 10.5+   1995 Stock Option Plan, as amended

 10.6+   2000 Stock Plan

 10.7+   2000 Employee Stock Purchase Plan

 10.8+   Employment Offer Letter for John P. Bantleman

 10.9+   Employment Offer Letter for James J. Bozzini

 10.10+  Employment Offer Letter for Douglas S. Sinclair

 10.11+  Employment Offer Letter for Marc C. Ferrie

 10.12+  Employment Offer Letter for Mark L. Davis

 10.13+  Employment Offer Letter for Kurt M. Heikkinen

 10.14+  Employment Offer Letter for Jeff A. McClure

 10.15+  Employment Offer Letter for Anil K. Gupta

 10.16+  Restricted Stock Purchase Agreements for John P. Bantleman dated
         January 1998, February 1999 and November 1999

 10.17+  Restricted Stock Purchase Agreement for James J. Bozzini dated
         November 1999

 10.18+  Restricted Stock Purchase Agreements for Douglas S. Sinclair dated
         March 2000 and July 2000

 10.19+  Restricted Stock Purchase Agreements for Marc C. Ferrie dated February
         1999, November 1999 and July 2000

 10.20+  Restricted Stock Purchase Agreement for Mark L. Davis dated November
         1999

 10.21+  Restricted Stock Purchase Agreements for J. Russell DeLeon dated May
         1995, February 1999, November 1999 and February 2000

 10.22+  Restricted Stock Purchase Agreements for Kurt M. Heikkinen dated
         November 1999, February 2000 and July 2000

 10.23+  Restricted Stock Purchase Agreement for Jeff A. McClure dated February
         2000

 10.24+  Restricted Stock Purchase Agreements for Anil K. Gupta dated February
         2000 and July 2000

 10.25+ Agreement that provides acceleration for vesting for Jeff A. McClure dated March 2000

 10.26+ Agreement that provides acceleration for vesting for Marc C. Ferrie dated February 1999

 10.27+ Agreement that provides acceleration for vesting for J. Russell DeLeon dated February 1999

 10.28+ Agreement that provides acceleration for vesting for John P. Bantleman dated February 1999

 Exhibit
 Number
 -------

 10.29+ Amended and Restated Stockholder Rights Agreement among certain investors dated June 2000

 10.30+  Employment Offer Letter for Joseph A. Fuca

 21.1+   List of Subsidiaries of the Registrant

 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

 23.2    Consent of Deloitte & Touche LLP, Independent Accountants

 23.3+   Consent of Counsel (see Exhibit 5.1)

 24.1+   Power of Attorney (see page II-6)

 27.1+   Financial Data Schedule


--------
* To be filed by amendment.

+ Previously filed.